                                                                   Exhibit 10.33

                                   CREDIT AGREEMENT

                              Dated as of April 18, 1996

                                        Among

                                THRIFTY PAYLESS, INC.

                                     AS BORROWER

                                         and

                               THE LENDERS NAMED HEREIN

                                AS THE INITIAL LENDERS

                                         and

                                  CITICORP USA, INC.

                               AS ADMINISTRATIVE AGENT

                                         and

                                BANKERS TRUST COMPANY

                                 AS SYNDICATION AGENT

                           T A B L E  O F  C O N T E N T S


Section                                                                   Page
- -------                                                                    ----

                                      ARTICLE I

                           DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms . . . . . . . . . . . . . . . . . . .    2
SECTION 1.02.  Computation of Time Periods . . . . . . . . . . . . . . . .   44
SECTION 1.03.  Accounting Terms. . . . . . . . . . . . . . . . . . . . . .   44


                                      ARTICLE II

                          AMOUNTS AND TERMS OF THE ADVANCES
                              AND THE LETTERS OF CREDIT

SECTION 2.01.  The Advances. . . . . . . . . . . . . . . . . . . . . . . .   45
SECTION 2.02.  Making the Advances.. . . . . . . . . . . . . . . . . . . .   47
SECTION 2.03.  Repayment.. . . . . . . . . . . . . . . . . . . . . . . . .   50
SECTION 2.04.  Reduction of the Commitments. . . . . . . . . . . . . . . .   50
SECTION 2.05.  Prepayments . . . . . . . . . . . . . . . . . . . . . . . .   51
SECTION 2.06.  Interest. . . . . . . . . . . . . . . . . . . . . . . . . .   57
SECTION 2.07.  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
SECTION 2.08.  Conversion of Advances. . . . . . . . . . . . . . . . . . .   58
SECTION 2.09.  Increased Costs, Etc. . . . . . . . . . . . . . . . . . . .   59
SECTION 2.10.  Payments and Computations . . . . . . . . . . . . . . . . .   61
SECTION 2.11.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
SECTION 2.12.  Sharing of Payments, Etc. . . . . . . . . . . . . . . . . .   64
SECTION 2.13.  Letters of Credit . . . . . . . . . . . . . . . . . . . . .   65
SECTION 2.14.  Use of Proceeds and Use of Letters of Credit. . . . . . . .   70
SECTION 2.15.  Defaulting Lenders. . . . . . . . . . . . . . . . . . . . .   71


                                     ARTICLE III

                                CONDITIONS OF LENDING

SECTION 3.01.  Conditions to Initial Borrowing and Initial Issuance. . . .   74
SECTION 3.02.  Conditions Precedent to Each Borrowing, Issuance and
               Renewal . . . . . . . . . . . . . . . . . . . . . . . . . .   82
SECTION 3.03.  Determinations Under Section 3.01 . . . . . . . . . . . . .   83

                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES

Section                                                                    Page
- -------                                                                    ----
SECTION 4.01.  Representations and Warranties of the Borrower. . . . . . .   83


                                      ARTICLE V

                              COVENANTS OF THE BORROWER

SECTION 5.01.  Affirmative Covenants . . . . . . . . . . . . . . . . . . .   93
SECTION 5.02.  Negative Covenants. . . . . . . . . . . . . . . . . . . . .  104
SECTION 5.03.  Reporting Requirements. . . . . . . . . . . . . . . . . . .  120


                                      ARTICLE VI

                                  EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.. . . . . . . . . . . . . . . . . . . . .  128
SECTION 6.02.  Actions in Respect of the Letters of Credit Upon Default. .  132

                                     ARTICLE VII

                               THE ADMINISTRATIVE AGENT

SECTION 7.01.  Authorization and Action. . . . . . . . . . . . . . . . . .  132
SECTION 7.02.  Administrative Agent's Reliance, Etc. . . . . . . . . . . .  133
SECTION 7.03.  CUSA and Bankers and Affiliates.. . . . . . . . . . . . . .  134
SECTION 7.04.  Lender Credit Decision. . . . . . . . . . . . . . . . . . .  134
SECTION 7.05.  Indemnification.. . . . . . . . . . . . . . . . . . . . . .  134
SECTION 7.06.  Successor Administrative Agent. . . . . . . . . . . . . . .  135

                                     ARTICLE VIII

                                    MISCELLANEOUS

SECTION 8.01.  Amendments, Etc.. . . . . . . . . . . . . . . . . . . . . .  136
SECTION 8.02.  Notices, Etc. . . . . . . . . . . . . . . . . . . . . . . .  137
SECTION 8.03.  No Waiver; Remedies.. . . . . . . . . . . . . . . . . . . .  138

Section                                                                    Page
- -------                                                                    ----
SECTION 8.04.  Costs and Expenses. . . . . . . . . . . . . . . . . . . . .  138
SECTION 8.05.  Right of Set-off. . . . . . . . . . . . . . . . . . . . . .  140
SECTION 8.06.  Binding Effect. . . . . . . . . . . . . . . . . . . . . . .  140
SECTION 8.07.  Assignments and Participations. . . . . . . . . . . . . . .  141
SECTION 8.08.  No Liability of the Issuing Banks.. . . . . . . . . . . . .  144
SECTION 8.09.  Release of Collateral.. . . . . . . . . . . . . . . . . . .  144
SECTION 8.10.  Execution in Counterparts.. . . . . . . . . . . . . . . . .  145
SECTION 8.11.  Governing Law.. . . . . . . . . . . . . . . . . . . . . . .  145
SECTION 8.12.  Jurisdiction, Etc.. . . . . . . . . . . . . . . . . . . . .  145
SECTION 8.13.  Senior Debt . . . . . . . . . . . . . . . . . . . . . . . .  146
SECTION 8.14.  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . .  146

Schedules:

Schedule I             -    Commitments and Applicable Offices

Schedule 2.03(a)       -    Term Loan Amortization

Schedule 2.13(e)       -    Existing Letters of Credit

Schedule 3.01(c)       -    Surviving Debt; Third Party Guaranties

Schedule 3.01(e)       -    Disclosed Litigation

Schedule 3.01(f)       -    Conflicts with Material Agreements

Schedule 3.01(k)(ix)   -    Closing Date Mortgages

Schedule 3.01(k)(xxiv) -    Local Counsel

Schedule 4.01(b)       -    Subsidiaries, Etc.

Schedule 4.01(p)       -    Plans, Multiemployer Plans and Welfare Plans

Schedule 4.01(w)       -    Environmental Laws Disclosure

Schedule 4.01(x)       -    Environmental Disclosure

Schedule 4.01(y)       -    CERCLA/Underground Storage Tanks

Schedule 4.01(aa)      -    Tax Returns

Schedule 4.01(bb)      -    Open Years

Schedule 4.01(cc)      -    Federal Tax Liability Adjustments

Schedule 4.01(dd)      -    State, Local and Foreign Tax Liability Adjustments

Schedule 4.01(gg)      -    Existing Debt

Schedule 4.01(ii)      -    Real Property

Schedule 4.01(jj)      -    Leased Property

Schedule 4.01(kk)      -    Investments

Schedule 4.01(ll)      -    Intellectual Property

Schedule 4.01(mm)      -    Minor Subsidiaries

Schedule 5.01(w)       -    Insured Mortgages

Schedule 5.02(a)       -    Existing Liens

Schedule 5.02(e)       -    Scheduled Assets


 Exhibits:

Exhibit A-1            -    Form of Term Loan Note

Exhibit A-2            -    Form of Working Capital Note

Exhibit A-3            -    Form of Swing Line Note

Exhibit B              -    Form of Notice of Borrowing

Exhibit C-1            -    Form of Assignment and Acceptance

Exhibit C-2            -    Form of Acknowledgment and Acceptance

Exhibit D              -    Form of Security Agreement

Exhibit E              -    Form of Trademark, Copyright and License Security
                            Agreement

Exhibit F              -    Form of TPH Guaranty

Exhibit G              -    Form of Subsidiary Guaranty

Exhibit H              -    Form of Solvency Certificate

Exhibit I-1            -    Form of Opinion of Counsel for the Loan Parties

Exhibit I-2            -    Form of Opinion of Special New York Counsel to the
                            Loan Parties

Exhibit I-3            -    Form of Opinion of In-House Legal Counsel to the
                            Loan Parties

Exhibit I-4            -    Form of Opinion of Special California Liquor Law
                            Counsel

Exhibit J              -    Form of Confidentiality Agreement

 AMORTIZATION SCHEDULE                                          SCHEDULE 2.3(a)

                   Quarter-end      Amortization
                   -----------      ------------
                       9/30/96         6,250,000
                      12/31/96         6,250,000
                       3/31/97         6,250,000
                       6/30/97         6,250,000
                       9/30/97         6,250,000
                      12/31/97         6,250,000
                       3/31/98         6,250,000
                       6/30/98         6,250,000
                       9/30/98         7,500,000
                      12/31/98         7,500,000
                       3/31/99         7,500,000
                       6/30/99         7,500,000
                       9/30/99         8,750,000
                      12/31/99         8.750,000
                       3/31/00         8,750,000
                       6/30/00         8,750,000
                       9/30/00        10,000,000
                      12/31/00        10,000,000
                       3/31/01        10,000,000
                       6/30/01        10,000,000
                       9/30/01        11,250,000
                      12/31/01        11,250,000
                       3/31/02        11,250,000
                       6/30/02        11,250,000
                       9/30/02        12,500,000
                      12/31/02        37,500,000
                      --------        ----------
                      --------        ----------
                        Total        250,000,000

                                   CREDIT AGREEMENT


          CREDIT AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, this "AGREEMENT") dated as of April 18, 1996 among
(a) THRIFTY PAYLESS, INC., a California corporation (the "BORROWER"), (b) the banks, financial institutions and other institutional lenders (collectively, the "INITIAL LENDERS") listed on the signature pages hereof, (c) CITICORP USA, INC. ("CUSA"), as administrative agent (together with any successor appointed pursuant to Article VII, the "ADMINISTRATIVE AGENT") for the Lenders (as hereinafter defined), and (d) BANKERS TRUST COMPANY ("BANKERS"), as syndication agent (the "SYNDICATION AGENT").

PRELIMINARY STATEMENTS:

          (1) The Borrower is a direct, wholly-owned Subsidiary (as hereinafter defined) of Thrifty PayLess Holdings, Inc., a Delaware corporation ("TPH").

          (2) TPH and the Borrower desire to implement a recapitalization plan, pursuant to which:

               (a) TPH will issue new common stock in a public offering for gross cash proceeds of not less than $340 million (the "EQUITY ISSUANCE");

               (b) TPH will redeem (with the proceeds of the Equity Issuance) approximately $174.7 million in face principal amount of its outstanding TPH Notes (as hereinafter defined) plus interest accruing from and after April 15, 1996 (the "TPH NOTE REDEMPTION"), will offer to purchase (with the proceeds of the Equity Issuance) the remaining outstanding TPH Notes in the approximate face principal amount of $13.1 million at a price not to exceed par plus accrued interest (the "TPH NOTE TENDER OFFER"), and may elect to purchase or otherwise Defease (as hereinafter defined) any TPH Notes that are not redeemed or purchased pursuant to the TPH Note Redemption and the TPH Note Tender Offer (any such purchase or other Defeasance prior to the Commitment Reduction Date (as hereinafter defined) being referred to herein as the "TPH NOTE DEFEASANCE");

               (c) TPH will make a Capital Contribution (as hereinafter defined) to the Borrower in an amount equal to the difference between the net proceeds of the Equity Issuance and the aggregate amount paid by TPH in connection with the TPH Note Redemption, the TPH Note Tender Offer and the TPH Note Defeasance;

               (d) the Borrower will redeem (with the proceeds of the Capital Contribution) up to $105 million in principal amount of its Subordinated Notes (as hereinafter defined) for cash in an aggregate amount not to exceed 110% of the principal amount so redeemed plus accrued interest (the "TPI SUBORDINATED NOTE REDEMPTION");

               (e) the Borrower will offer to purchase any and all of the Borrower's outstanding Senior Unsecured Notes (as hereinafter defined) in the principal amount of $250 million and shall purchase all such Senior Unsecured Notes tendered in connection therewith at a price not to exceed the applicable Maximum Price (the "TPI SENIOR NOTE TENDER OFFER"), and may elect to purchase or otherwise Defease any such Senior Unsecured Notes that are not purchased pursuant to the TPI Senior Note Tender Offer (any such purchase or other Defeasance prior to the Commitment Reduction Date being referred to herein as the "TPI SENIOR NOTE DEFEASANCE"); and

               (f) the Borrower will repay in full all obligations, and terminate all commitments, under its Credit Agreement dated as of April 20, 1994, as amended (said Credit Agreement being the "EXISTING CREDIT AGREEMENT", and the refinancing thereof, together with the Equity Issuance, the TPH Note Redemption, the TPH Note Tender Offer, the TPH Note Defeasance, the Capital Contribution, the TPI Subordinated Note Redemption, the TPI Senior Note Tender Offer and the TPI Senior Note Defeasance, and the other transactions contemplated in connection therewith, being referred to herein as the "RECAPITALIZATION").

          (3) The Borrower has requested that the Lenders extend credit to the Borrower up to $1,000,000,000 in principal amount at any time outstanding in order to finance the TPI Senior Note Tender Offer and the TPI Senior Note Defeasance and refinance the Existing Credit Agreement, pay transaction fees and expenses, and provide funds and letters of credit for the working capital and other corporate purposes of the Borrower and its Subsidiaries. The Lenders have indicated their willingness to agree to extend credit in such amount on the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                      ARTICLE I

                           DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ACKNOWLEDGMENT AND ACCEPTANCE" means an acknowledgment and acceptance executed by the Designated Issuer of any Working Capital Lender,
and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C-2 hereto.

          "ACQUISITION" means the acquisition by TPH and the Borrower, in April 1994, of all of the capital stock of PayLess pursuant to the Purchase Agreement.

          "ADMINISTRATIVE AGENT" has the meaning specified in the recital of parties to this Agreement.

          "ADMINISTRATIVE AGENT'S ACCOUNT" means the account of the Administrative Agent maintained by the Administrative Agent with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 3885-8061, ABA No. 021000089, Attention: Greg Williams, Re: Citibank Concentration Account/Thrifty PayLess, Inc.

          "ADVANCE" means a Term Loan Advance, a Working Capital Advance, a Swing Line Advance or a Letter of Credit Advance.

          "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "AGREEMENT" has the meaning specified in the recital of parties to this Agreement.

          "ANNUAL FORECASTS" has the meaning specified in Section 5.03(e).

          "APPLICABLE LENDING OFFICE" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

          "APPLICABLE MARGIN" means, as of any date, a percentage per annum determined by reference to either (i) the Senior Unsecured Debt Rating of either S&P or Moody's in effect on such date or (ii) the Interest Coverage Ratio, in each case as set forth below, whichever is more favorable to the
     Borrower:


- ----------------------------------------------------------------------------------------------------
Basis            Level I           Level II                Level III       Level IV       Level V
for
Pricing
- ----------------------------------------------------------------------------------------------------
Interest     greater than or     less than 4.0:1.0    less than 3.5:1.0    less than     less than
Coverage     equal to 4.0:1.0   but greater than or   but greater than    3.0:1.0 but     2.5:1.0
Ratio                            equal to 3.5:1.0        or equal to      greater than
                                                           3.0:1.0        or equal to
                                                                            2.5:1.0

Senior            BBB               BBB-                    BB+              BB           below BB
Unsecured
Debt Rating
by S&P

Senior           Baa2               Baa3                    Ba1              Ba2          below Ba2
Unsecured
Debt Rating
by Moody's

Applicable       0                   0                       0               25              50
Margin
for Base
Rate
Advances(1)

Applicable       50                 75                      100             125              150
Margin
for
Eurodollar
Rate
Advances (1)


(1) EXPRESSED AS BASIS POINTS PER ANNUM.

    Notwithstanding the foregoing, (i) the Applicable Margin shall be as set forth for Level V for the period from the Closing Date to September 30, 1996, (ii) to the extent that the Applicable Margin at any date of determination is based on the Interest Coverage Ratio then in effect, no change in the Applicable Margin based on such Interest Coverage Ratio shall be effective until the date on which the Administrative Agent receives financial statements pursuant to Section 5.03(c) or (d) and a certificate of a Specified Financial Officer of the Borrower demonstrating such Interest Coverage Ratio, and (iii) if the Borrower has not submitted to the Administrative Agent the information required under clause (ii) above as and when required under Section 5.03(c) or (d), as the case may be, the Applicable Margin (A) shall be determined by reference to the Senior Unsecured Debt Rating if any such rating is then in effect, or (B) if no such rating is then in effect, shall be at Level V for so long as such information has not been submitted.

         "APPLICATION DATE" has the meaning specified in Section 2.05(b)(ix).

         "APPROPRIATE LENDER" means, at any time, with respect to (a) either the Term Loan Facility or the Working Capital Facility, a Lender that has a
                                         -4-

    Commitment with respect to such Facility at such time, and (b) the Swing Line Facility, (i) any Swing Line Bank and (ii) if the other Working Capital Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, such other Working Capital Lenders.

         "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C-1 hereto.

         "AVAILABLE AMOUNT" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing under such Letter of Credit).

         "BANKERS" has the meaning specified in the recital of parties to this Agreement.

         "BANK HEDGE AGREEMENT" means any interest rate Hedge Agreement required or permitted under Article V that is entered into by and between the Borrower and any Lender (or any Affiliate of any Lender).

         "BASE RATE" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

              (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

              (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted, if necessary, to the basis of a year of 365 or 366 days, as the case may be) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit
         Insurance Corporation (or any successor) for insuring U.S.
         dollar deposits of Citibank in the United States; and

              (c)  1/2 of one percent per annum above the Federal Funds Rate.

         "BASE RATE ADVANCE" means an Advance that bears interest as provided in Section 2.06(a)(i).

         "BI-MART" means Bi-Mart Corporation, a California corporation and a wholly- owned Subsidiary of Thrifty.

         "BI-MART OPTIONS" means options granted to management employees of Bi-Mart to purchase, on a fully-diluted basis, not more than 20% of the common stock of Bi-Mart, which options (a) prior to the Collateral Release Date, shall not be exercisable until such time as Bi-Mart is no longer a Subsidiary of the Borrower and the capital stock of Bi-Mart is no longer pledged to the Collateral Agent under the Security Agreement, (b) shall terminate upon the occurrence, prior to the earlier of the date of the Bi-Mart Spinoff or the Collateral Release Date, of an Event of Default under Section 6.01(f) with respect to TPH, the Borrower, Thrifty, Bi-Mart or any other direct or indirect Subsidiary of TPH which is a stockholder of Bi-Mart or, notwithstanding clause (a) above, upon the sale or other transfer of the capital stock of Bi-Mart pursuant to a foreclosure under the Security Agreement or a transfer in lieu of such foreclosure, and (c) shall otherwise be on terms and conditions reasonably satisfactory to the Administrative Agent and the Syndication Agent.

         "BI-MART SPINOFF" means a dividend or distribution of the capital stock of Bi-Mart to the shareholders of TPH in accordance with Section 5.02(g)(iii).

         "BORROWER" has the meaning specified in the recital of parties to this Agreement.

         "BORROWER'S ACCOUNT" means the account of the Borrower maintained by the Borrower with The Bank of California, N.A., at its office at 400 California Street, San Francisco, California 94104, Account No. 001-094-816, ABA No. 121000015, Re: Thrifty PayLess, Inc., or such other account as may be specified by the Borrower and approved by the Administrative Agent from time to time.

         "BORROWING" means a Term Loan Borrowing, a Working Capital Borrowing or a Swing Line Borrowing.

         "BUSINESS DAY" means a day of the year on which banks are not required or authorized by law to close in New York City or Los Angeles and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

         "CAPITAL ASSETS" means equipment, fixed assets, real property and improvements thereon, and replacements or substitutions for the foregoing or additions thereto, that have a useful life of more than one year, in each case, to the extent such equipment, fixed assets, real property, improvements, replacements, substitutions or additions have been or should be, in accordance with GAAP, recorded as property, plant or equipment.

         "CAPITAL CONTRIBUTION" means a cash contribution by TPH to the common equity capital of the Borrower, whether or not evidenced by the issuance to TPH of additional shares of common stock of the Borrower.

         "CAPITAL EXPENDITURES" means, for any period, all expenditures during such period for Capital Assets, reduced, to the extent otherwise included therein, by the aggregate principal amount of all Debt (including obligations under Capitalized Leases) assumed or incurred during such period in connection with the acquisition of any Capital Asset during such period other than the aggregate amount of principal payments (including the principal component of payments under Capitalized Leases) made during such period on such Debt, PLUS the aggregate amount of principal payments (including the principal component of payments under Capitalized Leases) made during such period on any such Debt assumed or incurred in prior periods, PROVIDED, HOWEVER, that the following shall in any event be excluded from the definition of Capital Expenditures: (i) any such expenditures for Designated Sale-Leaseback Properties, PROVIDED that the maximum amount excluded from Capital Expenditures at any time pursuant to this clause (i) shall not exceed $25,000,000, and PROVIDED FURTHER that except to the extent of Net Cash Proceeds received from a sale-leaseback or mortgage financing with respect to any such Designated Sale-Leaseback Property within 12 months after the Borrower has designated the subject Capital Asset as a Designated Sale-Leaseback Property, such expenditures shall be deemed to be Capital Expenditures incurred on and as of the date of the expiration of such 12-month period, (ii) any such expenditures made with (or, to the extent of the receipt during the same Fiscal Year, expenditures in the amount of) the proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments received from third parties for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received, so long as such expenditures are made within 18 months of the occurrence of the damage to or loss of the assets being replaced or repaired, (iii) any such expenditures made for assets purchased pursuant to the terms of the MLTC

    Documents following the occurrence and during the continuance of an event giving rise to an Unreimbursed MLTC Amount, PROVIDED that if such assets shall not have been resold or refinanced within nine months after the purchase thereof, such expenditures shall be deemed to be Capital Expenditures incurred on and as of the date of the expiration of such nine-month period, (iv) any such expenditures made with the Net Cash Proceeds of assets sold pursuant to and in accordance with the terms of Section 5.02(e)(iv) in an aggregate amount not to exceed $10,000,000 in any Fiscal Year, and (v) any such expenditures made during such period for the acquisition of assets or properties through a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code, PROVIDED, HOWEVER, that this clause (v) shall not exclude expenditures of (a) cash and (b) non-cash expenditures in excess of $10,000,000 in any Fiscal Year.

         "CAPITALIZED LEASES" has the meaning specified in clause (e) of the definition of Debt.

         "CASH COLLATERAL ACCOUNT" has the meaning specified in the Security Agreement.

         "CASH EQUIVALENTS" means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, or (c) commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P.

         "CASH INTEREST EXPENSE" means, for any period, interest expense (including, without limitation, the interest component of Capitalized Leases) of the Borrower and its Subsidiaries during such period determined in accordance with GAAP; PROVIDED, HOWEVER, that, in any event, amortization of debt issuance costs, original issue discount and interest paid in kind shall not be included in Cash Interest Expense.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

         "CHANGE OF CONTROL" means the occurrence of any of the following: (a) TPH shall cease to own and control legally and beneficially all of the outstanding shares of the capital stock of the Borrower; (b) any Person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Green Equity Investors, L.P. (or another limited partnership fund for which Leonard Green & Associates, L.P. or any Affiliate thereof acts as the sole general partner) either (i) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the voting power of the Voting Stock of TPH and by reason thereof such Person or group is entitled to elect a majority of the members of the Board of Directors of TPH or (ii) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of TPH; (c) a change in the composition of the Board of Directors of TPH such that a majority of the members of such Board are not Continuing Directors; (d) from and after such time as the capital stock of TPH is reconstituted such that its Voting Stock is no longer divided into more than one class of Voting Stock existing on the Closing Date, any Person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than Green Equity Investors, L.P. (together with any other limited partnership funds for which Leonard Green & Associates, L.P. or any Affiliate thereof acts as the sole general partner) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of as much or more of the voting power of the Voting Stock of TPH than that held by Green Equity Investors, L.P. (together with any other limited partnership funds for which Leonard Green & Associates, L.P. or any Affiliate thereof acts as the sole general partner); or (e) a "Change of Control" as that term is defined in the Subordinated Notes Indenture, the Senior Unsecured Notes Indenture or the TPH Notes Indenture.

         "CITIBANK" means Citibank, N.A., a national banking association.

         "CLEAN-DOWN AMOUNT" means $475,000,000 for any Clean-Down Period commencing prior to April 15, 1999, and $450,000,000 for any Clean-Down Period commencing on or after April 15, 1999, in each case minus any reduction in the Working Capital Commitments pursuant to Section 2.04(b)(iii) and (v).

         "CLEAN-DOWN PERIOD" means any period of 30 consecutive days during which the aggregate principal amount of Working Capital Advances, Letter of Credit Advances (other than Letter of Credit Advances resulting from Regular MLTC Drawings) and Swing Line Advances outstanding does not exceed the Clean-Down Amount.

         "CLOSING DATE" means the date (which shall in no event be later than May 31, 1996) on which the initial Borrowing occurs following satisfaction or waiver of the conditions set forth in Sections 3.01 and 3.02.

         "CLOSING REDUCTION AMOUNT" means the amount, if any, by which $105 million exceeds the aggregate face principal amount of the maximum amount of Subordinated Notes that can be redeemed with the Equity Proceeds.

         "CO-ARRANGERS" means Citicorp Securities, Inc. and BT Securities Corporation.

         "COLLATERAL" means all "COLLATERAL", "IP COLLATERAL", "TRUST ESTATES", "MORTGAGED PROPERTY" and similar terms describing the collateral referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Lender Parties.

         "COLLATERAL AGENT" means the Administrative Agent (and any Person acting as its sub-agent as permitted under Section 7.01) in its capacity as "COLLATERAL AGENT", "MORTGAGEE", "BENEFICIARY", "PLEDGEE", "ASSIGNEE", "SECURED PARTY" or "TRUSTEE" under the Collateral Documents.

         "COLLATERAL DOCUMENTS" means the Security Agreement, the Trademark, Copyright and License Security Agreement, the Mortgages and the Blocked Account Letters (as defined in the Security Agreement) and any other agreements in respect of the Collateral for the benefit of the Lender Parties.

         "COLLATERAL RELEASE DATE" means, subject to Section 8.09, the first Business Day after any period of four consecutive fiscal quarters during which (a) the Senior Unsecured Debt Rating of the Borrower shall have been, at all times during such period of four fiscal quarters, either (i) at least BBB- by S&P and not less than Ba1 by Moody's, or (ii) at least Baa3 by Moody's and not less than BB+ by S&P, and (b) the Borrower shall not have been on credit watch with negative implications by either S&P or Moody's.

         "COMMITMENT" means a Term Loan Commitment, a Working Capital Commitment or a Letter of Credit Commitment.

         "COMMITMENT DATE" has the meaning specified in Section 2.05(b)(ix).

         "COMMITMENT FEE PERCENTAGE" means, as of any date, a percentage per annum determined by reference to either (i) the Senior Unsecured Debt Rating of either S&P or Moody's in effect on such date or (ii) the Interest Coverage Ratio, in each case as set forth below, whichever is more favorable to the Borrower:


- ----------------------------------------------------------------------------------------------------
Basis            Level I           Level II                Level III       Level IV       Level V
for
Pricing
- ----------------------------------------------------------------------------------------------------
Interest     greater than or     less than 4.0:1.0    less than 3.5:1.0    less than     less than
Coverage     equal to 4.0:1.0   but greater than or   but greater than    3.0:1.0 but     2.5:1.0
Ratio                            equal to 3.5:1.0        or equal to      greater than
                                                           3.0:1.0        or equal to
                                                                            2.5:1.0

Senior            BBB               BBB-                    BB+              BB           below BB
Unsecured
Debt Rating
by S&P

Senior           Baa2               Baa3                    Ba1              Ba2          below Ba2
Unsecured
Debt Rating
by Moody's

Commitment Fee   20                  25                      25               37.5            37.5
Percentage(1)


(1) EXPRESSED AS BASIS POINTS PER ANNUM.

    Notwithstanding the foregoing, (i) the Commitment Fee Percentage shall be as set forth for Level V for the period from the Closing Date to September 30, 1996, (ii) to the extent that the Commitment Fee Percentage at any date of determination is based on the Interest Coverage Ratio then in effect, no change in the Commitment Fee Percentage based on such Interest Coverage Ratio shall be effective until the date on which the Administrative Agent receives financial statements pursuant to Section 5.03(c) or (d) and a certificate of a Specified Financial Officer of the Borrower demonstrating such Interest Coverage Ratio, and (iii) if the Borrower has not submitted to the Administrative Agent the information required under clause (ii) above as and when required under Section 5.03(c) or (d), as the case may be, the Commitment Fee Percentage (A) shall be determined by reference to the Senior Unsecured Debt Rating if any such rating is then in effect, or
    (B) if no such rating is then in effect, shall be at Level V for so long as such information has not been submitted.

         "COMMITMENT REDUCTION DATE" means July 18, 1996, or such later date as may be approved by the Administrative Agent and the Syndication Agent from time to time (but in no event later than September 27, 1996).

         "CONFIDENTIALITY AGREEMENT" means a confidentiality agreement entered into by a Lender and a potential assignee or participant, in accordance with Section 8.07(f) and in substantially the form of Exhibit J hereto.

         "CONSOLIDATED" refers to the consolidation of accounts in accordance with GAAP.

         "CONSOLIDATED NET WORTH" means, at any time, (a) the sum, without duplication, of (i) the Consolidated total assets of the Borrower and its Subsidiaries PLUS (ii) the sum, to the extent that any such amounts have either reduced such total assets or increased total liabilities referred to in clause (b) below, of (A) the aggregate amount of premiums and penalties, consent payments and fees, and similar charges and expenses (including write-offs of original issue discount and capitalized fees) paid by the Borrower subsequent to the last day of the third fiscal quarter of Fiscal Year 1996 in connection with the refinancing, redemption or Defeasance after such date of any Senior Unsecured Notes, Subordinated Notes or Surviving Debt permitted hereunder, PLUS (B) the amount of any charge-off of inventory step-up subsequent to the last day of the third fiscal quarter of Fiscal Year 1996, PLUS (C) the amount of compensation expense arising subsequent to the last day of the third fiscal quarter of Fiscal Year 1996 in connection with the grant, exercise or repurchase of capital stock, stock options and similar securities to, by or from directors, officers and employees of the Borrower or its Subsidiaries, PLUS (D) the payment or amortization subsequent to the last day of the third fiscal quarter of Fiscal Year 1996 of fees and expenses owing in connection with the Recapitalization (other than fees and expenses in connection with this Agreement), MINUS (b) Consolidated total liabilities of the Borrower and its Subsidiaries.

         "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of TPH who (i) was a member of such Board of Directors on the Closing Date or (ii) was nominated for election or elected to such Board of Directors by Green Equity Investors, L.P. (or by another limited partnership fund or funds for which Leonard Green & Associates, L.P. or any Affiliate thereof acts as the sole general partner) or with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "CONVERSION", "CONVERT" and "CONVERTED" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section
    2.08 or 2.09.

         "CUSA" has the meaning specified in the recital of parties to this Agreement.

         "DEBT" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than disputed trade payables not overdue by more than 180 days so long as such trade payables are being contested in good faith by proper proceedings and other than undisputed trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,
    (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases ("CAPITALIZED LEASES") but excluding, in any event, in the case of the Borrower and its Subsidiaries, the MLTC Lease Obligations, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock or other interest, valued, in the case of Redeemable Preferred Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, (i) all Third Party Guaranties issued by such Person of all Debt of others referred to in clauses (a) through (h) above, and (j) all Debt referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

         "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

         "DEFAULTED ADVANCE" means, with respect to any Lender at any time, the amount of any Advance required to be made by such Lender to the Borrower pursuant to Sections 2.01 and 2.02 at or prior to such time that has not been so made as of such time; PROVIDED, HOWEVER, any Advance made by the Administrative Agent for the account of such Lender pursuant to Section 2.02(e) shall not be considered a Defaulted Advance even if, at such time, such Lender shall not have reimbursed the Administrative Agent therefor as provided in Section 2.02(e). In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Sections 2.01 and 2.02 on the same date as the Defaulted Advance so deemed made in part.

         "DEFAULTED AMOUNT" means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Administrative Agent or any other Lender hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) any Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by such Swing Line Bank, (b) any Issuing Bank pursuant to
    Section 2.13(c) to purchase a
    portion of a Letter of Credit Advance made by such Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender, (d) any other Lender pursuant to Section 2.12 to purchase any participation in Advances owing to such other Lender and (e) the Administrative Agent pursuant to Section 7.05 to reimburse the Administrative Agent for such Lender's ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

         "DEFAULTING LENDER" means, at any time, any Lender that, at such time,
    (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take or be the subject of any action or proceeding of a type described in Section 6.01(f).

         "DEFEASE" means (a) the deposit of cash or securities with the trustee under the Senior Unsecured Notes Indenture, the Subordinated Notes Indenture or the TPH Notes Indenture, in each case pursuant to Article 8 thereof, the effect of which is "Legal Defeasance" or "Covenant Defeasance" as defined therein, PROVIDED that in any such case the Debt evidenced by the notes as to which such deposit is made is, after the fulfillment of the conditions specified in the applicable indenture for "Legal Defeasance" or "Covenant Defeasance," as the case may be, "extinguished" within the meaning of Statement of Financial Accounting Standards No. 76 (Extinguishment of Debt), or (b) the purchase and retirement of any Senior Unsecured Notes or Subordinated Notes or any TPH Notes by the Borrower or TPH, respectively; and the terms "Defeasance" and "Defeased" shall have corresponding meanings.

         "DESIGNATED ISSUER" means (a) in the case of any Initial Lender that is a Working Capital Lender, the financial institution, if any, that has signed this Agreement as such Lender's "Designated Issuer" and (b) in the case of any other Working Capital Lender, the financial institution, if any, specified by such Lender as its "Designated Issuer" in the Assignment and Acceptance pursuant to which such Lender became a Working Capital Lender hereunder, PROVIDED that such financial institution shall have been approved as a Designated Issuer by the Administrative Agent and the Syndication Agent, and PROVIDED FURTHER that such financial institution has executed and delivered to the Administrative Agent, and the Administrative Agent shall have accepted, an Acknowledgment and Acceptance in substantially the form of Exhibit C-2 hereto.

         "DESIGNATED SALE-LEASEBACK PROPERTY" means a Capital Asset developed or to be developed by the Borrower and as to which the Borrower has notified the Administrative Agent in writing that such Capital Asset is, at such time, a Designated Sale-Leaseback Property and as to which the Borrower intends to enter into a sale-leaseback or mortgage financing, PROVIDED that such Designated Sale-Leaseback Property shall cease to be a Designated Sale-Leaseback Property upon the earlier to occur of 12 months after the date of such notice and the date on which such Designated Sale-Leaseback Property is financed pursuant to a sale-leaseback or mortgage financing permitted under the Loan Documents.

         "DISCLOSED LITIGATION" has the meaning specified in Section 3.01(e).

         "DOMESTIC LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

         "EBITDAL" of the Borrower and its Subsidiaries means, for any period, the sum, determined on a Consolidated basis in accordance with GAAP, without duplication, of (i) the net income (or loss) of the Borrower and its Subsidiaries for such period (with inventory calculated on a first-in, first-out basis), without giving effect to any extraordinary gains (or losses) or other gains (or losses) from the sale or disposal of assets (other than the sale of inventory in the ordinary course of business), the Recapitalization or the termination or disposal of leases; plus (ii) to the extent that any of the items referred to in any of clauses (A), (B), (C) and (D) below were deducted in calculating such net income: (A) Cash Interest Expense for such period; (B) income tax expenses of the Borrower and its Subsidiaries for such period; (C) the amount of all non-cash charges (including, without limitation, depreciation, amortization (including, without limitation, the amortization of the write-up of assets effected in connection with the Acquisition, debt issuance costs, original issue discount and interest paid in kind), the amount of any deduction to net income as a result of any grant to, or repurchase from, directors, officers or employees of TPH, the Borrower or any of the Borrower's Subsidiaries of stock, stock equivalents or stock options of TPH, and all non-cash losses) of the Borrower and its Subsidiaries for such period; and
    (D) fees and expenses payable in connection with the Recapitalization and described in Section 5.01(l)(v)(A); minus (iii) the amount of all non-cash gains included in determining such net income for such period.

         "ELECTRONIC L/C" and "ELECTRONIC L/C RESERVE" each has the meaning specified in Section 2.13(a).

         "ELIGIBLE ASSIGNEE" means (a) any of the following that have been approved by the Administrative Agent and the Syndication Agent and (so long as no Event of Default has occurred and is continuing) the Borrower (such approval not to be unreasonably withheld): (i) a commercial bank organized under the laws of the United States, or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof; (iii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iii); (iv) the central bank of any country that is a member of the OECD; and (v) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (b) any other Person approved by the Administrative Agent and the Syndication Agent and (so long as no Event of Default has occurred and is continuing) the Borrower (such approval not to be unreasonably withheld); and (c) a Lender or an Affiliate of a Lender; PROVIDED, HOWEVER, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee under this definition.

         "ENVIRONMENTAL ACTION" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

         "ENVIRONMENTAL LAW" means any Law, order, judgment, decree, or judicial or agency interpretation, policy or guidance relating to the environment, health or safety (including, without limitation, those requiring warning of health effects from exposure to chemical substances) or the release or disposal of or contamination by Hazardous Materials.

         "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

         "EQUITY ISSUANCE" has the meaning specified in Preliminary Statement
         (2).

         "EQUITY PROCEEDS" means the proceeds of the Preliminary Contribution.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "ERISA AFFILIATE" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.

         "ERISA EVENT" with respect to any Person means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC, PROVIDED, HOWEVER, that an event described in paragraph (9),
    (11), (12) or (13) of Section 4043(c) of ERISA shall be an "ERISA Event" only if it has resulted or is reasonably expected to result in a material liability of such Person or any of its ERISA Affiliates, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan of such Person or any of its ERISA Affiliates, and an event described in paragraph
    (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;
    (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan required under
    Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

         "EUROCURRENCY LIABILITIES" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "EURODOLLAR LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

         "EURODOLLAR RATE" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum equal to the rate per annum (rounded upward to the nearest 1/16 of 1%) obtained by dividing (a) the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to CUSA's Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period (or, if CUSA will not have a Eurodollar Rate Advance comprising part of such Borrowing that is to be outstanding during such Interest Period, in an amount equal to $1,000,000) and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

          "EURODOLLAR RATE ADVANCE" means an Advance that bears interest as provided in Section 2.06(a)(ii).

          "EURODOLLAR RATE RESERVE PERCENTAGE" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

          "EVENTS OF DEFAULT" has the meaning specified in Section 6.01.

          "EXCESS AMOUNT" has the meaning specified in Section 2.05(b)(vii).

          "EXCESS CASH FLOW" means, for any Fiscal Year period, an amount equal to the greater of (a) zero and (b) (i) Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period,

     Plus (ii) (without duplication) the following:

               (A) the aggregate amount of all non-cash charges deducted in arriving at such Consolidated net income (or loss),

               (B) the net decrease (if any) in long term assets (other than Capital Assets) and the net increase (if any) in long term liabilities (other than Funded Debt), in each case, of the Borrower and its Subsidiaries for such period, to the extent that such net decrease or increase results in an increase in cash for such period,

               (C) the net decrease (if any) in short term deferred tax assets and the net increase (if any) in short term deferred tax liabilities,

          in each case, of the Borrower and its Subsidiaries for such period, and

               (D) the Net Cash Proceeds received by the Borrower during such period in connection with the early termination of any Hedge Agreements solely to the extent not reflected in the calculation of Consolidated net income (or loss),

     Less (iii) (without duplication) the following:

               (E) the aggregate amount of all non-cash credits included in arriving at such Consolidated net income (or loss),

               (F) the net increase (if any) in long term assets (other than Capital Assets) and the net decrease (if any) in long term liabilities (other than Funded Debt), in each case, of the Borrower and its Subsidiaries for such period, to the extent that such net increase or decrease results in a decrease in cash for such period,

               (G) the net gain, if any, with respect to any asset dispositions by the Borrower and its Subsidiaries during such period to the extent included in arriving at such Consolidated net income (or loss),

               (H) the amount of cash Capital Expenditures actually made by the Borrower and its Subsidiaries during such period in accordance with
          Section 5.02(r), PROVIDED, HOWEVER, that cash Capital Expenditures made for assets purchased pursuant to the terms of the MLTC Documents following the occurrence and during the continuance of an event giving rise to an Unreimbursed MLTC Amount shall be excluded from such cash Capital Expenditures for purposes of this clause (H), to the extent but only to the extent of Net Cash Proceeds received from the sale or refinancing of such assets more than nine months after the purchase thereof,

               (I) the aggregate amount of all Extraordinary Receipts (without giving effect to the proviso in the definition thereof) solely to the extent included in calculating Consolidated net income (or loss) or included in clause (A), (B), (C) or (D) above,

               (J) the aggregate amount of cash dividends or other cash distributions on the capital stock of the Borrower paid by the Borrower during such period to the extent permitted by the Loan Documents,

               (K) the amount of Funded Debt of the Borrower and its Subsidiaries (including, to the extent not deducted in calculating Consolidated net income (or loss), any prepayment premiums and penalties, consent payments and fees and similar expenses paid or incurred in connection therewith to the extent permitted in accordance with the Loan Documents) permanently repaid or prepaid by any of them during such period,

               (L) the net increase (if any) in short term deferred tax assets and the net decrease (if any) in short term deferred tax liabilities, in each case, of the Borrower and its Subsidiaries for such period, and

               (M) the net cash expenditures made by the Borrower during such period in connection with the early termination of any Hedge Agreements solely to the extent not deducted in calculating Consolidated net income (or loss), and

               (N) the aggregate amount of cash paid by the Borrower during such period resulting in a reduction in reserves that were established prior to the Closing Date with respect to the closing of stores or facilities contemplated to occur in connection with the Overall Transaction, or were otherwise established in connection with the Acquisition.

          "EXCESS CASH FLOW PERCENTAGE" means, as of any date, (a) if the ratio of Total Debt to EBITDAL at such date is greater than 3.50 to 1.00, 75%;
     (b) if the ratio of Total Debt to EBITDAL at such date is equal to or less than 3.50 to 1.00 but greater than 3.00 to 1.00, 50%, and (c) if the ratio of Total Debt to EBITDAL at such date is equal to or less than 3.00 to 1.00, 0%.

          "EXCESS EQUITY PROCEEDS" means the amount, if any, by which (a) the Net Cash Proceeds received by TPH or the Borrower from the sale or issuance by TPH of any capital stock (other than the Equity Issuance and stock sold to directors, officers or employees of TPH, the Borrower or any of the Borrower's Subsidiaries), EXCEEDS (b) the amount of the prepayment required to be made by the Borrower under Section 2.05(b)(iii) in connection with such sale or issuance.

          "EXCHANGE ACT" has the meaning specified in the definition of Change of Control.

          "EXISTING CREDIT AGREEMENT" has the meaning specified in Preliminary Statement (2).

          "EXISTING DEBT" means Debt of the Borrower and its Subsidiaries outstanding immediately prior to the Closing Date.

          "EXISTING LETTERS OF CREDIT" has the meaning specified in Section 2.13(e).

          "EXISTING MLTC CREDIT ACKNOWLEDGMENT" means the Credit Acknowledgement Agreement dated as of April 20, 1994 between MLTC

     Funding, Inc. and Union Bank of Switzerland, New York Branch, as such agreement may have been amended, modified or supplemented through the date hereof.

          "EXISTING MLTC LETTER OF CREDIT" means that certain letter of credit dated April 20, 1994, as extended pursuant to an amendment dated March 7, 1995 and as further extended pursuant to an amendment dated March 8, 1996, in the face amount of $51,000,000, issued by Union Bank of Switzerland, New York Branch, to Morgan Guaranty Trust Company of New York, as beneficiary, for the account of Thrifty PayLess, Inc. and MLTC Funding, Inc.

          "EXTRAORDINARY RECEIPT" means any cash received by or paid to or for the account of any Loan Party or any of its Subsidiaries not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments, PROVIDED, HOWEVER, that (a) with respect to cash receipts that aggregate less than $250,000 in any transaction or series of related transactions, and that would otherwise constitute Extraordinary Receipts, the first $2,000,000 of such cash receipts received during the term of this Agreement shall be excluded from Extraordinary Receipts, (b) an Extraordinary Receipt shall not include (i) cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (A) in respect of loss or damage to Capital Assets, are applied (or in respect of which expenditures were previously incurred) to replace or repair the Capital Asset in respect of which such proceeds were received in accordance with the terms of the Loan Documents, so long as such application is made within 18 months after the occurrence of such damage or loss or (B) are received by any Loan Party or any of its Subsidiaries in respect of any third party claim against such Loan Party or such Subsidiary and applied to pay (or to reimburse such Loan Party or such Subsidiary for its prior payment of) such claim and the costs and expenses of such Loan Party or such Subsidiary with respect thereto, (ii) indemnity payments and purchase price adjustments under the Purchase Agreement, the PE Indemnity, the Purchase and Sale Agreement dated as of May 22, 1992 between Pacific Enterprises and TPH and the Tax Indemnity Agreement referred to in the definition of Tax Agreements, in each case, as in effect on the date hereof, (iii) tax refunds required to be paid to any Person other than a Loan Party or any of its Subsidiaries pursuant to the terms of either Tax Agreement or the Purchase Agreement, and (iv) any proceeds received upon the sale or other disposition of any assets permitted under the terms of the Loan Documents.

          "FACILITY" means the Term Loan Facility, the Working Capital Facility, the Swing Line Facility or the Letter of Credit Sub-Facility.

          "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "FISCAL YEAR" means a fiscal year of TPH, the Borrower and the Consolidated Subsidiaries of the Borrower, ending on the Sunday closest to September 30 in any calendar year.

          "FUNDED DEBT" of any Person means Debt in respect of the Advances, in the case of the Borrower, and all other Debt of such Person that by its terms matures more than one year after the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination, but excluding reimbursement obligations with respect to undrawn Letters of Credit.

          "GAAP" has the meaning specified in Section 1.03.

          "GART" means Gart Sports Company, a Delaware corporation.

          "GUARANTIES" means the TPH Guaranty, the Subsidiary Guaranty and any other guaranty delivered pursuant to Section 5.01(n) or (q).

          "GUARANTORS" means TPH and all Subsidiaries of the Borrower.

          "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as being "hazardous" or "toxic" or words of similar import, under any Environmental Law.

          "HEDGE AGREEMENTS" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

          "HEDGE BANK" means any Lender (or any Affiliate of any Lender) in its capacity as a party to a Bank Hedge Agreement.

          "HOLDBACK RESERVE" has the meaning specified in the definition of Net Cash Proceeds.

          "INDEMNIFIED PARTY" has the meaning specified in Section 8.04(b).

          "INFORMATION MEMORANDUM" means the information memorandum dated March 1996 used by the Administrative Agent and the Syndication Agent in connection with the syndication of the Commitments, as supplemented from time to time in writing prior to the execution of this Agreement by the parties hereto.

          "INITIAL LENDERS" has the meaning specified in the recital of parties to this Agreement.

          "INSUFFICIENCY" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

          "INSURED MORTGAGES" has the meaning specified in Section 5.01(w).

          "INTEREST COVERAGE RATIO" means, at any date of determination, the ratio of Consolidated EBITDAL of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters of the Borrower then most recently ended to Cash Interest Expense for such period.

          "INTEREST PERIOD" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; PROVIDED, HOWEVER, that:

               (a) for any Eurodollar Rate Advance comprising part of the same Borrowing under any Facility, the Borrower may not select any Interest Period that ends after any principal repayment installment date under such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date under such Facility shall be at least equal to the aggregate principal amount of Advances due and payable on or prior to such date;

               (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

               (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, PROVIDED, HOWEVER, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

               (d) whenever the first day of any Interest Period occurs on a day of a calendar month for which there is no numerically corresponding day in the calendar month that succeeds such calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations.

          "INVENTORY" means all Inventory referred to in Section 1(b) of the Security Agreement.

          "INVESTMENT" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (i) and (j) of the definition of "Debt" in respect of such Person.

          "ISSUING BANK" means any Working Capital Lender that has a Letter of Credit Commitment under the Working Capital Facility or is approved as an Issuing Bank by the Administrative Agent or the Designated Issuer of CUSA or any such other Working Capital Lender, in each case, in its capacity as an issuer of a Letter of Credit under the Working Capital Facility, and shall include, in any event, United States National Bank of Oregon and Wells Fargo Bank, N.A. in their respective capacities as issuers of Existing Letters of Credit.

          "KMART" means Kmart Corporation, a Michigan corporation.

          "LAW" means any federal, state, local or foreign statute, law, rule, regulation, code or ordinance.

          "L/C CASH COLLATERAL ACCOUNT" means (a) prior to the Collateral Release Date, the L/C Cash Collateral Account as defined in the Security Agreement, and (b) after the Collateral Release Date, a non-interest bearing cash collateral account established for purposes of Section 6.02 by the Administrative Agent with Citibank, in the name of the Borrower but under the sole dominion and control of the Administrative Agent.

          "L/C RELATED DOCUMENTS" has the meaning specified in Section
     2.13(d)(i).

          "LENDER PARTIES" means the Collateral Agent, the Administrative Agent, the Syndication Agent, the Lenders, the Swing Line Banks, the Issuing Banks and the Hedge Banks.

          "LENDERS" means the Initial Lenders listed on the signature pages hereof and each Person that shall become a party hereto pursuant to
     Section 8.07, PROVIDED that for purposes of any determination made or to be made by or with respect to CUSA under Section 2.09, the term "Lender" shall be deemed to include Citibank.

          "LETTER OF CREDIT" has the meaning specified in Section 2.13(a).

          "LETTER OF CREDIT ADVANCE" means an advance made by any Issuing Bank or any Working Capital Lender pursuant to Section 2.13(c).

          "LETTER OF CREDIT AGREEMENT" has the meaning specified in Section 2.13(b).

          "LETTER OF CREDIT COMMITMENT" means, with respect to any Working Capital Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Letter of Credit Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Lender's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "LETTER OF CREDIT FEE PERCENTAGE" means, as of any date, a percentage per annum determined by reference to either (i) the Senior Unsecured Debt Rating of either S&P or Moody's in effect on such date or (ii) the Interest Coverage Ratio, in each case as set forth below, whichever is more favorable to the Borrower:


- --------------------------------------------------------------------------------------------
 Basis for         Level I           Level II           Level III       Level IV     Level V
 Pricing
- --------------------------------------------------------------------------------------------
 Interest      greater than or   less than 4.0:1.0  less than 3.5:1.0   less than   less than
 Coverage     equal to 4.0:1.0   but greater than   but greater than   3.0:1.0 but   2.5:1.0
 Ratio                              or equal to        or equal to       greater
                                      3.5:1.0            3.0:1.0         than or
                                                                        equal to
                                                                         2.5:1.0

 Senior              BBB               BBB-                BB+             BB       below BB
 Unsecured
 Debt Rating
 by S&P

 Senior             Baa2               Baa3                Ba1             Ba2      below Ba2
 Unsecured
 Debt Rating
 by Moody's

 Letter of           50                 75                 100             125         150
 Credit Fees
 Percentage (1)
- --------------------------------------------------------------------------------------------

(1) EXPRESSED AS BASIS POINTS PER ANNUM.

     Notwithstanding the foregoing, (i) the Letter of Credit Fee Percentage shall be as set forth for Level V for the period from the Closing Date to September 30, 1996, (ii) to the extent that the Letter of Credit Fee Percentage at any date of determination is based on the Interest Coverage Ratio then in effect, no change in the Letter of Credit Fee Percentage based on such Interest Coverage Ratio shall be effective until the date on which the Administrative Agent receives financial statements pursuant to
     Section 5.03(c) or (d) and a certificate a Specified Financial Officer of the Borrower demonstrating such Interest Coverage Ratio, and (iii) if the Borrower has not submitted to the Administrative Agent the information required under clause (ii) above as and when required under Section 5.03(c) or (d), as the case may be, the Commitment Fee Percentage (A) shall be determined by reference to the Senior Unsecured Debt Rating if any such rating is then in effect, or (B) if no such rating is then in effect, shall be at Level V for so long as such information has not been submitted.

          "LETTER OF CREDIT SUB-FACILITY" means, at any time, the aggregate amount of the Letter of Credit Commitments of the Working Capital Lenders at such time.

          "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "LOAN DOCUMENTS" means (a) for purposes of this Agreement and the Notes and any amendments or modifications hereof or thereof and for all other purposes other than for purposes of the Collateral Documents and the Guaranties, (i) this Agreement, (ii) the Notes, (iii) the Guaranties,
     (iv) the Collateral Documents, and (v) each Letter of Credit Agreement, and
     (b) for purposes of the Collateral Documents and the Guaranties, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) each Letter of Credit Agreement, and (vi) the Bank Hedge Agreements, in the case of each of the foregoing agreements referred to in clause (a) or (b), as it may be amended or otherwise modified from time to time.

          "LOAN PARTIES" means the Borrower and the Guarantors.

          "MAJOR DISASTER" means an occurrence (including related occurrences within a 30-day period) in which losses occur with respect to five or more stores owned or leased by any Loan Party.

          "MANDATORY CLEAN-DOWN PERIOD" means, for each consecutive period of 12 calendar months (with the first such period commencing on the Closing
     Date), the last 30 consecutive days of such 12-month period, if a Clean-Down Period has not commenced prior thereto during such 12-month period; PROVIDED, HOWEVER, that if a Clean-Down Period has not commenced by the date that is 30 days prior to the end of any period of 15 consecutive months, a Mandatory Clean-Down Period shall commence on such date.

          "MARGIN STOCK" has the meaning specified in Regulation U.

          "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), operations, liabilities, assets, properties or prospects of the Borrower or TPH, in each case, together with its respective Subsidiaries, taken as a whole.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, liabilities, assets, properties or prospects of the Borrower or TPH, in each case, together with its respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any other Lender Party under any Loan Document (excluding Mortgages covering Collateral which, in the aggregate, is immaterial) or Related Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document (excluding Mortgages covering Collateral which, in the aggregate, is immaterial) or Related Document to which it is or is to be a party.

          "MC" means MC Sports Company, a Delaware corporation.

          "MAXIMUM PRICE" means the maximum price that may be offered by TPH and the Borrower for the purchase of TPH Notes and Senior Unsecured Notes, respectively, pursuant to the TPH Note Defeasance, the TPI Senior Note Tender Offer and the TPI Senior Note Defeasance, in each case as determined by TPH and the Borrower with the consent of the Administrative Agent and the Syndication Agent (which consent shall not be unreasonably withheld).

          "MINOR SUBSIDIARIES" means those Subsidiaries of the Borrower listed on Schedule 4.01(mm) hereto.

          "MLTC CREDIT ACKNOWLEDGMENT" has the meaning specified in
     Section 5.01(x).

          "MLTC DOCUMENTS" means the Amended and Restated Master Lease Agreement between MLTC Funding, Inc., the Borrower and Thrifty, the Amended and Restated Master Lease Agreement between MLTC Funding, Inc. and Thrifty Realty Company and the Guaranty from the Borrower to MLTC Funding, Inc., in each case dated as of April 20, 1994, the MLTC Credit Acknowledgment, the MLTC Security Agreement, the MLTC Mortgages, the Existing MLTC Credit Acknowledgment, and the "MLTC Security Agreement" and "MLTC Mortgages" (as defined in the Existing Credit Agreement), and all other documents and instruments delivered pursuant thereto or in connection therewith, in each case, as the same may be amended or otherwise modified from time to time in accordance with its terms, to the extent permitted in accordance with the Loan Documents.

          "MLTC LEASE OBLIGATIONS" means MLTC Obligations consisting of lease payments under the MLTC Documents.

          "MLTC LETTER OF CREDIT" means any Standby Letter of Credit issued to support the Existing MLTC Letter of Credit or commercial paper issued by MLTC Funding, Inc. pursuant to the MLTC Documents.

          "MLTC MORTGAGES" means deeds of trust, mortgages, leasehold mortgages and leasehold deeds of trust in form and substance satisfactory to the Administrative Agent and the Syndication Agent, as the same may be amended or otherwise modified from time to time in accordance with their terms, granting to the Collateral Agent for the benefit of certain or all of the Lender Parties a lien on and security interest in real property in which MLTC Funding, Inc. now or hereafter has or acquires an interest (whether a fee interest, a leasehold interest, an option to purchase or otherwise), and all buildings, structures and improvements now or hereafter located on any such real property and in which MLTC Funding, Inc. now or hereafter has or acquires any interest.

          "MLTC OBLIGATIONS" means the Obligations of the Borrower and its Subsidiaries under the MLTC Documents.

          "MLTC SECURITY AGREEMENT" has the meaning specified in Section
     5.01(x).

          "MOODY'S" means Moody's Investors Service, Inc.

          "MORTGAGE POLICY" has the meaning specified in Section 5.01(w).

          "MORTGAGES" means deeds of trust, mortgages, leasehold mortgages and leasehold deeds of trust, in form and substance satisfactory to the Administrative Agent and the Syndication Agent, as the same may be amended or otherwise modified from time to time in accordance with their terms, granting to the Collateral Agent for the benefit of the Lender Parties a lien on and security interest in real property in which any Loan Party now or hereafter has or acquires an interest (whether a fee interest, a leasehold interest, an option to purchase or otherwise), and all buildings, structures and improvements now or hereafter located on any such real property and in which any Loan Party now or hereafter has or acquires any interest, in each case including the real property described on
     Schedule 3.01(k)(ix) hereto.

          "MULTIEMPLOYER PLAN" of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "MULTIPLE EMPLOYER PLAN" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "NET CASH PROCEEDS" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance of any Debt or capital stock, or any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock, or any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, the aggregate amount of cash received from time to time by or on behalf of such Loan Party or Subsidiary (from any Person other than a Loan Party or a Subsidiary thereof) in connection with or by reason of other payments made in respect of such transaction after deducting therefrom only:

               (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees, related expenses and other similar fees, expenses and commissions,

               (b) the amount of taxes payable in connection with or as a result of such transaction; PROVIDED, HOWEVER, that, in the case of taxes that are deductible under this clause (b) but for the fact that they have not been paid, such Loan Party or Subsidiary may deduct an amount equal to the amount reserved in accordance with GAAP for such Loan Party's or Subsidiary's reasonable estimate of such taxes (adjusted to reflect statutory rates in effect at the time of such transaction after giving effect to deductions, credit carrybacks, carryforwards or similar items of such Loan Party or Subsidiary or such other amount as such Loan Party or Subsidiary estimates in good faith), other than taxes for which such Loan Party or Subsidiary is indemnified, to the extent such amount (such amount, as it may be reduced from time to time pursuant to Section 2.01(e), being the "TAX RESERVE") is applied to Advances outstanding under the Working Capital Facility in accordance with Section 2.05(b)(viii)(A),

               (c) the amount, if any, required to be reserved in accordance with GAAP, and so reserved, in connection with any contingency or liability that may be required under the terms of the documentation relating to such transaction solely to the extent that such amount (such amount, as it may be reduced from time to time pursuant to Section 2.01(e), being the "HOLDBACK RESERVE") is applied to prepay Advances outstanding under the Working Capital Facility in accordance with Section 2.05(b)(viii)(A),

               (d)  any unused Reserve Deficiency Amount, and

               (e) the amount of any Debt secured by a Lien on such asset that, by the terms of such transaction, is required to be repaid upon such disposition,

     in each case to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the asset that is the subject thereof and, in the case of clauses (a) and (e), are, within one week after receipt of such cash, actually paid to a Person that is not, in the case of clause (a), an Affiliate of any Loan Party or any of their Subsidiaries and in the case of clause (e), a Loan Party or any of its Subsidiaries.

          "NOTE" means a Term Loan Note, a Working Capital Note or a Swing Line Note.

          "NOTICE OF BORROWING" has the meaning specified in Section 2.02(a).

          "NOTICE OF ISSUANCE" has the meaning specified in Section 2.13(b)(i).

          "NOTICE OF RENEWAL" has the meaning specified in Section 2.13(a).

          "NOTICE OF SWING LINE BORROWING" has the meaning specified in
     Section 2.02(b).

          "NOTICE OF TERMINATION" has the meaning specified in Section 2.13(a).

          "OBLIGATION" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f); PROVIDED that, other than with respect to Obligations of any Loan Party under the Loan Documents and the Bank Hedge Agreements, the amount of any unliquidated, contingent or disputed liability at any time shall be computed as the amount that, in the light of all of the facts and circumstances known at such time, represents the amount that can reasonably be expected to become an actual or matured liability. Without limiting the generality of the foregoing the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and
     (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

          "OECD" means the Organization for Economic Cooperation and Development.

          "OPEN YEAR" has the meaning specified in Section 4.01(bb).

          "OPERATING LEASE" means a lease of any property (whether real, personal or mixed) which is not a Capitalized Lease.

          "OTHER TAXES" has the meaning specified in Section 2.11(b).

          "OVERALL TRANSACTION" means (i) the Acquisition, (ii) the distribution or payment by TPH to its stockholders and optionholders immediately prior to the Acquisition and certain employees of the Borrower or any of its Subsidiaries with respect to unissued options of TPH Notes in an aggregate principal amount of $50,000,000, 950,000 shares of Class C Stock (as defined in the Existing Credit Agreement), up to approximately $88,000,000 in cash (plus amounts deemed received on account of the exercise of options and warrants but subject to downward adjustment as provided in the Purchase Agreement) and the stock of Gart and MC, each a former indirect wholly-owned Subsidiary of the Borrower, (iii) the termination of the ESOP Adjustment Agreement (as defined in the Existing Credit Agreement) and the satisfaction or discharge of the Obligations of the Loan Parties under the ESOP Documents (as defined in the Existing Credit Agreement) (other than the ESOP Guaranty), (iv) the purchase of the PE Warrant by TPH from Pacific Enterprises, (v) the closing and funding of the facilities under the Existing Credit Agreement and the consummation of the other financings contemplated thereby (including, without limitation, the issuance of the Senior Unsecured Notes, the Subordinated Notes (including the issuance of the Class C Stock in connection therewith) and the TPH Notes and the entering into of the MLTC Documents (as defined in the Existing Credit Agreement)) and (vi) the other transactions contemplated thereby or contemplated in connection with any of the other transactions described in this definition.

          "PAYLESS" means Pay Less Drug Stores Northwest, Inc., a Maryland corporation, which was merged into the Borrower in September, 1995.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "PE INDEMNITY" means the Indemnification Agreement dated as of May 22, 1992 made by Pacific Enterprises in favor of TPH and Thrifty, as amended or supplemented from time to time in accordance with its terms, to the extent permitted in accordance with the Loan Documents.

          "PERMITTED ENCUMBRANCES" means, with respect to any real property, minor survey exceptions, minor title irregularities, easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Loan Parties and their Subsidiaries which were not incurred in connection with and do not secure Debt or other extensions of credit and which do not individually or in the aggregate materially adversely affect the value of such property or materially impair its use in the operation of the business of the Loan Parties and their Subsidiaries.

          "PERMITTED LIENS" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall
     have been commenced:   (a) Liens for taxes, assessments and governmental
     charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', landlords', warehousemen's, vendors', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or are being contested in good faith by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers' compensation laws, unemployment insurance laws or similar legislation or to secure public or statutory obligations or the performance of bids, tenders, surety and appeal bonds, government contracts (other than contracts for the payment of money), performance bonds and other obligations of like nature; and (d) Permitted Encumbrances.

          "PERSON" means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "PLAN" means a Single Employer Plan or a Multiple Employer Plan.

          "PLEDGED DEBT" has the meaning specified in the Security Agreement.

          "POST-CLOSING CONTRIBUTION" means a Capital Contribution made by TPH to the Borrower on the Commitment Reduction Date in an amount equal to the net proceeds of the Equity Issuance plus any interest or other earnings thereon MINUS the sum of (a) the Preliminary Contribution and (b) the aggregate amount paid by TPH on or before the Commitment Reduction Date to redeem, purchase or Defease TPH Notes pursuant to the TPH Note Redemption, the TPH Note Tender Offer or the TPH Note Defeasance.

          "POST-CLOSING REDUCTION AMOUNT" means an amount equal to (a) the aggregate face principal amount of any and all TPH Notes that are not redeemed, purchased or Defeased in accordance with the terms hereof on or before the Commitment Reduction Date pursuant to the TPH Note Redemption, the TPH Note Tender Offer or the TPH Note Defeasance, respectively, PLUS the aggregate face principal amount of any and all of the Borrower's Senior Unsecured Notes that are not purchased or Defeased in accordance with the terms hereof on or before the Commitment Reduction Date pursuant to the TPI Senior Note Tender Offer or the TPI Senior Note Defeasance, respectively, PLUS the amount, if any, by which $105 million exceeds the aggregate face principal amount of Subordinated Notes that are redeemed in accordance with the terms hereof on or before the Commitment Reduction Date, MINUS (b) the amount of the Closing Reduction Amount.

          "PREFERRED STOCK" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

          "PRELIMINARY CONTRIBUTION" means a Capital Contribution made by TPH to the Borrower on the Closing Date, with the proceeds of the Equity Issuance, in the amount of $115,500,000.

          "PRO RATA SHARE" of any amount means, with respect to any Working Capital Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Working Capital Commitment at such time and the denominator of which is the Working Capital Facility at such time.

          "PURCHASE AGREEMENT" means the Purchase and Sale Agreement dated as of December 1, 1993 among the Borrower, TPH and Kmart, as such agreement may have been amended, modified or supplemented through the date hereof.

          "RECAPITALIZATION" has the meaning specified in Preliminary Statement
     (2).

          "REDEEMABLE" means, with respect to any capital stock, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

          "REDUCTION AMOUNT" has the meaning specified in Section 2.05(b)(vii).

          "REFINANCED DEBT" has the meaning specified in Section 5.02(b)(ii)(E).

          "REGISTER" has the meaning specified in Section 8.07(c).

          "REGULAR MLTC DRAWINGS" means regular and usual drawings under MLTC Letters of Credit (or the Existing MLTC Letter of Credit) in connection with the repayment in the ordinary course of maturing commercial paper issued by MLTC Funding, Inc., so long as the Letter of Credit Advances (or, in the case of the Existing MLTC Letter of Credit, advances thereunder) resulting from any such drawing shall be repaid on the same Business Day as such drawing is made from the proceeds of refunding issuances of commercial paper or from amounts on deposit in the "OPERATING ACCOUNT" or the "COLLATERAL ACCOUNT" (each as defined in the MLTC Credit Acknowledgment, or, until the termination of the Existing MLTC Letter of Credit, the Existing MLTC Credit Acknowledgment) or from cash on hand.

          "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "RELATED DOCUMENTS" means (a) the TPH Notes and the TPH Notes Indenture (until all of the TPH Notes have been redeemed or otherwise retired or Defeased by TPH), (b) the Subordinated Debt Documents (until all of the Subordinated Notes have been redeemed or otherwise retired or Defeased by the Borrower), (c) the Senior Unsecured Debt Documents (until all of the Senior Unsecured Notes have been redeemed or otherwise retired or Defeased by the Borrower), (d) the Tax Sharing Agreement and (e) the MLTC Documents.

          "REQUIRED HEDGE AMOUNT" means, at any time, an amount equal to (a) one-third TIMES (b) an amount equal to (i) the aggregate amount of the Borrowing under the Term Loan Facility on the Closing Date and the initial Borrowing under the Working Capital Facility, MINUS (ii) the Post-Closing Reduction Amount, MINUS (iii) the aggregate of the scheduled amortization of the Term Loan Facility at or prior to such time, after taking into account any reduction thereof pursuant to Sections 2.04(b)(iii) and 2.05(b)(viii)(F).

          "REQUIRED LENDERS" means at any time Lenders owed or holding over 50% of the sum of (a) the aggregate Working Capital Commitments at such time (whether used or unused), and (b) the aggregate principal amount of the Term Loan Advances outstanding at such time or, prior to the initial Borrowing, the aggregate Term Loan Commitments at such time; PROVIDED, HOWEVER, if any Defaulting Lender shall owe one or more Defaulted Advances or Defaulted Amounts at such time but shall not be a Defaulting Lender under clause (b) of the definition of "Defaulting Lender", there shall be excluded from the determination of Required Lenders at such time the aggregate of such Lender's unused Commitments; PROVIDED FURTHER, HOWEVER, if any Defaulting Lender shall be a Defaulting Lender at such time as a result of clause (b) of the definition of "Defaulting Lender", there shall be excluded from the determination of Required Lenders at such time the sum of the aggregate principal amount of such Lender's Term Loan Advances outstanding at such time PLUS such Lender's Working Capital Commitment at such time (whether used or unused).

          "RESERVE DEFICIENCY AMOUNT" has the meaning specified in Section 2.05(b)(viii)(E).

          "ROLLING PERIOD" means, with respect to any fiscal quarter of the Borrower and its Subsidiaries, such fiscal quarter and the three consecutive immediately preceding fiscal quarters.

          "S&P" means Standard & Poor's Corporation.

          "SCHEDULED ASSETS" has the meaning specified in Section 2.05(b)(ii).

          "SECURED OBLIGATIONS" has the meaning specified in the Collateral Documents.

          "SECURITY AGREEMENT" has the meaning specified in Section
     3.01(k)(vii).

          "SENIOR UNSECURED DEBT DOCUMENTS" means the Senior Unsecured Notes Indenture and the Senior Unsecured Notes.

          "SENIOR UNSECURED DEBT RATING" means a rating of the Borrower's senior unsecured non-credit enhanced long-term debt publicly announced or published by S&P or Moody's as in effect from time to time.

          "SENIOR UNSECURED NOTES" means the senior unsecured notes of the Borrower in an aggregate principal amount of $250,000,000 issued pursuant to the Senior Unsecured Notes Indenture.

          "SENIOR UNSECURED NOTES INDENTURE" means the Indenture dated as of April 20, 1994 between the Borrower and First Trust National Association, as Trustee, pursuant to which the Senior Unsecured Notes are issued, as amended or supplemented from time to time in accordance with its terms, to the extent permitted in accordance with the Loan Documents.

          "SHAREHOLDERS AGREEMENT" means the Shareholders Agreement dated as of April 20, 1994 by and among Kmart, Green Equity Investors, L.P., TPH and the Borrower, as amended by the First Amendment to Shareholders Agreement dated as of September 15, 1995, the Second Amendment to Shareholders Agreement dated as of September 15, 1995, the Third Amendment to Shareholders Agreement dated as of November 7, 1995, and the Fourth Amendment to Shareholders Agreement dated as of March 20, 1996, and as further amended or otherwise modified from time to time in accordance with its terms, to the extent permitted in accordance with the Loan Documents.

          "SINGLE EMPLOYER PLAN" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "SOLVENT" and "SOLVENCY" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and
     (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "SPECIFIED FINANCIAL OFFICER" means, with respect to any Person, the chief financial officer or vice president-corporate controller of such Person.

          "SPECIFIED LIENS" means Permitted Liens and other Liens permitted under Sections 5.02(a)(iii), (iv), (vii) and (viii).

          "STANDBY LETTER OF CREDIT" means any Letter of Credit issued under the Letter of Credit Sub-Facility (other than a Trade Letter of Credit).

          "SUBORDINATED DEBT" means the Subordinated Notes and any other Debt of the Borrower that is subordinated to the Obligations of the Borrower under the Loan Documents on, and that otherwise contains, terms and conditions satisfactory to the Administrative Agent and the Syndication Agent and the Required Lenders.

          "SUBORDINATED DEBT DOCUMENTS" means the Subordinated Notes Indenture and all other agreements, indentures and instruments pursuant to which Subordinated Debt is issued.

          "SUBORDINATED NOTES" means the senior subordinated notes of the Borrower in an original aggregate principal amount of $300,000,000 issued pursuant to the Subordinated Notes Indenture.

          "SUBORDINATED NOTES INDENTURE" means the Indenture dated as of April 20, 1994 between the Borrower and First Trust National Association, as Trustee, pursuant to which the Subordinated Notes are issued, as amended or supplemented from time to time in accordance with its terms, to the extent permitted in accordance with the Loan Documents.

          "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate, in any case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "SUBSIDIARY GUARANTY" has the meaning specified in Section
     3.01(k)(xi).

          "SURVIVING DEBT" has the meaning specified in Section 3.01(c).

          "SWING LINE ADVANCE" means an advance made by (a) any Swing Line Bank pursuant to Section 2.01(c), or (b) any Working Capital Lender pursuant to
     Section 2.02(b).

          "SWING LINE BANK" means CUSA and Bankers.

          "SWING LINE BORROWING" means a borrowing consisting of simultaneous Swing Line Advances made by the Swing Line Banks.

          "SWING LINE FACILITY" has the meaning specified in Section 2.01(c).

          "SWING LINE NOTE" means a promissory note of the Borrower payable to the order of any Swing Line Bank, in substantially the form of Exhibit A-3 hereto, evidencing the aggregate indebtedness of the Borrower to such Swing Line Bank resulting from the Swing Line Advances made by such Swing Line Bank in its capacity as a Swing Line Bank.

          "SYNDICATION AGENT" has the meaning specified in the recital of parties to this Agreement.

          "TAX AGREEMENTS" means the Tax Sharing Agreement and the Tax Indemnity Agreement dated as of September 25, 1992 among TPH, Thrifty, Pacific Enterprises and Big 5 Holdings, Inc., as amended or otherwise modified from time to time in accordance with its terms, to the extent permitted in accordance with the Loan Documents.

          "TAX CERTIFICATE" has the meaning specified in Section 5.03(o).

          "TAX RESERVE" has the meaning specified in the definition of Net Cash Proceeds.

          "TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated as of September 25, 1992 among TPH and its Subsidiaries, as amended or otherwise modified from time to time in accordance with its terms, to the extent permitted in accordance with the Loan Documents.

          "TAXES" has the meaning specified in Section 2.11(a).

          "TERMINATION DATE" means the earlier of (a) December 31, 2002 and (b) the date of termination in whole of the Term Loan Commitments, Working Capital Commitments and Letter of Credit Commitments pursuant to Section
     2.04 or 6.01.

          "TERM LOAN ADVANCE" has the meaning specified in Section 2.01(a).

          "TERM LOAN BORROWING" means a borrowing consisting of simultaneous Term Loan Advances of the same Type made by the Term Loan Lenders.

          "TERM LOAN COMMITMENT" means, with respect to any Term Loan Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Term Loan Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to
     Section 8.07(c) as such Lender's "Term Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "TERM LOAN FACILITY" means, at any time, the aggregate amount of the Term Loan Lenders' Term Loan Commitments at such time.

          "TERM LOAN LENDER" means any Lender that has a Term Loan Commitment.

          "TERM LOAN NOTE" means a promissory note of the Borrower payable to the order of any Term Loan Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Loan Advance made by such Lender.

          "THIRD PARTY GUARANTIES" of any Person means all Debt or other Obligations (including, without limitation, Obligations under Operating Leases) of others guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, PROVIDED that MLTC Obligations consisting of contingent asset purchase Obligations and Obligations in connection with the Existing MLTC Letter of Credit and any Standby Letter of Credit supporting commercial paper issued by MLTC Funding, Inc. shall not be considered to be Third Party Guaranties.

          "THRIFTY" means Thrifty Corporation, a California corporation and a wholly owned Subsidiary of the Borrower.

          "TOTAL DEBT" of any Person means Debt in respect of the Advances, in the case of the Borrower, and all other Debt of such Person, but excluding reimbursement obligations with respect to undrawn Letters of Credit; PROVIDED, HOWEVER, that the MLTC Obligations (including any Advance resulting from any draw under any MLTC Letter of Credit) shall not in any event constitute Total Debt for purposes of Section 5.04(c); and PROVIDED FURTHER, HOWEVER, that any unamortized original issue discount shall not in any event constitute Total Debt for purposes of Section 5.04(c).

          "TPH" has the meaning specified in Preliminary Statement (1).

          "TPH GUARANTY" has the meaning specified in Section 3.01(k)(x).

          "TPH DEPOSIT ACCOUNT" has the meaning specified in the Security Agreement.

          "TPH NOTE DEFEASANCE" has the meaning specified in Preliminary Statement (2).

          "TPH NOTE REDEMPTION" has the meaning specified in Preliminary Statement (2).


          "TPH NOTES" means the senior unsecured notes of TPH issued pursuant to the TPH Notes Indenture.

          "TPH NOTES INDENTURE" means the Indenture dated as of April 20, 1994 between TPH and First Trust National Association, as Trustee, pursuant to which the TPH Notes were issued, as amended or supplemented from time to time in accordance with its terms, to the extent permitted in accordance with the Loan Documents.

          "TPH NOTE TENDER OFFER" has the meaning specified in Preliminary Statement (2).

          "TPI SENIOR NOTE CONSENTS" means the consent of the holders of not less than 66 2/3% of the aggregate face principal amount of the Borrower's Senior Unsecured Notes to the proposed amendments to the Senior Unsecured Notes Indenture as set forth in the Borrower's Offer to Purchase and Consent Solicitation dated March 12, 1996.

          "TPI SENIOR NOTE DEFEASANCE" has the meaning specified in Preliminary Statement (2).

          "TPI SENIOR NOTE TENDER OFFER" has the meaning specified in Preliminary Statement (2).

          "TPI SUBORDINATED NOTE REDEMPTION" has the meaning specified in Preliminary Statement (2).

          "TPI SUBORDINATED NOTE REDEMPTION AMOUNT" means the amount required to be paid by the Borrower in order to redeem the maximum amount of Subordinated Notes permitted to be redeemed in connection with the TPI Subordinated Note Redemption.

          "TRADE LETTER OF CREDIT" means any Letter of Credit that is issued under the Letter of Credit Sub-Facility for the benefit of a supplier of Inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory, the conditions to drawing under which include the presentation to the Issuing Bank that issued such Letter of Credit of negotiable bills of lading, invoices and related documents sufficient, in the judgment of such Issuing Bank, to create a valid and perfected Lien on such Inventory.

          "TRADEMARK, COPYRIGHT AND LICENSE SECURITY AGREEMENT" has the meaning specified in Section 3.01(k)(viii).

          "TREASURY REGULATIONS" means the temporary and final regulations promulgated under the Internal Revenue Code.

          "TYPE" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

          "UNREIMBURSED MLTC AMOUNT" means, at any time, the aggregate amount of payments made by the Issuing Banks (or, in the case of the Existing MLTC Letter of Credit, the issuer thereof) in respect of drawings under the MLTC Letters of Credit (or the Existing MLTC Letter of Credit) where reimbursement of the resulting Letter of Credit Advances (or other advances) was not effected on the same Business Day with the proceeds of newly issued commercial paper of MLTC Funding, Inc. solely by reason of conditions affecting the commercial paper market generally and not relating to any performance by or condition of any Loan Party or any of its Subsidiaries, PROVIDED that from and after the date that is nine months after the date of any such payment, the amount of such payment shall be excluded from the Unreimbursed MLTC Amount.

          "UNUSED WORKING CAPITAL COMMITMENT" means, with respect to any Working Capital Lender (but not in any such Lender's capacity as an Issuing Bank or as a Swing Line Bank) at any time, such Lender's Working Capital Commitment at such time minus the sum of (a) the aggregate principal amount of all Working Capital Advances, Swing Line Advances and Letter of Credit Advances made by such Lender under the Working Capital Facility and outstanding at such time, plus (b) such Lender's Pro Rata Share of (i) the aggregate Available Amount of all Letters of Credit outstanding under the Letter of Credit Sub-Facility at such time, (ii) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks under the Letter of Credit Sub-Facility pursuant to Section 2.13(c) and outstanding at such time other than any such Letter of Credit Advance which, at or prior to such time, has been assigned in part to such Working Capital Lender pursuant to Section 2.13(c) and (iii) the aggregate principal amount of all Swing Line Advances made by the Swing Line Banks pursuant to Section 2.01(c) and outstanding at such time other than any such Swing Line Advance which, at or prior to such time, has been assigned in part to such Working Capital Lender pursuant to Section 2.02(b).

          "VOTING STOCK" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such a contingency.

          "WELFARE PLAN" means a welfare plan, as defined in Section 3(1) of ERISA.

          "WELLS FARGO L/C" means the Existing Letter of Credit issued by Wells Fargo Bank, N.A. and described on Schedule 2.13(e), as amended, substituted or otherwise modified solely to the extent required to support workers' compensation obligations of TPH and its Subsidiaries in the State of California.

          "WITHDRAWAL LIABILITY" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

          "WORKING CAPITAL ADVANCE" has the meaning specified in Section
     2.01(b).

          "WORKING CAPITAL BORROWING" means a borrowing consisting of simultaneous Working Capital Advances of the same Type made by the Working Capital Lenders.

          "WORKING CAPITAL COMMITMENT" means, with respect to any Working Capital Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "WORKING CAPITAL COMMITMENT" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Lender's "WORKING CAPITAL COMMITMENT", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "WORKING CAPITAL FACILITY" means, at any time, the aggregate amount of the Working Capital Lenders' Working Capital Commitments at such time.

          "WORKING CAPITAL LENDER" means any Lender that has a Working Capital Commitment.

          "WORKING CAPITAL NOTE" means a promissory note of the Borrower payable to the order of any Working Capital Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Working Capital Advances, Swing Line Advances and Letter of Credit Advances made by such Lender in its capacity as a Lender.

          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) ("GAAP"). If the Borrower determines that it is necessary to follow an accounting practice that is consistent with generally accepted accounting principles but is not consistent with the accounting practice followed in the preparation of the financial statements referred to in
Section 4.01(f), all calculations included in this Agreement shall be made using the accounting practice followed in the preparation of the financial statements referred to in Section 4.01(f).



                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

          SECTION 2.01. THE ADVANCES. (a) THE TERM LOAN ADVANCES. Each Term Loan Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a "TERM LOAN ADVANCE") to the Borrower on the Closing Date in an amount not to exceed such Lender's Term Loan Commitment on such Business Day (after taking into account any reduction thereof on the Closing Date pursuant to Section 2.04(b)(iii)). Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

          (b) THE WORKING CAPITAL ADVANCES. Each Working Capital Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "WORKING CAPITAL ADVANCE") to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such Lender's Unused Working Capital Commitment on such Business Day (subject, however, to the terms of Sections 2.01(e) and 2.04(b)(iii)). Each Working Capital Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, PROVIDED that the foregoing minimum shall not apply if the proceeds of such Borrowing shall be used to repay or prepay in full outstanding Swing Line Advances, and shall consist of Working Capital Advances made by the Working Capital Lenders ratably according to their Working Capital Commitments. Within the limits of each Working Capital Lender's Unused Working Capital Commitment in effect from time to time, the Borrower may borrow under this
Section 2.01(b), prepay pursuant to Section 2.05(a) and reborrow under this
Section 2.01(b).

          (c) THE SWING LINE ADVANCES. The Borrower may request the Swing Line Banks to make, and each Swing Line Bank may, if in its sole discretion it elects to do so, make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date (i) in an aggregate amount owing to the Swing Line Banks not to exceed at any time outstanding $30,000,000 (the "SWING LINE FACILITY"), (ii) in an aggregate amount owing to any one Swing Line Bank not to exceed at any time outstanding one-half of the Swing Line Facility and (iii) in an amount for each Swing Line Borrowing not to exceed the aggregate of the Unused Working Capital

Commitments of the Working Capital Lenders on such Business Day; PROVIDED, HOWEVER, that no Swing Line Bank shall make any such Advance unless concurrently therewith the other Swing Line Bank makes its proportionate shares of such Advances. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,500,000 or an integral multiple of $500,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clauses (ii) and
(iii) above, so long as each Swing Line Bank, in its sole discretion, elects to make Swing Line Advances, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.03 or prepay pursuant to Section 2.05(a) and reborrow under this Section 2.01(c).

          (d) MANDATORY CLEAN-DOWN PERIOD. Notwithstanding the provisions of Sections 2.01(b), 2.01(c) and 2.13, during each Mandatory Clean-Down Period, if any, no Borrowings may be made under Section 2.01(b) or 2.01(c), and no Letters of Credit may be issued under Section 2.13, unless the aggregate principal amount of Working Capital Advances, Letter of Credit Advances (other than Letter of Credit Advances resulting from Regular MLTC Drawings) and Swing Line Advances outstanding after giving effect to such Borrowing or the issuance of such Letter of Credit does not exceed the Clean-Down Amount.

          (e) SET ASIDE OF WORKING CAPITAL COMMITMENTS IN RESPECT OF TAX RESERVES, HOLDBACK RESERVES AND EQUITY PROCEEDS. (i) Each Working Capital Lender's Pro Rata Share of an aggregate amount of Working Capital Commitments equal to the sum of the outstanding Tax Reserves and Holdback Reserves shall be reserved and shall be available to be borrowed solely for purposes of paying the taxes or contingencies or liabilities in respect of which such Tax Reserve or Holdback Reserve, as the case may be, was established or to prepay Advances in accordance with Section 2.05(b)(viii). Each Tax Reserve shall be reduced on any date on which the Borrower notifies the Administrative Agent that any tax has been paid by any Loan Party or any of its Subsidiaries in respect of which such Tax Reserve was established and on the date on which the Borrower prepays Advances pursuant to Section 2.05(b)(viii) in respect of such Tax Reserve, in each case, by an amount equal to such payment or prepayment. Each Holdback Reserve shall be reduced on any date on which the Borrower notifies the Administrative Agent that any contingency or liability has been paid by any Loan Party or any of its Subsidiaries in respect of which such Holdback Reserve was established and on the date on which the Borrower prepays Advances pursuant to
Section 2.05(b)(viii) in respect of such Holdback Reserve, in each case, by an amount equal to such payment or prepayment.

          (ii) If and to the extent that the Borrower shall elect pursuant to
Section 5.02(m) to invest any Equity Proceeds in a temporary reduction of the amount of Working Capital Advances outstanding hereunder, each Working Capital Lender's Pro Rata Share of an aggregate amount of Working Capital Commitments equal to such Equity Proceeds shall be reserved and shall be unconditionally available to be reborrowed, PROVIDED that the amount thereof is used solely for the purposes specified in Section 5.02(m).

          SECTION 2.02. MAKING THE ADVANCES. (a) Except as otherwise provided in Section 2.02(b) each Borrowing shall be made on notice, given not later than 1:00 P.M., (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telex, telecopier or cable. Each such notice of a Borrowing (a "NOTICE OF BORROWING") shall be by telex, telecopier or cable, confirmed immediately in writing, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing, (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance and (vi) in the case of Working Capital Borrowings, the amount, if any, of the proceeds of such Borrowing that are to be applied to pay taxes or contingencies or liabilities with respect to which a Tax Reserve or Holdback Reserve was established, as the case may be, or to prepay outstanding Term Loan Advances pursuant to Section 2.05(b)(viii), or to liquidate Equity Proceeds for use in accordance with Section 5.02(m). In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Appropriate Lender of the applicable interest rate under
Section 2.06(a)(ii). Each Appropriate Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower's Account; PROVIDED, HOWEVER, that, in the case of any Working Capital Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by any Swing Line Bank or any Issuing Bank, as the case may be, and by any other Working Capital Lender and outstanding on the date of such Working Capital Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to such Swing Line Bank or such Issuing Bank, as the case may be, and such other Working Capital Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

          (b) Each Swing Line Borrowing shall be made on notice, given not later than 1:00 P.M., (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Administrative Agent, which shall give to each Swing Line Bank prompt notice thereof by telex, telecopier or cable. Each such notice of a Swing Line Borrowing (a "NOTICE OF SWING LINE BORROWING") shall be by telephone, telex or telecopier, confirmed immediately in writing, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). If, in its sole discretion, it elects to make the requested Swing Line Advance, each Swing Line Bank will make the amount thereof available to the Administrative Agent at the Administrative Agent's Account, in same day funds, subject to the proviso to the first sentence in Section 2.01(c). After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower's Account. Upon written demand by any Swing Line Bank with an outstanding Swing Line Advance, with a copy of such demand to the Administrative Agent, each other Working Capital Lender shall purchase from such Swing Line Bank, and such Swing Line Bank shall sell and assign to each such other Working Capital Lender, such other Lender's Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Domestic Lending Office to the Administrative Agent for the account of such Swing Line Bank, by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment. Each Working Capital Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank which made such Advance, PROVIDED that notice of such demand is given not later than 1:00 P.M., (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by a Swing Line Bank to any other Working Capital Lender of a portion of a Swing Line Advance, such Swing Line Bank represents and warrants to such other Lender that such Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Working Capital Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Working Capital Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of such Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by such Swing Line Bank shall be reduced by such amount on such Business Day.

          (c)  Anything in subsection (a) above to the contrary notwithstanding,
(i) if the Borrower shall select Eurodollar Rate Advances at any time during the first 60 days after the Closing Date, the Interest Period for such Eurodollar Rate Advances shall be one month and all such Eurodollar Rate Advances outstanding at the same time shall have the same Interest Period, (ii) the Borrower may not select Eurodollar Rate

Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09, and
(iii) the Term Loan Advances consisting of Eurodollar Rate Advances may not be outstanding as part of more than three separate Borrowings and the Working Capital Advances consisting of Eurodollar Rate Advances may not be outstanding as part of more than six separate Borrowings.

          (d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

          (e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section
2.06 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement and if, in addition, the Borrower has repaid such Advance, the amount of such Advance shall be returned to the Borrower.

          (f) Except as otherwise provided in Section 2.01(c), the failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

          SECTION 2.03. REPAYMENT. (a) TERM LOAN ADVANCES. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Loan Lenders the aggregate outstanding principal amount of the Term
Loan Advances on the dates and, subject to Section 2.04(b)(iii)(A) and
Section 2.05, in the amounts indicated on Schedule 2.03(a) hereto.

          (b) WORKING CAPITAL ADVANCES. The Borrower shall repay to the Administrative Agent for the ratable account of the Working Capital Lenders the aggregate outstanding principal amount of the Working Capital Advances on the Termination Date.

          (c) SWING LINE ADVANCES. The Borrower shall repay to the Administrative Agent for the account of each Swing Line Bank and each other Working Capital Lender which has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date.

          (d) LETTER OF CREDIT ADVANCES. The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance the outstanding principal amount of each Letter of Credit Advance made by each of them on the Termination Date.

          SECTION 2.04. REDUCTION OF THE COMMITMENTS. (a) OPTIONAL. The Borrower may, upon at least five Business Days' notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Letter of Credit Commitments and the Unused Working Capital Commitments at any time after the Closing Date; PROVIDED, HOWEVER, that each partial reduction of a Facility
(i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

          (b) MANDATORY. (i) The Working Capital Facility shall be automatically and permanently reduced on each date on which prepayment (or collateralization) thereof is required to be made pursuant to Section 2.05(b)(i), (ii) or (iii), in an amount equal to the applicable Reduction Amount and in an amount equal to the applicable Excess Amount, if any, PROVIDED that, in each case, each such reduction shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

          (ii) The Letter of Credit Sub-Facility shall be permanently reduced from time to time on the date of each reduction in the Working Capital Facility by the amount, if any, by which the aggregate amount of the Letter of Credit Sub-Facility exceeds the Working Capital Facility after giving effect to such reduction.

          (iii)On the Closing Date, before the making of any Advances, (A) the Term Loan Commitments of the Term Loan Lenders shall be automatically and permanently reduced, on a ratable basis, by an aggregate amount equal to 25% of the Closing Reduction Amount (and the installment amounts indicated on Schedule 2.03(a) shall be reduced on a pro rata basis by such amount), and (B) the Working Capital Commitments of the Working Capital Lenders shall be automatically and permanently reduced, on a ratable basis, by an aggregate amount equal to 75% of the Closing Reduction Amount.

          (iv) The Working Capital Facility shall be automatically and permanently reduced on each date on which prepayment of outstanding Letter of Credit Advances or Working Capital Advances is required pursuant to
Section 2.05(b)(xi) as a result of a drawing under the MLTC Letter of Credit by the amount of such prepayment.

          (v) On the Commitment Reduction Date, the Working Capital Commitments of the Working Capital Lenders shall be automatically and permanently reduced, on a ratable basis, by an amount equal to 75% of the Post-Closing Reduction Amount.

          SECTION 2.05. PREPAYMENTS. (a) OPTIONAL. The Borrower may, upon notice not later than 1:00 P.M., New York City time, at least one Business Day prior to the date of prepayment in the case of Base Rate Advances (or, in the case of Swing Line Advances, not later than 1:00 P.M., New York City time, on the date of prepayment), and upon at least five Business Days' notice in the case of Eurodollar Rate Advances, in either case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; PROVIDED, HOWEVER, that
(x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof, or, if less, the principal amount outstanding under the Facility being so prepaid, (y) no such prepayment of a Eurodollar Rate Advance shall be made other than on the last day of an Interest Period therefor. Each prepayment of the Term Loan Facility under this Section 2.05(a) shall be applied FIRST to the scheduled installments thereof due within six months following the date on which such prepayment is made, in the order of maturity thereof until such installments are paid in full, and SECOND to the remaining scheduled installments of the Term Loan Facility on a pro rata basis until such installments are paid in full.

          (b) MANDATORY. (i) The Borrower shall, on the 95th day following the end of each Fiscal Year (other than Fiscal Year 1996), prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to the Excess Cash Flow Percentage (as of the last day of such Fiscal Year) of the amount of Excess Cash Flow for such Fiscal Year. Each such prepayment shall be applied FIRST to the scheduled installments of the Term Loan Facility on a pro rata basis until such installments are paid in full, and SECOND to the Working Capital Facility (including the Letter of Credit Sub-Facility) as set forth in clause (vii) below.

          (ii) The Borrower shall, on the first Business Day following the date of receipt by TPH, the Borrower or any of the Borrower's Subsidiaries of the Net Cash Proceeds from the sale, lease, transfer or other disposition of any assets specified on Schedule 5.02(e) hereto or other assets approved for this purpose by the Required Lenders (the "SCHEDULED ASSETS") of TPH, the Borrower or any of the Borrower's Subsidiaries, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to 100% of the amount of such Net Cash Proceeds. Each such prepayment shall be applied FIRST to the scheduled installments of the Term Loan Facility due on or within six months following the date on which such prepayment is due, in the order of maturity thereof until such installments are paid in full, SECOND to the remaining scheduled installments of the Term Loan Facility on a pro rata basis until such installments are paid in full, and THIRD to the Working Capital Facility (including the Letter of Credit Sub-Facility) as set forth in clause (vii) below.

          (iii)The Borrower shall, on the first Business Day following the date of receipt (or such later date as may be specified in Section 5.02(e)) by TPH, the Borrower or any of the Borrower's Subsidiaries of the Net Cash Proceeds from (A) the sale, lease, transfer or other disposition of any assets of TPH, the Borrower or any of the Borrower's Subsidiaries (other than (x) sales of Inventory in the ordinary course of business (including, without limitation, diversion sales) as, and to the extent, permitted under Section 5.02(e), (y) the disposition of Scheduled Assets to the extent that the Net Cash Proceeds from the disposition of such Scheduled Assets are applied pursuant to
Section 2.05(b)(ii) and (z) any sale, lease, transfer or other disposition of assets pursuant to Section 5.02(e)(i), (ii), (iv) (to the extent used to make Capital Expenditures as provided in Section 5.02(e)(iv)), (v), (vii) through
(x), (xi) (to the extent applied pursuant to Section 2.05(b)(xi) or permitted to be retained by the Borrower or any of its Subsidiaries as provided in such clause (xi)) or (xii)), (B) the incurrence or issuance after the Closing Date by the Borrower or any of the Borrower's Subsidiaries of any Funded Debt (other than Funded Debt issued or incurred pursuant to Section 5.02(b)(i)(B) or 5.02(b)(ii)(A), (B), (C) or (E), or up to $15,000,000 incurred pursuant to
Section 5.02(b)(i)(E)(y) in connection with the refinancing of Surviving Debt, or, to the extent the Net Cash Proceeds thereof are applied pursuant to Section 2.05(b)(xi) or are not otherwise required to be applied to prepay Advances hereunder, Funded Debt issued or incurred under Section 5.02(b)(ii)(F)), (C) the sale or issuance by TPH, the Borrower or any of the Borrower's Subsidiaries of any capital stock (other than stock sold to directors, officers or employees of TPH, the Borrower or any of the Borrower's Subsidiaries to the extent permitted in accordance with the terms of the Loan Documents), any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock and (D) any Extraordinary Receipt not otherwise included in clause (ii) above or subclause (A), (B) or (C) above, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to
(1) in the case of subclause (A) or (B) above, 100% of the amount of such Net Cash Proceeds, (2) in the case of subclause (C) above, 75% of the first $150,000,000 of the amount of such Net Cash Proceeds PLUS 50% of the amount by which such Net Cash Proceeds exceeds $150,000,000, and (3) in the case of subclause (D) above, 75% of the amount of such Net Cash Proceeds. Each such prepayment shall be applied FIRST to the scheduled installments of the Term Loan Facility on a pro rata basis until such installments are paid in full, and SECOND to the Working Capital Facility (including the Letter of Credit Sub-Facility) as set forth in clause (vii) below.

          (iv) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Working Capital Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances equal to the amount (if any) by which (A) the aggregate principal amount of the Working Capital Advances, the Swing Line Advances and the Letter of Credit Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Working Capital Facility. Each such prepayment shall be applied to the Working Capital Facility (including the Letter of Credit Sub-Facility) as set forth in clause (vii) below.

          (v) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such Account to equal the amount (if any) by which the aggregate Available Amount of all Letters of Credit then outstanding under the Letter of Credit Sub-Facility exceeds the amount of the Letter of Credit Sub-Facility on such Business Day.

          (vi) The Borrower shall, on the first day of each Mandatory Clean-Down Period (if any), prepay the Working Capital Advances, the Swing Line Advances and the Letter of Credit Advances (other than Letter of Credit Advances resulting from Regular MLTC Drawings) in an amount equal to the amount (if any) by which the aggregate principal amount of Working Capital Advances, Swing Line Advances and Letter of Credit Advances (other than Letter of Credit Advances resulting from Regular MLTC Drawings) then outstanding exceeds the Clean-Down Amount. Each such prepayment shall be applied FIRST to the Swing Line Advances then outstanding until such Advances are paid in full and SECOND to the Working Capital Advances then outstanding until such Advances are paid in full.

          (vii)Prepayments of the Working Capital Facility (including the
Letter of Credit Sub-Facility) made pursuant to clause (i), (ii), (iii) or (iv) above shall be FIRST applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, SECOND applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, THIRD applied to prepay Advances then outstanding comprising part of the same Borrowings outstanding under the Working Capital Facility until such Advances are paid in full and FOURTH deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding (the sum of such prepayment amounts and cash collateralization amounts (other than any arising under clause (iv) above) being referred to herein as the "REDUCTION AMOUNT"); and, in the case of prepayments required pursuant to clause (i),

(ii) or (iii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding and the 100% cash collateralization of the Available Amount of Letters of Credit then outstanding (the "EXCESS AMOUNT") may be retained by the Borrower and the Working Capital Facility (including the Letter of Credit Sub-Facility) shall be permanently reduced as set forth in
Section 2.04(b)(i). Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank.

          (viii) (A) The Borrower shall, on the first Business Day following the date of receipt by TPH, the Borrower or any of the Borrower's Subsidiaries of the Net Cash Proceeds from any of the transactions described in Section 2.05(b)(ii) or in clause (A), (B), (C) or (D) of Section 2.05(b)(iii), prepay an amount equal to the sum of the Tax Reserve (if any) and the Holdback Reserve (if any), in each case, established in connection with such transaction, to be FIRST applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, SECOND applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, THIRD applied to prepay Working Capital Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full, FOURTH deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Letters of Credit then outstanding and FIFTH deposited in the Cash Collateral Account.

          (B) The Borrower shall, on the earlier of (I) the date that is one year after the date on which any Loan Party or any of its Subsidiaries receives Net Cash Proceeds from the sale, lease, transfer or other disposition of assets of any of them and in respect of which a Tax Reserve was established and (II) the earlier of the dates on which the tax return covering such taxes is filed or is required to be filed, prepay an aggregate principal amount of the Term Loan Advances comprising part of the same Borrowings in an amount equal to such Tax Reserve outstanding at such time.

          (C) The Borrower shall, on the earlier of (I) 18 months after the date on which any Loan Party or any of its Subsidiaries receives Net Cash Proceeds from the sale, lease, transfer or other disposition of assets of any of them and in respect of which a Holdback Reserve was established and (II) the date on which the related contingency or liability is no longer required to be reserved against in accordance with GAAP, prepay an aggregate principal amount of the Term Loan Advances comprising part of the same Borrowings in an amount equal to such Holdback Reserve outstanding at such time.

          (D) Each such prepayment under subclause (B) or (C) above shall be applied to the Term Loan Facility in the same manner as the Net Cash Proceeds from the transaction under Section 2.05(b)(ii) or 2.05(b)(iii), as the case may be, with respect to which the relevant Tax Reserve or Holdback Reserve, as the case may be, was established.

          (E) If a Tax Reserve or Holdback Reserve should, within the time periods set forth in clauses (B) and (C) above, be insufficient to discharge the liability actually incurred with respect to which the reserve was established, the amount (the

"RESERVE DEFICIENCY AMOUNT") by which the actual liability exceeds such reserve shall, until fully utilized, reduce the Net Cash Proceeds from the next occurring transaction or transactions the Net Cash Proceeds from which would otherwise be required to be applied pursuant to Section 2.05(b)(ii) or 2.05(b)(iii) hereof.

          (F) The Borrower shall, on the Commitment Reduction Date, prepay an aggregate principal amount of Term Loan Advances comprising a part of the same Borrowing in an amount equal to 25% of the Post-Closing Reduction Amount. Such prepayment shall be applied to the scheduled installments of the Term Loan Facility on a pro rata basis.

          (ix) Anything contained in this Section 2.05(b) to the contrary notwithstanding, (A) if, following the occurrence of any "Asset Sale" (as such term is defined in the Subordinated Notes Indenture or the Senior Unsecured Notes Indenture) by TPH, the Borrower or any of the Borrower's Subsidiaries, the Borrower is required to commit by a particular date (a "COMMITMENT DATE") to apply or cause its Subsidiaries to apply an amount equal to any of the "Net Proceeds" (as defined in the Subordinated Notes Indenture or the Senior Unsecured Notes Indenture, as the case may be) thereof in a particular manner, or to apply by a particular date (an "APPLICATION DATE") an amount equal to any such "Net Proceeds" in a particular manner, in either case in order to excuse the Borrower from being required to make an "Asset Sale Offer" (as defined in the Subordinated Notes Indenture or the Senior Unsecured Notes Indenture, as the case may be) in connection with such "Asset Sale," and the Borrower shall have failed to so commit or to so apply an amount equal to such "Net Proceeds" at least 30 days before the Commitment Date or the Application Date, as the case may be, or (B) if the Borrower at any other time shall have failed to apply or commit or cause to be applied an amount equal to any such "Net Proceeds," and, within 30 days thereafter assuming no further application or commitment of an amount equal to such "Net Proceeds" the Borrower would otherwise be required to make an "Asset Sale Offer" in respect thereof, then in either such case the Borrower shall immediately apply or cause to be applied an amount equal to such "Net Proceeds" to the payment of the Advances in the manner set forth in Section 2.05(b)(iii) in such amounts as shall excuse the Borrower from making any such "Asset Sale Offer".

          (x)  Notwithstanding anything to the contrary contained in subsection
(b)(ii) or (b)(iii) of this Section 2.05 or in Section 5.02(e), so long as no Default shall have occurred and be continuing, if, on any date on which a prepayment of Advances would otherwise be required pursuant to subsection
(b)(ii) or (b)(iii) of this Section 2.05 and the applicable subsections of
Section 5.02(e), the aggregate amount of Net Cash Proceeds or other amounts otherwise required by such subsections to be applied to prepay Advances on such date are less than or equal to $1,000,000, the Borrower may defer such prepayment until the date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required by such subsections to be applied to prepay Advances exceeds $1,000,000. During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Working Capital Advances and may, subject to the fulfillment of the conditions set forth in Section 3.02, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05. Upon the occurrence of a Default, the Borrower shall immediately prepay Advances in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Advances by this
Section 2.05 (without giving effect to the first and second sentences of this subsection (b)(x)) and Section 5.02(e) but which have not previously been so applied.

          (xi) The Borrower shall, on the first Business Day following the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from the incurrence or issuance of Debt pursuant to Section 5.02(b)(ii)(F) or the sale of assets pursuant to Section 5.02(e)(xi) (except, in each case, to the extent not required therein to prepay Advances hereunder), prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to 100% of the amount of such Net Cash Proceeds. Each such prepayment shall be allocated FIRST to prepay outstanding Letter of Credit Advances resulting from a drawing under any MLTC Letter of Credit (and the Working Capital Facility shall be reduced as set forth in Section 2.04(b)(iv)), SECOND, in the event that any MLTC Letter of Credit is not paid when properly drawn upon, to prepay Working Capital Advances comprising part of the same Borrowing to the extent such Advances were used to purchase the assets which are the subject of the MLTC Documents (and the Working Capital Facility shall be reduced as set forth in Section 2.04(b)(iv)), and THIRD, to the extent set forth therein, as set forth in Section 2.05(b)(iii).

          (xii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid. If any payment required to be made under this Section 2.05(b) on account of Eurodollar Rate Advances would be made other than on the last day of the applicable Interest Period therefor, the Borrower shall deposit the amount of such payment in the Cash Collateral Account until the last day of the applicable Interest Period at which time such payment shall be made.

          SECTION 2.06. INTEREST. (a) INTEREST. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i) BASE RATE ADVANCES. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time (PROVIDED that in the case of any Swing Line Advance, the rate per annum shall be equal to the rate applicable from time to time to other Base Rate Advances MINUS the Commitment Fee Percentage in effect from time to time), payable in arrears quarterly on the last day of each March, June,

     September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

          (ii) EURODOLLAR RATE ADVANCES. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

          (b) DEFAULT INTEREST. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on
(i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above, as applicable, and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest is accrued pursuant to clause (a)(i) or (a)(ii) above, as applicable, and in all other cases on Base Rate Advances pursuant to clause
(a)(i) above.

          SECTION 2.07. FEES. (a) COMMITMENT FEE. The Borrower shall pay to the Administrative Agent for the account of the Working Capital Lenders a commitment fee, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing June 30, 1996, and on the Termination Date, on the sum of the average daily Unused Working Capital Commitment of such Lender PLUS its Pro Rata Share of average daily outstanding Swing Line Advances during such quarter, for each quarter from the Closing Date until the Termination Date at the rate per annum equal to the Commitment Fee Percentage in effect from time to time; PROVIDED, HOWEVER, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

          (b) LETTER OF CREDIT FEES, ETC. (i) The Borrower shall pay to the Administrative Agent for the account of each of the Working Capital Lenders a commission on such Lender's Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding under the Letter of Credit Sub-Facility from time to time at the rate per annum equal to the Letter of Credit Fee Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 1996, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any such Letter of Credit and on the Termination Date.

          (ii) The Borrower shall pay to each Issuing Bank, for its own account,
(A) a fronting fee for each Letter of Credit issued by such Issuing Bank in an amount equal to 0.125% per annum of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 1996, and on the earliest to occur of the full drawing, expiration, termination or cancellation of such Letter of Credit and on the Termination Date and (B) such other issuance fees, transfer fees and other customary fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree upon.

          (c) OTHER FEES. The Borrower shall pay to each of the Administrative Agent, the Syndication Agent and each Co-Arranger for its own account such fees as may from time to time be agreed by the Borrower with such other party.

          SECTION 2.08. CONVERSION OF ADVANCES. (a) OPTIONAL. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.09, Convert all or any portion of the Advances (other than Swing Line Advances and Letter of Credit Advances) of one Type comprising the same Borrowing into Advances of the other Type; PROVIDED, HOWEVER, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c). Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and
(iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

          (b) MANDATORY. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

          (ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such

Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

          SECTION 2.09. INCREASED COSTS, ETC. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost (other than with respect to taxes, including interest, additions to tax and penalties relating thereto, which are governed by Section 2.11) to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend or to issue Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend or to issue Letters of Credit hereunder or to the issuance or maintenance of any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

          (c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least 25% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist. A certificate as to the inadequacy of such Eurodollar Rate in reflecting such cost, setting forth the basis therefor in reasonable detail, submitted to the Borrower by such Lenders shall be conclusive and binding for all purposes, absent manifest error.

          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders under each such Facility to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

          (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and
(ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended; and the Administrative Agent agrees promptly to notify the Borrower of such suspension, PROVIDED, HOWEVER, that the failure to give such notice shall not affect the effectiveness of such suspension.

          SECTION 2.10. PAYMENTS AND COMPUTATIONS. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) or, in the case of Swing Line Advances, 1:00 P.M. (New York City time), on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all
                                      -58-
appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender's proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender, and for application to such principal installments, as the Administrative Agent shall direct.

          (c) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due, PROVIDED that no Lender shall charge any such account without the prior consent of the Administrative Agent.

          (d) All computations of interest, fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days (except in the case of interest on Base Rate Advances, which shall be computed on the basis of a year of 365 or 366 days, as the case may be), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; PROVIDED, HOWEVER, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender

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together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

           SECTION 2.11. TAXES. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING, in the case of each Lender and the Administrative Agent and the Syndication Agent, net income taxes that are imposed by the United States and franchise taxes or taxes based on gross receipts and net income taxes that are imposed on such Lender or the Administrative Agent or the Syndication Agent by the state or foreign jurisdiction under the laws of which such Lender or the Administrative Agent or the Syndication Agent is organized or any political subdivision thereof or by any state or foreign jurisdiction because the principal office or principal place of management and control of such Lender or the Administrative Agent or the Syndication Agent is located in such jurisdiction and, in the case of each Lender, franchise taxes or taxes based on gross receipts and net income taxes that are imposed on such Lender by the state or foreign jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent or the Syndication Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or the Administrative Agent or the Syndication Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "OTHER TAXES").

          (c) The Borrower shall indemnify each Lender and the Administrative Agent and the Syndication Agent for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 2.11, paid by such Lender or the Administrative Agent or the Syndication Agent and any liability (including penalties, additions to tax, interest and expenses, except to the extent such penalties, additions to tax, interest and expenses are attributable to the willful misconduct or gross negligence of such Lender or the Administrative Agent or the Syndication Agent) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent or the Syndication Agent makes written demand therefor, which demand shall contain

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

reasonable documentation regarding such Taxes or other liability and evidencing the payment thereof.

          (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder or under the Notes by the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is more likely than not exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

          (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent and the Borrower with Internal Revenue Service form 1001, 4224 or W-8, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes, certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States or certifying that such Lender is an exempt foreign person. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; PROVIDED, HOWEVER, that, if, at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001, 4224 or W-8, that the Lender reasonably considers to be confidential, the Lender shall give

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

notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) (OTHER THAN if such failure is due to a change in law that prevents the provision of such form occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e)), such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States; PROVIDED, HOWEVER, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall, at the Lender's expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

          SECTION 2.12. SHARING OF PAYMENTS, ETC. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender's ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, and PROVIDED FURTHER that any such excess payment received as a result of an optional prepayment made pursuant to Section 2.05(a) by (x) any Term Loan Lender shall be shared on a pro rata basis only with Term Loan Lenders, and (y) any Working Capital Lender shall be shared on a pro rata basis only with other Working Capital Lenders. The Borrower agrees that any Lender so purchasing a participation from

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

another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          SECTION 2.13. LETTERS OF CREDIT. (a) THE LETTER OF CREDIT SUB-FACILITY. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue, or to cause its Designated Issuer to issue, U.S. dollar-denominated letters of credit (together with the Existing Letters of Credit referred to in Section 2.13(e), the "LETTERS OF CREDIT") for the account of the Borrower or the account of the Borrower and Bi-Mart if so specified by the Borrower or, in the case of an MLTC Letter of Credit, for the account of the Borrower and MLTC Funding, Inc., from time to time on any Business Day during the period from the date of the initial Borrowing until 60 days before the Termination Date (i) in an aggregate Available Amount for all Letters of Credit issued by such Issuing Bank not to exceed at any time such Issuing Bank's Letter of Credit Commitment (or such greater amount as such Issuing Bank shall agree), and (ii) in an Available Amount for each such Letter of Credit not to exceed an amount equal to the Unused Working Capital Commitments of the Working Capital Lenders on such Business Day less the Electronic L/C Reserve then in effect less the Available Amount of the Wells Fargo L/C to the extent that the unused amount of such Commitments has not otherwise been reduced by the Available Amount of the Wells Fargo L/C. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (A) 15 days before the Termination Date and (B) (1) in the case of a Standby Letter of Credit, one year after the date of issuance thereof (but such Standby Letter of Credit may by its terms be automatically renewable annually upon notice (a "NOTICE OF RENEWAL") given to the Issuing Bank that issued such Standby Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least ten Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a "NOTICE OF TERMINATION")) and (2) in the case of a Trade Letter of Credit, six months after the date of issuance thereof; PROVIDED that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination and (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; PROVIDED, HOWEVER, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to

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

the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement; PROVIDED further, that in the case of the Wells Fargo L/C, the applicable conditions set forth in Article III shall be deemed to be fulfilled in connection with such renewal unless the Issuing Bank thereof shall have received written notice to the contrary from the Borrower or the Administrative Agent at least ten Business Days before such specified date. Within the limits of the Letter of Credit Sub-Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.13(a), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to
Section 2.13(c) and request the issuance of additional Letters of Credit under this Section 2.13(a). Each Issuing Bank that at any time issues an MLTC Letter of Credit is authorized to enter into and perform such documentation as is contemplated by the MLTC Documents. The Borrower and any one Issuing Bank under the Letter of Credit Sub-Facility may from time to time agree to reserve under the Letter of Credit Commitments thereunder an amount (the "ELECTRONIC L/C RESERVE") not to exceed $10,000,000, which reserve shall (i) be available solely for electronically issued Trade Letters of Credit from time to time in accordance with customary procedures applicable thereto and each such electronically issued Letter of Credit (an "ELECTRONIC L/C") shall be considered a Letter of Credit for all purposes under this Agreement and (ii) be established upon not less than 2 Business Days' prior written notice thereof from the Borrower to the Administrative Agent, PROVIDED that upon notice given at any time by the Administrative Agent to the Borrower and the Issuing Banks under the Letter of Credit Sub-Facility, the ability to establish and maintain the Electronic L/C Reserve and the ability of an Issuing Bank to electronically issue Trade Letters of Credit under this Agreement shall be suspended until further notice from the Administrative Agent.

          (b) REQUEST FOR ISSUANCE. (i) Each Letter of Credit (other than the Wells Fargo L/C) shall be issued upon notice, given not later than 12:00 Noon (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank (subject to the proviso to the last sentence in Section 2.13(a)), which shall give to the Administrative Agent and each Working Capital Lender prompt notice thereof by telex, telecopier or cable, PROVIDED, HOWEVER, that the Borrower may request (and if such request is made, the Borrower shall represent and warrant that after giving effect to such issuance, the aggregate Available Amount of Trade Letters of Credit outstanding does not exceed $10,000,000) and the Issuing Banks may issue, up to $10,000,000 in the aggregate of Trade Letters of Credit (including Electronic L/Cs) without the giving of notice thereof by any Issuing Bank to the Administrative Agent and each Working Capital Lender unless and until the Administrative Agent has notified each Issuing Bank that it must give such notice prior to any issuance of Letters of Credit and, PROVIDED, FURTHER, that the amount, if any, of the Electronic L/C Reserve shall reduce the amount of non-electronically issued Trade Letters of Credit that can be issued without notification pursuant to the preceding proviso. Each such notice of issuance of a Letter of Credit (a "NOTICE OF ISSUANCE") shall be by telex, telecopier or cable (or, in the case of Electronic L/Cs, transmitted electronically), confirmed immediately in writing, specifying therein the requested (A)

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name of the Issuing Bank, (B) date of such issuance (which shall be a Business
Day), (C) Available Amount of such Letter of Credit, (D) expiration date of such Letter of Credit, (E) name and address of the beneficiary of such Letter of Credit, (F) the account party for which such Letter of Credit is being issued (which account party shall be the Borrower or the Borrower and Bi-Mart or, in the case of any MLTC Letter of Credit, the Borrower and MLTC Funding, Inc.) and
(G) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit or, in the case of Electronic L/Cs, shall be subject to the agreement entered into with the relevant Issuing Bank with respect thereto (in each case, a "LETTER OF CREDIT AGREEMENT"). If the requested form of such Letter of Credit is acceptable to the Administrative Agent and such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in
Article III, make such Letter of Credit available to the Borrower or Bi-Mart as specified by the Borrower, at the Borrower's office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

          (ii) Each Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by such Issuing Bank, (B) to each Working Capital Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (C) to the Administrative Agent and each Working Capital Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank, PROVIDED, that with respect to any Letter of Credit issued to support workers' compensation obligations in the State of California, the Issuing Bank that issued such Letter of Credit shall not be required to furnish the information otherwise required to be furnished under clauses (A) and (B) above but shall promptly notify the Administrative Agent of the expiration or termination, or any change in the Available Amount, of such Letter of Credit.

          (c) DRAWING AND REIMBURSEMENT. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by any Issuing Bank with an outstanding Letter of Credit Advance, with a copy of such demand to the Administrative Agent, each Working Capital Lender shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Working Capital Lender, such Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable

                                      -65-

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Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender, and promptly thereafter, the Administrative Agent will transfer such funds to such Issuing Bank. The
Borrower hereby agrees to each such sale and assignment. Each Working Capital Lender agrees, absolutely and unconditionally, including, without limitation, during the existence of a Default and without setoff or counterclaim, to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on
(i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, PROVIDED notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any Working Capital Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Working Capital Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Working Capital Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.
If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

          (d) OBLIGATIONS ABSOLUTE. The Obligations of the Borrower under this Agreement with respect to Letters of Credit, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, any of the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):

          (i) any lack of validity or enforceability of this Agreement, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (this Agreement and all of the other foregoing being, collectively, the "L/C RELATED DOCUMENTS");

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

          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

          (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

          (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

          (vi) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

          (e) EXISTING LETTERS OF CREDIT. Effective as of the Closing Date, the letters of credit issued for the account of the Borrower prior to the Closing Date by United States National Bank of Oregon and Wells Fargo Bank, N.A. in an aggregate face amount not exceeding the total amount set forth on Schedule 2.13(e) hereto (such letters of credit, including any amendment, substitution or modification of the Wells Fargo L/C to the extent permitted under the definition thereof, being the "EXISTING LETTERS OF CREDIT") will be deemed to have been issued as, and be, Letters of Credit hereunder.

          SECTION 2.14. USE OF PROCEEDS AND USE OF LETTERS OF CREDIT. The proceeds of the Term Loan Advances and the Working Capital Advances made on the occasion of the initial Borrowings shall be applied towards the refinancing of Existing Debt of the Borrower and its Subsidiaries and to the payment of cash fees and expenses payable at the Closing Date (which shall have been disclosed to the Administrative Agent and the Syndication Agent) relating to the Recapitalization, and the initial issuance of Letters of Credit under the Letter of Credit Sub-Facility shall be used for the

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replacement of (or credit support for) existing letters of credit. Proceeds of subsequent Advances and Letters of Credit shall be used for general corporate purposes of the Borrower and its Subsidiaries. Standby Letters of Credit shall be used solely to support worker's compensation obligations, other insurance-related obligations, equipment lease obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding, commercial paper and for such other purposes as shall be agreed to by the Administrative Agent and the Syndication Agent.

          SECTION 2.15. DEFAULTING LENDERS. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the Obligation of such Defaulting Lender to make such Defaulted Advance. In the event that the Borrower shall so set off and otherwise apply the Obligation of the Borrower to make any such payment against the Obligation of such Defaulting Lender to make any such Defaulted Advance on any date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such set-off and application under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower reduces the amount of the Obligation of the Borrower to make any payment otherwise required to be made by it hereunder or under any other Loan Document as a result of the exercise by the Borrower of its right set forth in this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

          (b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lenders and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to the Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and the Lenders and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the Lenders, in the following order of priority:

          (i) FIRST, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent (in its capacity as such);

          (ii) SECOND, to the Issuing Banks and the Swing Line Banks for any Defaulted Amounts then owing to the Issuing Banks and the Swing Line Banks (in their respective capacities as such), ratably in accordance with such respective Defaulted Amounts then owing to such Issuing Banks and such Swing Line Banks (in their respective capacities as such); and

          (iii) THIRD, to any other Lenders for any Defaulted Amounts then owing to such other Lenders (in their respective capacities as such), ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders (in their respective capacities as such).

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

          (c) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow, or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Citibank, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

          (i) FIRST, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent (in its capacity as such) hereunder;

          (ii) SECOND, to the Issuing Banks and the Swing Line Banks for any amount then due and payable by such Defaulting Lender to the Issuing Banks and the Swing Line Banks (in their respective capacities as such), ratably in accordance with such respective amounts then due and payable to the Issuing Banks and the Swing Line Banks (in their respective capacities as such);

          (iii) THIRD, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders (in their respective capacities as such) hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders (in their respective capacities as such); and

          (iv) FOURTH, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that such Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Defaulting Lender shall be distributed by the Administrative Agent to such Defaulting Lender and applied by such Defaulting Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

          (d)  The rights and remedies against a Defaulting Lender under this
Section 2.15 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

                                   ARTICLE III

                              CONDITIONS OF LENDING

          SECTION 3.01. CONDITIONS TO INITIAL BORROWING AND INITIAL ISSUANCE. The obligation of each Lender to make an Advance on the occasion of the initial Borrowing and any Issuing Bank to issue a Letter of Credit on the occasion of the initial issuance is subject to the satisfaction of the following conditions prior to or concurrent with the initial borrowing and initial issuance:

          (a) The Equity Issuance, the Preliminary Contribution and the TPI Senior Note Tender Offer shall have been consummated strictly in accordance with the material terms of the agreements and documents governing the same, without any waiver, amendment or modification not consented to by the Administrative Agent, the Syndication Agent and the Co-Arrangers of any material term, provision or condition set forth therein, and in compliance in all material respects with all applicable laws.

          (b) The structure and all terms and conditions of the Recapitalization, all transactions to occur in connection therewith or as conditions thereto, and all components thereof (including the payment of transaction fees and expenses in connection therewith), and the legal, tax, accounting and financial effects thereof, and the corporate and legal structure and capitalization of each Loan Party and each of its Subsidiaries (including the terms and conditions of the charter, bylaws and each class of capital stock of each Loan Party and each such Subsidiary) shall be satisfactory in all material respects to the Administrative Agent, the Syndication Agent and the Co-Arrangers, and all documentation implementing or relating to the Recapitalization or delivered as closing conditions thereto or relating to such corporate and legal structure and capitalization shall be in effect and in form, scope and substance reasonably satisfactory in all material respects to the Administrative Agent, the Syndication Agent and the Co-Arrangers, and each of the conditions to the consummation of each component of the Recapitalization shall have been satisfied (other than actions to be taken by the Borrower and TPH after the Closing Date in connection with the TPH Note Redemption, the TPH Note Tender Offer, the TPH Note Defeasance, the TPI Subordinated Note Redemption and the TPI Senior Note Defeasance), or, with the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld), waived and the components of the Recapitalization to be consummated on the Closing Date shall have been consummated. Without limiting the generality of the foregoing, each of the Administrative Agent and the Syndication Agent shall have received evidence reasonably satisfactory to it that, on the Closing Date:

               (1)  TPH shall have completed the Equity Issuance.

               (2) TPH shall have made the Preliminary Contribution to the Borrower.

               (3) The Borrower shall have offered to purchase all of its Senior Unsecured Notes pursuant to the terms of the TPI Senior Note Tender Offer, and shall have purchased and retired all such Senior Unsecured Notes so tendered on or before the Closing Date.

               (4) The commitments under the Existing Credit Agreement shall have been terminated and the release of all collateral thereunder shall have occurred or otherwise be provided for to the satisfaction of the Administrative Agent and the Syndication Agent.

               (5)  The TPI Senior Note Consents shall have been obtained.

          (c) The Administrative Agent, the Syndication Agent and the Co-Arrangers shall be satisfied that all Existing Debt, other than the Debt identified on Part I of Schedule 3.01(c) (the "SURVIVING DEBT"), has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished, and all such Surviving Debt shall be on terms and conditions satisfactory to the Administrative Agent, the Syndication Agent and the Co-Arrangers.

          (d) Before giving effect to the Equity Issuance, the Preliminary Contribution, the TPI Senior Note Tender Offer, the extinguishment of all Existing Debt (other than Surviving Debt) and the other transactions contemplated by this Agreement, there shall have occurred no Material Adverse Change since October 1, 1995 in the case of (i) TPH and its Subsidiaries taken as a whole and (ii) the Borrower and its Subsidiaries taken as a whole.

          (e) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of their Subsidiaries or any shareholders of TPH pending or threatened before any court, governmental agency or arbitrator that in the reasonable business judgment of the Administrative Agent and the Syndication Agent (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(e) (the "DISCLOSED LITIGATION") or (ii) may affect the legality, validity or enforceability of the Recapitalization, this Agreement, any Note or any other Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(e).

          (f) The Recapitalization and all arrangements in connection with the capitalization of each of TPH and the Borrower and their respective Subsidiaries as well as all other transactions contemplated hereby shall be in material compliance with all applicable laws and regulations (including, without limitation, all applicable environmental, ERISA, retiree health benefits, workers' compensation and securities laws and regulations) and shall not contravene any term or condition of any charters, by-laws or debt instrument or, except as set forth on Schedule 3.01(f) hereto, any material term or condition of any other material agreement of TPH or the Borrower or of any Subsidiary or Affiliate thereof and all material governmental and third party consents and approvals necessary in connection with the Recapitalization under such laws, regulations, charters, by-laws, debt instruments or other material agreements or otherwise required to be obtained for the ongoing conduct of the business of any Loan Party or any of its Subsidiaries or for the execution, delivery and performance by the Loan Parties of the Loan Documents and required to have been obtained prior to the Closing Date shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) other than such governmental or third party consents the failure to obtain which shall not be materially adverse to TPH or the Borrower, in each case, together with its respective Subsidiaries, taken as a whole or affect the enforceability, validity or binding effect of any of the Loan Documents (excluding Mortgages covering Collateral which, in the aggregate, is immaterial) or expose the Administrative Agent, the Syndication Agent, the Collateral Agent or the Lenders to personal liability.

          (g) The Administrative Agent and the Syndication Agent shall be reasonably satisfied with all corporate proceedings of TPH and the Borrower and their respective Subsidiaries relating to the Recapitalization.

          (h) The Administrative Agent and the Syndication Agent shall be reasonably satisfied with the status of the labor relationships, including all union and labor contracts, of TPH and the Borrower and their respective Subsidiaries.

          (i) The Administrative Agent and the Syndication Agent shall be reasonably satisfied with all agreements and arrangements among TPH and any of its Subsidiaries and any of its or their Affiliates (including, without limitation, all cash management agreements and other intercompany arrangements among TPH and its Subsidiaries).

          (j) The Borrower shall have paid in full all accrued fees and, to the extent reasonable documentation thereof has been provided to the Borrower at least two Business Days prior to the Closing Date, expenses of the Administrative Agent, the Syndication Agent and the Co-Arrangers (it being understood that reasonable and documented legal fees of the Administrative Agent will be paid after the Closing Date promptly upon presentation of appropriate documentation in support thereof).

          (k) The Administrative Agent shall have received on or before the day of the initial Borrowing or initial issuance, as the case may be, the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent and the Syndication Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

               (i)       The Notes to the order of the Lenders.

               (ii) Certified copies of the resolutions of the Board of Directors of the Borrower and each other Loan Party approving the Recapitalization, this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Recapitalization, this Agreement, the Notes and each other Loan Document.

               (iii) A copy of a certificate of the Secretary of State of the state of incorporation of each Loan Party, and, with respect to clause (B) below for the State of California, a certificate from the Franchise Tax Board, in each case dated reasonably near the date of the initial Borrowing or initial issuance, listing the charter of the Borrower (if incorporated in that state) and each other Loan Party (if incorporated in that state) and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to the Borrower's or such other Loan Party's charter on file in his office, (B) the Borrower and each other Loan Party that does business in the State of California are in good standing with the Franchise Tax Board and (C) the Borrower and each other Loan Party are duly incorporated and in good standing or presently subsisting under the laws of the state of their incorporation.

               (iv) A copy of a certificate of the Secretary of State of such states as the Administrative Agent and the Syndication Agent shall reasonably require, dated reasonably near the date of the initial Borrowing or initial issuance, stating that the Borrower and each other Loan Party are duly qualified and in good standing as foreign corporations in such State and have filed all annual reports required to be filed to the date of such certificate.

               (v) A certificate of the Borrower and each other Loan Party, signed on behalf of the Borrower and such other Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the date of the initial Borrowing or initial issuance (the statements made in which certificate shall be true on and as of the date of the initial Borrowing or initial issuance), certifying as to (A) the absence (except as otherwise disclosed by such certificate) of any amendments to the charter of the Borrower or such other Loan Party since the date of the Secretary of State's certificate referred to in Section 3.01(k)(iii), (B) a true and correct copy of the by-laws of the Borrower and such other Loan Party as in effect on the date of the initial Borrowing or initial issuance,
          (C) the due incorporation and good standing of the Borrower and such other Loan Party as a corporation organized under the laws of the state of its incorporation, and the absence of any proceeding for the dissolution or liquidation of the Borrower or such other Loan Party,
          (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the initial Borrowing (or, if different, the specific date referred to in such representation or warranty) and (E) the absence of any event occurring and continuing, or resulting from the initial Borrowing, that constitutes a Default.

               (vi) A certificate of the Secretary or an Assistant Secretary of the Borrower and each other Loan Party certifying the names and true signatures of the officers of the Borrower and such other Loan Party authorized to sign this Agreement, the Notes and each other Loan Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

               (vii) A security agreement in substantially the form of Exhibit D (as amended from time to time in accordance with its terms, the "SECURITY AGREEMENT"), duly executed by the Loan Parties, together with:

                    (A) certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt referred to therein indorsed in blank, and together with a pledge, pursuant to the terms of the Security Agreement, of (1) the TPH Deposit Account (into which TPH shall have deposited the gross proceeds of the Equity Issuance after deducting underwriters' commissions) and
               (2) except as otherwise provided by Section 5.02(m), the Equity Proceeds received by the Borrower from TPH,

                    (B) financing statements duly executed by each of the Loan Parties for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent and the Syndication Agent may deem necessary or desirable in order to perfect and protect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

                    (C) completed requests for information, dated on or before the date of the initial Borrowing or initial issuance, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name the Borrower or any other Loan Party as debtor, together with copies of such other financing statements,

                    (D) evidence of the completion of substantially all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent and the Syndication Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereunder,

                    (E) copies of the Assigned Agreements, if any, referred to in the Security Agreement, together with a consent to such assignment, in form and substance satisfactory to the Administrative Agent and the Syndication Agent, duly executed by each party to such Assigned Agreements other than the Borrower, and

                    (F) evidence that substantially all other action that the Administrative Agent and the Syndication Agent may require prior to the Closing Date in order to perfect and protect the Liens created under the Security Agreement has been taken (other than those actions required to be taken under Sections 5.01(s) and
               (x)).

               (viii) A trademark, copyright and license security agreement in substantially the form of Exhibit E (as amended from time to time in accordance with its terms, the "TRADEMARK, COPYRIGHT AND LICENSE SECURITY AGREEMENT"), duly executed by each of the Loan Parties, together with evidence that all action that the Administrative Agent and the Syndication Agent may deem necessary or desirable in order to perfect and protect the Liens created under the Trademark, Copyright and License Security Agreement has been taken (other than those actions required to be taken under Section 5.01(v)).

               (ix) Mortgages, duly executed by the appropriate Loan Parties, covering the properties listed on Schedule 3.01(k)(ix) hereto, together with:

                    (A) preliminary title reports or title insurance commitments for American Land Title Association Lender's Extended Coverage Policies of Title Insurance insuring the Mortgages executed with respect to the properties listed on
               Schedule 5.01(w) hereto, and

                    (B) evidence that all other action that the Administrative Agent and the Syndication Agent may deem necessary or desirable in order to create valid first priority (subject only to Specified Liens) and subsisting Liens on the property described in such Mortgages has been taken (other than those actions required to be taken under Section 5.01(w)).

               (x) A guaranty in substantially the form of Exhibit F (as amended from time to time in accordance with its terms, the "TPH GUARANTY"), duly executed by TPH.

               (xi) A guaranty in substantially the form of Exhibit G (as amended from time to time in accordance with its terms, the "SUBSIDIARY GUARANTY"), duly executed by each Guarantor (other than
          TPH).

               (xii) To the extent requested by the Administrative Agent, copies of the Related Documents (including amendments thereto) and any employment agreements to which any Loan Party is a party.

               (xiii) Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Administrative Agent, the Syndication Agent or the Co-Arrangers shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, litigation, compliance with laws, obligations under ERISA and Welfare Plans, collective bargaining agreements and other arrangements with employees, financial statements (which in the case of annual statements shall be audited) of TPH and its Subsidiaries and the Borrower and its Subsidiaries for the Fiscal Year ending on October 1, 1995 and for the fiscal quarter ending December 31, 1995, monthly projections for the businesses to be operated by the Borrower for the fiscal year ending in September, 1996, and, to the extent available, monthly historical financial results for such businesses for the last two complete fiscal years and all subsequent fiscal months through the last reported fiscal month prior to the Closing Date, in each case in form and substance reasonably satisfactory to the Lenders.

               (xiv) Certificates, in substantially the form of Exhibit H hereto, attesting to the Solvency of each Loan Party, both immediately prior to and after giving effect to the Recapitalization and the other transactions contemplated hereby, from its chief financial officer or, in the case of the Borrower's Subsidiaries, from the Borrower's chief financial officer, to the Administrative Agent and the Lenders.

               (xv) A letter, in form and substance satisfactory to the Administrative Agent and the Syndication Agent, from KPMG Peat Marwick LLP, the Borrower's independent certified public accountants, to the Administrative Agent and the Syndication Agent, acknowledging that the Lenders have relied and will rely upon the financial statements of the Borrower examined by such accountants in determining whether to enter into, and to take action or refrain from taking action under, the Loan Documents.

               (xvi) Evidence of insurance naming the Collateral Agent as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is reasonably satisfactory to the Administrative Agent and the Syndication Agent, and evidence of business interruption and earthquake insurance in form, amounts and with insurers reasonably acceptable to the Administrative Agent and the Syndication Agent and such other insurance as may be required by the Security Agreement.

               (xvii) A favorable opinion of Irell & Manella LLP, counsel for the Loan Parties, in substantially the form of Exhibit I-1 hereto and as to such other matters as the Administrative Agent and the Syndication Agent may reasonably request.

               (xviii)   A favorable opinion of (A) Kramer, Levin, Naftalis,
          Nessen, Kamin & Frankel, special New York counsel to the Loan Parties, in substantially the form of Exhibit I-2 hereto and as to such other matters as the Administrative Agent and the Syndication Agent may reasonably request, and (B) Pillsbury, Madison & Sutro, special California liquor law counsel to the Loan Parties, in substantially the form of Exhibit I-4 hereto and as to such other matters as the Administrative Agent and the Syndication Agent may reasonably request.

               (xix) A favorable opinion of in-house legal counsel to the Loan Parties, in substantially the form of Exhibit I-3 hereto and as to such other matters as the Administrative Agent and Syndication Agent may reasonably request.

               (xx) Favorable opinions of the local counsel to the Lenders set forth in Part I of Schedule 3.01(k)(xx) hereto in the jurisdictions set forth in Part I of Schedule 3.01(k)(xx) hereto, and of the local counsel to the Loan Parties set forth in Part II of
          Schedule 3.01(k)(xx) hereto in the jurisdictions set forth in Part II of Schedule 3.01(k)(xx) hereto, in form and substance satisfactory to the Administrative Agent and the Syndication Agent and as to such other matters as the Administrative Agent may reasonably request.

              (xxi) A favorable opinion of Pennie & Edmonds, intellectual property counsel to the Lenders, in form and substance satisfactory to the Administrative Agent and the Syndication Agent and as to such other matters as any Lender through the Administrative Agent and the Syndication Agent may reasonably request.

              (xxii) A favorable opinion of Shearman & Sterling, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

          SECTION 3.02. CONDITIONS PRECEDENT TO EACH BORROWING, ISSUANCE AND RENEWAL. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance and other than a Swing Line Advance made by a Working Capital Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Standby Letter of Credit, and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing, issuance or renewal (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Standby Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing, issuance or renewal such statements are true):

          (i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom or use thereof, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, issuance or renewal, in which case, as of that date; and

          (ii) no event has occurred and is continuing, or would result from such Borrowing, issuance or renewal or from the application of the proceeds therefrom or use thereof, that constitutes a Default;

and (b) the Administrative Agent shall have received such other approvals, opinions as to material matters or documents as the Administrative Agent or any Appropriate Lender or any such Issuing Bank through the Administrative Agent may reasonably request in order to confirm (i) the accuracy of the Borrower's representations and warranties contained in the Loan Documents, (ii) the Borrower's timely compliance with the terms, covenants and agreements set forth in the Loan Documents and (iii) the absence of any Default.

          SECTION 3.03. DETERMINATIONS UNDER SECTION 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender's ratable portion of such Borrowing.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants as follows:

          (a) Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and nonassessable and is owned by TPH free and clear of all Liens, except those created under the Loan Documents.

          (b) Set forth on Part I of Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the Closing Date (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of all of such Subsidiaries has been validly issued, is fully paid and nonassessable and is owned by the Loan Parties or one or more of their respective Subsidiaries free and clear of all Liens, except those created under the Collateral Documents and Permitted Liens. Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Set forth on Part II of
     Schedule 4.01(b) hereto is a complete and accurate list of the shareholders of record of TPH and holders of record of options, warrants, rights of conversion or purchase and similar rights with respect thereto, showing, as of the date hereof (but without giving effect to the Equity Issuance), the number of shares of each class of capital stock of TPH and the percentage of the outstanding shares of each such class owned of record by each such shareholder, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights owned of record by the holder thereof.

          (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the consummation of the Recapitalization and the other transactions contemplated hereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action on the part of such Loan Party, and do not (i) contravene such Loan Party's charter or by-laws, (ii) violate any Law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and Regulation X of the Board of Governors of the Federal Reserve System), or any order, writ, judgment, injunction, decree, determination or award to which such Loan Party is subject or by which it or its properties is bound, except, other than with respect to the Loan Documents, such violations as would not be reasonably likely to subject any Loan Party or any of its Subsidiaries to any criminal penalties (other than non-material fines) or any Lender Party to any civil or criminal penalties and would not reasonably be expected to be materially adverse to TPH or the Borrower, in each case, together with its respective Subsidiaries, taken as a whole,
     (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or other instrument relating to Debt or, except as set forth on Schedule 3.01(f) hereto, any material contract or lease binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the liens and security interests created under the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such Law, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

          (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or for the consummation of the Recapitalization or the other transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof except the timely filing of continuation statements and as otherwise contemplated by the Loan Documents) or (iv) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents (other than, to the extent required by applicable law, informational filings or judicial or regulatory approval of foreclosure on or liquidation of Collateral or any assumption of control of the business of the Borrower or any of its Subsidiaries by any Lender Party or representative thereof following any Default), except for the authorizations, approvals, actions, notices and filings required to be obtained, taken, given or made prior to the Closing Date, all of which have been duly obtained, taken, given or made and are in full force and effect, other than those which the failure to obtain, take, give or make would not be reasonably likely to be materially adverse to TPH or the Borrower, in each case, together with its respective Subsidiaries, taken as a whole or affect the enforceability, validity or binding effect of any of the Loan Documents (excluding Mortgages covering Collateral which, in the aggregate, is immaterial) or expose the Administrative Agent, the Syndication Agent, the Collateral Agent or the Lenders to personal liability. All applicable approvals in connection with the Recapitalization and the other transactions contemplated hereby have been received without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Recapitalization or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

          (e) Each of this Agreement and the Subordinated Notes Indenture has been, and each of the Notes and each other Loan Document and MLTC Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. Each of this Agreement and the Subordinated Notes Indenture is, and each of the Notes and each other Loan Document and MLTC Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

          (f) (i) The Consolidated balance sheet of the Borrower and its Subsidiaries as at October 1, 1995, the related Consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, accompanied by an opinion of KPMG Peat Marwick LLP, independent public accountants and duly certified by the chief financial officer of the Borrower, and (ii) the Consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 1995, and the related Consolidated statement of operations and cash flows of the Borrower and its Subsidiaries for the 13-week period then ended, duly certified by the chief financial officer of the Borrower, copies of each of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at December 31, 1995, and said statements of operations and cash flows for the 13-week period then ended, to year-end audit adjustments, the Consolidated and consolidating financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated and consolidating results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since October 1, 1995, there has been no Material Adverse Change.

          (g) The Consolidated pro forma balance sheets of TPH and its Subsidiaries as at December 31, 1995, and the related Consolidated pro forma statements of operations of TPH and its Subsidiaries for the Fiscal Year ended October 1, 1995 and the 13-week period ended December 31, 1995, as set forth in the Registration Statement on Form S-1 of TPH pertaining to the Equity Issuance that was declared effective by the Securities and Exchange Commission on April 15, 1996, fairly present the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, in each case giving effect to the Recapitalization and the other transactions contemplated hereby, all in accordance with GAAP.

          (h) The Consolidated statements of forecasted balance sheets, income statements and cash flows of the Borrower and its Subsidiaries as set forth in Section VI of the Information Memorandum or delivered to the Lenders pursuant to Section 5.03(e) were, or at the time of delivery thereof, will have been, prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrower to be reasonable at the time of delivery of such forecasts.

          (i) Prior to and as of the Closing Date, neither the Information Memorandum nor any other information, exhibit or report taken as a whole furnished by any Loan Party to the Administrative Agent, the Syndication Agent or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

          (j) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any shareholder of TPH, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the Disclosed Litigation or (ii) is reasonably likely to affect the legality, validity or enforceability of the Recapitalization, this Agreement, any Note, any other Loan Document or any Subordinated Debt Document or MLTC Document or the consummation of the transactions contemplated hereby, and there has been no material adverse change in the status, or financial effect on any Loan Party or any of the Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(e) hereto.

          (k) No proceeds of any Advance will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

          (l) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any

     Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (m) The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent, relating to the Loan Documents or such as may have been filed in connection with other Liens permitted under the Loan Documents.

          (n) On and after the Closing Date and until the Collateral Release Date, the Collateral Documents create a valid and perfected first priority security interest (subject only to Specified Liens) in the Collateral, securing the payment of the applicable Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

          (o) All transactions contemplated by the Recapitalization or this Agreement to occur on the Closing Date have been consummated.

          (p) Set forth on Schedule 4.01(p) hereto is a complete and accurate list, as of the date hereof, of all Plans, Multiemployer Plans and Welfare Plans with respect to any employees of any Loan Party or any of its Subsidiaries.

          (q) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of any Loan Party or any of its ERISA Affiliates.

          (r) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan of any Loan Party or any of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

          (s) Neither any Loan Party nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan of any Loan Party or any of its ERISA Affiliates.

          (t) Neither any Loan Party nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

          (u) The aggregate annualized cost (including, without limitation, the cost of insurance premiums) with respect to post-retirement benefits under Welfare Plans (excluding any Welfare Plan maintained pursuant to any collective bargaining agreement) for which the Loan Parties and their Subsidiaries are liable does not exceed $1,000,000.

          (v) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are or have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (unless adequately insured in accordance with Section 5.01(d)) that would be reasonably likely to have a Material Adverse Effect.

          (w) Except as set forth in Schedule 4.01(w) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each Loan Party and its Subsidiaries and each Loan Party and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, except, in any case, where the failure to so comply with or obtain any of the foregoing, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect and would not be reasonably likely to subject any Loan Party or any of its Subsidiaries to any criminal penalties (other than non-material fines) or any Lender Party to any civil or criminal penalties.

          (x) Except as set forth in Schedule 4.01(x) hereto, no circumstances exist that may reasonably be expected to (i) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any Liens arising under applicable Environmental Law.

          (y) Except as set forth in Schedule 4.01(y) hereto, none of the properties currently owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of any Loan Party, proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list and no Loan Party has received notice that any of its formerly owned or operated properties is so listed or proposed for listing; except as set forth in Schedule 4.01(y) hereto, no underground storage tanks, as such term is defined in 42 U.S.C. Section 6991, are located on any property currently owned or operated by any Loan Party or any of its Subsidiaries; Hazardous Materials have not been released or disposed of on any property currently owned or operated by any Loan Party or any of its Subsidiaries in any manner or quantity that could reasonably be expected to result in material liability or Obligations of any Loan Party or any of its Subsidiaries; and no Loan Party nor any of its Subsidiaries has received notice that Hazardous Materials have been transported to any location that is listed or, to the knowledge of any Loan Party, proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list.

          (z) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that would be reasonably likely to have a Material Adverse Effect.

          (aa) Except as set forth on Schedule 4.01(aa) hereto, each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties; PROVIDED, HOWEVER, that with respect to income tax returns filed on a combined or consolidated basis in the case of TPH and its Subsidiaries with respect to taxable periods ending on or prior to September 25, 1992 and, to the extent applicable, in the case of PayLess and its Subsidiaries with respect to taxable periods ending on or before April 19, 1994, this representation is made to the best knowledge of the Borrower. The Borrower has obtained a full indemnity for income taxes in the case of TPH and its Subsidiaries with respect to taxable periods or portions of taxable periods ending on or prior to September 25, 1992 or resulting from the application of Section 1.1502-6 of the Treasury Regulations (or any comparable provision of any taxing authority) with respect to the Pacific Enterprises consolidated group.

          (bb) Set forth on Schedule 4.01(bb) hereto is a complete and accurate list, as of the date hereof, of each taxable year of each Loan Party and each of its Subsidiaries for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an "OPEN YEAR"); PROVIDED, HOWEVER, that with respect to income tax returns filed on a combined or consolidated basis in the case of TPH and its Subsidiaries with respect to taxable periods ending on or prior to September 25, 1992 and, to the extent applicable, in the case of PayLess and its Subsidiaries with respect to taxable periods ending on or before April 19, 1994, this representation is made to the best knowledge of the Borrower.

          (cc) Set forth on Schedule 4.01(cc) hereto is a description of and the unpaid amount of adjustments to the Federal income tax liability of each Loan Party and each of its Subsidiaries proposed by the Internal Revenue Service as of the date hereof with respect to Open Years. Except as set forth on Schedule 4.01(cc), no issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, would be reasonably likely to have a Material

     Adverse Effect. With respect to income tax returns filed on a combined or consolidated basis, in the case of TPH and its Subsidiaries, with respect to taxable periods ending on or prior to September 25, 1992 and, to the extent applicable, in the case of PayLess and its Subsidiaries with respect to taxable periods ending on or before April 19, 1994, the representations contained in this Section 4.01(cc) are made to the best knowledge of the Borrower.

          (dd) Set forth on Schedule 4.01(dd) hereto is a description of and the unpaid amount of adjustments to the state, local and foreign tax liability of each Loan Party and each of its Subsidiaries proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) as of the date hereof. Except as set forth on Schedule 4.01(dd), no issues have been raised by such taxing authorities that, in the aggregate, would be reasonably likely to have a Material Adverse Effect. With respect to income tax returns filed on a combined or consolidated basis, in the case of TPH and its Subsidiaries, with respect to taxable periods ending on or prior to September 25, 1992 and, to the extent applicable, in the case of PayLess and its Subsidiaries with respect to taxable periods ending on or before April 19, 1994, the representations contained in this Section 4.01(dd) are made to the best knowledge of the Borrower.

          (ee) Neither any Loan Party nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          (ff) Both immediately prior to and after giving effect to the transactions contemplated under the Loan Documents or to occur in connection with the Recapitalization, each Loan Party is, individually and together with its Subsidiaries, Solvent, PROVIDED that at all times after the Closing Date, Minor Subsidiaries are excluded from this representation and warranty.

          (gg) Set forth on Schedule 4.01(gg) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date hereof the principal amount outstanding thereunder.

          (hh) Set forth on Part I of Schedule 3.01(c) hereto is a complete and accurate list of all Surviving Debt and set forth on Part II of Schedule 3.01(c) hereto is a complete and accurate list of all Third Party Guaranties of any Loan Party or any of its Subsidiaries guaranteeing Debt or other Obligations of any

     Person (other than the Borrower or any of its Subsidiaries), in each case, showing as of the date hereof the principal amount outstanding thereunder.

          (ii) Set forth on Schedule 4.01(ii) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries as of the date hereof, showing the street address, county or other relevant jurisdiction, state, record owner and book value thereof as of a date reasonably near the date of the initial Borrowing. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

          (jj) Set forth on Schedule 4.01(jj) hereto is a complete and accurate list as of the date hereof of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the best of the Borrower's knowledge, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

          (kk) Set forth on Schedule 4.01(kk) hereto is a complete and accurate list as of a date within 7 days prior to the Closing Date of all Investments held by any Loan Party or any of its Subsidiaries (including Investments in its Subsidiaries), showing the amount, obligor or issuer and maturity, if any, thereof.

          (ll) Set forth on Schedule 4.01(ll) hereto is a complete and accurate list as of the date hereof of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

          (mm) The aggregate revenues of the Minor Subsidiaries (which are listed on Schedule 4.01(mm) hereto), on a Consolidated basis, do not exceed 5% of Consolidated revenues of the Borrower and its Subsidiaries for the twelve-month period ending on the last day of the most recent fiscal quarter of the Borrower, and the aggregate book value of the assets of the Minor Subsidiaries, on a Consolidated basis, do not exceed 5% of the aggregate book value of the total Consolidated assets of the Borrower and its Subsidiaries.

          (nn) As of the date hereof, each "Lease" referred to in any Mortgage is a valid and subsisting lease of the Loan Party party thereto and, to the best of the Borrower's knowledge, of each other party thereto and is in full force and effect in accordance with the terms thereof. To the best of the Borrower's knowledge, (i) all of the rental, additional rental and other charges payable under each such "Lease" prior to the date hereof have been paid (except to the extent that the amount or validity of any such charge is being actively contested in good faith by proper proceedings in such a manner as would not be reasonably likely to cause the termination or forfeiture of such "Lease"), (ii) except to the extent otherwise permitted under Section 5.01(j), all of the terms, conditions and agreements to be performed by such Loan Party contained in each such "Lease" have been performed and no default by such Loan Party exists thereunder, and (iii) as of the date hereof, no default by the lessor exists under any such "Lease".

          (oo) Each Loan Party and each of its Subsidiaries has all governmental licenses, permits and other approvals necessary or desirable in order to own or lease and operate its properties and to carry on its business as conducted and as proposed to be conducted other than those which the failure to obtain would not be reasonably likely to be materially adverse to TPH or the Borrower, in each case, together with its respective Subsidiaries, taken as a whole, or affect the enforceability, validity or binding effect of any of the Loan Documents (excluding Mortgages covering Collateral which, in the aggregate, is immaterial).


                                    ARTICLE V

                            COVENANTS OF THE BORROWER

          SECTION 5.01. AFFIRMATIVE COVENANTS. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing:

          (a) COMPLIANCE WITH LAWS, ETC. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, and duly observe, and cause each of its Subsidiaries to duly observe, in all material respects, all valid requirements of applicable governmental authorities and all applicable statutes, rules and regulations, including, without limitation, all applicable statutes, rules and regulations relating to public and employee health and safety, except, in any case, where the failure so to comply or observe, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect and would not be reasonably likely to subject any Loan Party or any of its Subsidiaries to any criminal penalties (other than non-material fines) or any Lender Party to any civil or criminal penalties.

          (b) PAYMENT OF TAXES, ETC. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent,
     (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a

     Lien upon its property; PROVIDED, HOWEVER, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith before any agency, tribunal, bureau, court or other appropriate venue in accordance with applicable law and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom which is material relative to the property being attached attaches to its property and becomes enforceable against its other creditors.

          (c) COMPLIANCE WITH ENVIRONMENTAL LAWS. Comply, and cause each of its Subsidiaries and all lessees occupying its properties to comply, in all material respects, with all applicable Environmental Laws and all Environmental Permits necessary for its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required under applicable Environmental Laws to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; except, in any case under this subsection (c), where the failure to so comply with or perform any of the foregoing, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect and would not be reasonably likely to subject any Loan Party or any of its Subsidiaries to any criminal penalties (other than non-material fines) or any Lender Party to any civil or criminal penalties; PROVIDED, HOWEVER, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith before any agency, tribunal, bureau, court or other appropriate venue in accordance with applicable Environmental Law and appropriate reserves are being maintained with respect to such circumstances.

          (d) MAINTENANCE OF INSURANCE. (i) Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations or with self-insurance programs, in each case, to the extent consistent with prudent business practices and otherwise customary in their respective industries and otherwise acceptable to the Administrative Agent and the Syndication Agent, in such amounts and covering such risks (and including in any event business interruption insurance and, to the extent commercially reasonable, earthquake insurance) as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, PROVIDED, HOWEVER, that in the case of any insurance covering property located in the State of Hawaii, the Borrower shall purchase, and cause each of its Subsidiaries to purchase, any insurance required by the Loan Documents from any insurer or agent of the Borrower's or such Subsidiary's choice, subject only to the Administrative Agent's right to reject a given insurer or agent for good reason, including reasonable standards uniformly applied relating to the extent of coverage required and the financial soundness of the insurer.

          (ii) Ensure, and cause each of its Subsidiaries to ensure, that each policy for (v) liability insurance shall name the Collateral Agent, for the benefit of the Lender Parties, as additional insured, and (w) property damage insurance shall contain a loss payee endorsement (in form and substance reasonably satisfactory to the Collateral Agent) in favor of the Collateral Agent, for the ratable benefit of the Lender Parties, which shall provide for all losses (except for losses of less than $3,000,000 per occurrence, or in the case of a Major Disaster, $15,000,000 per occurrence) to be paid directly to the Collateral Agent, subject, in the case of any insurance referred to in clause (w), to rights under existing leases and under liens that are superior to such existing leases in favor of, and normal and customary rights granted in the ordinary course of business to,
     (A) any landlord (with respect to the property covered by any lease),
     (B) any lienholder with a lien that encumbers the lessor's interest in the lease or the property covered by a lease (with respect to such property), and (C) in the case of any equipment financing, any equipment lessor or lender (with respect to the equipment covered thereby); PROVIDED that each such policy shall (x) contain the agreement by the insurer that any loss thereunder shall be payable to the applicable loss payee or insured party notwithstanding any action, inaction or breach of representation or warranty by any Loan Party, (y) provide that there shall be no recourse against the Collateral Agent or any other Lender Party for payment of premiums or other amounts with respect thereto, and (z) provide that at least 10 days' prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer. The Borrower shall, and shall cause each of its Subsidiaries to, if so requested by the Collateral Agent, deliver to the Collateral Agent duplicate policies of such insurance and certificates relating to such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance; PROVIDED FURTHER that reimbursement under any liability insurance maintained by any Loan Party may be paid directly to the Person who shall have incurred liability covered by such insurance.

          (e) PRESERVATION OF CORPORATE EXISTENCE, ETC. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; PROVIDED, HOWEVER, that the Borrower may consummate any merger or consolidation permitted under Section 5.02(d) and PROVIDED FURTHER that neither the Borrower nor any of its Subsidiaries shall be required to preserve the existence of any Minor Subsidiary owned by it if the Board of Directors of the Borrower or such Subsidiary shall determine by resolution (a certified copy of which shall be delivered to the Administrative Agent) that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

          (f) VISITATION RIGHTS; AUDITS. At any reasonable time and from time to time, permit the Administrative Agent, the Syndication Agent or any of the

     Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants and permit the Administrative Agent and the Syndication Agent or its designee to conduct audits of the records and books of the Borrower and its Subsidiaries and conduct audits of the receivables and inventory of the Borrower and its Subsidiaries, in each case in scope satisfactory to the Administrative Agent and in each case at the expense of the Borrower, PROVIDED, HOWEVER, that so long as no Event of Default shall have occurred and be continuing, the Borrower shall only be required to pay the expenses of one audit of records and books and one audit of inventory and receivables in any 12-month period.

          (g) PREPARATION OF ENVIRONMENTAL REPORTS. At the request of the Administrative Agent or the Syndication Agent upon either (i) the reasonable belief of the Administrative Agent or the Syndication Agent that Hazardous Materials contamination may be present on a site subject to a Mortgage or (ii) the occurrence and continuance of an Event of Default, provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries' properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent or the Syndication Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties.

          (h) KEEPING OF BOOKS. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.

          (i) MAINTENANCE OF PROPERTIES, ETC. Other than with respect to damaged, worn-out or obsolete property that will be sold or otherwise disposed of pursuant to, and to the extent permitted by, Section 5.02(e), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          (j) COMPLIANCE WITH TERMS OF LEASEHOLDS. Make all payments and otherwise perform all material obligations in respect of all leases of real property (except to the extent that the amount or validity of such payment or other obligation is being actively contested in good faith by proper proceedings in such a manner as would not be reasonably likely to cause the termination or forfeiture of such lease), keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, PROVIDED, HOWEVER, that any such lease may lapse or be terminated or such renewal rights may be forfeited or cancelled if in the reasonable business judgment of the Borrower or such Subsidiary, as the case may be, it is in its best interests to allow or cause such lapse, termination, forfeiture or cancellation, PROVIDED FURTHER that the Borrower will give the Administrative Agent prompt notice of any lapse, termination, forfeiture, default or cancellation of any lease (whether or not in accordance with the terms of such lease or this Agreement), will make available to the Administrative Agent copies of any additional or replacement lease entered into subsequent to the Closing Date and will, if requested by the Administrative Agent, use its best efforts (which shall exclude the payment of any monetary compensation) to obtain and deliver to the Administrative Agent a lien waiver letter in form and substance reasonably satisfactory to the Administrative Agent from the lessor under any such replacement or additional lease.

          (k) PERFORMANCE OF RELATED DOCUMENTS. Perform and observe all of the terms and provisions of each Related Document to be performed or observed by it in all material respects, maintain each such Related Document in full force and effect (except to the extent permitted under Sections 5.02(k) and (l)), enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as the Borrower is entitled to make under such Related Document.

          (l) TRANSACTIONS WITH AFFILIATES. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate, and with respect to any such transaction involving aggregate payments in excess of $5,000,000, deliver to the Administrative Agent either (x) a resolution of the Board of Directors of the Borrower, certified by an officer of the Borrower, that such transaction complies with the terms of this Section 5.01(l) and such transaction is approved by a majority of the members of the Board of Directors of the Borrower who are not affiliated with the Affiliate that is a party to or a beneficiary of such transaction or (y) a fairness opinion relating to the transaction in form and substance reasonably satisfactory to the Administrative Agent and the Syndication Agent from an investment banking firm of recognized national standing reasonably acceptable to the Administrative Agent and the Syndication Agent, PROVIDED that the foregoing shall not apply to (i) any employment agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Borrower or such Subsidiary, (ii) the payment of reasonable and customary compensation (including compensation pursuant to equity incentive plans and loans made to acquire equity or for purposes of relocation) to directors, officers and employees of TPH, the Borrower or any of its Subsidiaries, in each case, as determined by TPH, the Borrower or such Subsidiary in good faith, to the extent permitted under the Loan Documents, (iii) transactions between or among the Borrower and its wholly-owned Subsidiaries or between or among the Borrower's wholly-owned Subsidiaries, in each case, to the extent permitted under the Loan Documents, (iv) the Recapitalization, (v) payments to Leonard Green & Associates, L.P. (A) under the Management Services Agreement dated as of April 20, 1994 between the Borrower and Leonard Green & Associates, L.P. in an amount not to exceed $3,800,000 in consideration of the termination of certain services under such agreement in connection with the Equity Issuance, and (B) for reasonable and customary fees for financial advisory and investment banking services provided to the Borrower in connection with major financial transactions, (vi) performance of the Tax Agreements, the equipment sublease, dated as of September 15, 1992, between Thrifty and United Merchandising Corp., the Amended and Restated Master Lease Agreement, dated as of April 20, 1994, between MLTC Funding, Inc. and Thrifty Realty Company, the Amended and Restated Master Lease Agreement, dated as of April 20, 1994, between MLTC Funding, Inc., the Borrower and Thrifty, a warehouse sublease, dated as of April 20, 1994, between Thrifty Realty Company and Gart, an equipment sublease, dated as of April 20, 1994, between the Borrower and Thrifty (together as sublessor) and Gart, an equipment sublease, dated as of April 20, 1994, between the Borrower and Thrifty (together as sublessor) and MC, in each case, as such agreements are in effect as of the date hereof, (viii) the Third Party Guaranties with respect to Affiliates listed on Part II of Schedule 3.01(c) hereto, (ix) any transaction otherwise permitted pursuant to
     Section 5.02(g), and (x) investments in equity not requiring cash dividends or redemption by TPH or any of its Subsidiaries by Green Equity Investors, L.P. or any of its Affiliates to the extent otherwise permitted by this Agreement, PROVIDED that with respect to any of the foregoing items, to the extent that any Loan Party or any of its Subsidiaries has any discretion in the performance of its obligations thereunder, the Borrower shall, and shall cause its Subsidiaries to, exercise such discretion in such a manner as could not reasonably be expected to impair the rights or interests of any Loan Party or any Lender Party under the Loan Documents or the Bank Hedge Agreements.

          (m) BLOCKED ACCOUNTS. Upon compliance with Section 5.01(t), maintain Blocked Accounts into which all proceeds of Collateral are paid with one or more banks acceptable to the Administrative Agent that have accepted the assignment of such accounts to the Administrative Agent pursuant to the Security Agreement.

          (n) COVENANT TO GIVE SECURITY. Upon the request of the Administrative Agent, and at the expense of the Borrower,

               (i) within 10 days after such request (which request, so long as no Event of Default shall have occurred and be continuing, shall be made no more frequently than monthly), furnish to the Administrative Agent a description of the unencumbered real and personal properties of the Borrower and its Subsidiaries in detail reasonably satisfactory to the Administrative Agent and the Syndication Agent,

               (ii) within the later of 15 days after such request and the date on which any consent thereto by a landlord reasonably deemed necessary or prudent by the Borrower shall have been obtained, duly execute and deliver or cause such Subsidiary to duly execute and deliver to the Administrative Agent mortgages, pledges, assignments and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent and the Syndication Agent, securing payment of all the Obligations of the Borrower or such Subsidiary under the Loan Documents and constituting Liens on all such properties,

               (iii) take and complete whatever action as the Administrative Agent or the Syndication Agent may deem reasonably necessary or advisable within 30 days after such request, as may be necessary or advisable in the opinion of the Administrative Agent or the Syndication Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting liens on and security interests in (subject, as to priority, only to Specified Liens) the properties purported to be subject to the security agreements delivered pursuant to this Section 5.01(n), enforceable against all third parties in accordance with their terms, including, without limitation, (A) the obtaining of consents and agreements of lessors and other third parties unless such consents and approvals cannot be obtained after the use of best efforts by the applicable Loan Party over a reasonable period of time (which shall exclude the payment of any monetary compensation), (B) the recording of mortgages (to the extent any necessary consents therefor have been obtained), (C) the filing of Uniform Commercial Code financing statements, (D) the obtaining of title insurance policies for fee properties and significant leasehold properties (subject to obtaining any necessary consents or approvals as described above), (E) the giving of notices and (F) the endorsement of notices on title documents,

               (iv) within 60 days after any reasonable request, with respect to the granting of a security interest in additional Collateral with a fair value of at least $1,000,000 in any one transaction or at least $5,000,000 in any series of transactions (whether such transactions are related or unrelated), deliver to the Administrative Agent and the Syndication Agent a signed copy of a favorable opinion, addressed to the Administrative Agent and the Syndication Agent, of counsel for the Borrower reasonably acceptable to the Administrative Agent and the Syndication Agent as to the matters contained in clauses (i), (ii) and (iii) above, as to such security agreements being legal, valid and binding obligations of the Borrower and its Subsidiaries enforceable in accordance with their terms and as to such other matters as the Administrative Agent and the Syndication Agent may reasonably request,

               (v) as promptly as practicable after such request, deliver to the Administrative Agent lot book reports or title reports meeting the criteria specified in Section 3.01(k)(ix)(B) and Mortgage Policies as to each parcel of real property subject to such request, and

               (vi) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent or the Syndication Agent may reasonably deem desirable in obtaining the full benefits of, or in preserving the Liens of, such security agreements;

     PROVIDED, HOWEVER, that to the extent any property, real or personal, of any Loan Party is encumbered by a lien or security interest permitted under the terms of the Loan Documents which prohibits or restricts further encumbrance of such property, such Loan Party will not be required to encumber such property in violation of such prohibition or restriction if any necessary consent to such encumbrance cannot be obtained after the use of best efforts by such Loan Party over a reasonable period of time (which shall exclude the payment of any monetary compensation), and PROVIDED FURTHER that the Borrower shall not be required to comply with this Section 5.01(n) after the Collateral Release Date.

          (o) INTEREST RATE HEDGING. Enter into on or before the Commitment Reduction Date, and maintain at all times thereafter, interest rate Hedge Agreements with Persons reasonably acceptable to the Administrative Agent and the Syndication Agent, covering a notional amount of not less than the Required Hedge Amount at any time and providing for such Persons to make payments thereunder for a period of not less than three years to provide protection against increases in interest rates in a manner reasonably acceptable to the Administrative Agent and the Syndication Agent.

          (p) TPI SUBORDINATED NOTE REDEMPTION. As soon as practicable after the Closing Date, but in any event within 90 days thereafter, consummate the TPI Subordinated Note Redemption for the maximum amount of Subordinated Notes that may be redeemed with the Equity Proceeds on terms and conditions permitted hereunder.

          (q) FURTHER ASSURANCES. (i) Promptly upon request by the Administrative Agent, the Syndication Agent or any Lender or any Issuing Bank through the Administrative Agent, correct, and cause each Subsidiary promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof,

          (ii) Promptly upon request by the Administrative Agent, or any Lender or any Issuing Bank through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, and cause any such Subsidiary promptly to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent or any Lender or any Issuing Bank through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of this Agreement, the Notes or any other Loan Document, (B) to the fullest extent permitted by applicable Law, and subject to Section 8.09, subject any of the Borrower's or any of its Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) subject to Section 8.09, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent, the Lenders and the Issuing Banks the rights granted or now or hereafter intended to be granted to the Administrative Agent, the Lenders and/or the Issuing Banks under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and

          (iii) Notify the Administrative Agent on a monthly basis of the acquisition of any real property (including leaseholds) and, subject to
     Section 8.09, take any and all action necessary, or if requested by the Administrative Agent in its capacity as "Collateral Agent", take any and all action desirable, in either case, to (A) encumber the Borrower's or any of its Subsidiaries' leaseholds or fee interests pursuant to a mortgage or deed of trust, (B) grant a perfected first priority lien and security interest (subject only to Specified Liens) in any properties, assets, rights or interests of any Loan Party or any of its Subsidiaries or
     (C) cause any of its Subsidiaries to execute a guaranty of the Obligations of one or more Loan Parties under the Loan Documents;

     PROVIDED, HOWEVER, that no Loan Party shall be required to deliver any mortgage on any leasehold for which a consent or agreement of lessors or other third parties relating to such leasehold is required, if such consent or agreement cannot be obtained after the use of best efforts by the applicable Loan Party over a reasonable period of time (which shall exclude the payment of any monetary compensation); PROVIDED FURTHER, HOWEVER, that with respect to any Mortgage on a leasehold, if a consent was not obtained from the applicable landlord, such landlord asserts in good faith a reasonable (in the reasonable judgment of the Administrative Agent and the Syndication Agent) claim that such consent was required in connection with such Mortgage and refuses to give such consent and a breach of or default under the relevant lease may, in the judgment of the Administrative Agent and the Syndication Agent, occur as a result, then, upon the request of the Borrower, the Collateral Agent shall promptly release its lien and security interest in such leasehold.

          (r) LANDLORD'S CONSENTS, ETC. With respect to leaseholds held by any Loan Party on the Closing Date, for a reasonable period of time after the Closing Date, and with respect to any leasehold acquired after the Closing Date and prior to the Collateral Release Date, for a reasonable period of time after the acquisition thereof, use, and cause its Subsidiaries to use, its best efforts (without any requirement to pay any monetary compensation) to obtain any consent required or, in the judgment of the Administrative Agent and the Syndication Agent, reasonably necessary to permit the putting of a Mortgage on any leasehold under which any Loan Party is a lessee.

          (s) REFLECTIVE SEARCHES. Within 60 days after the Closing Date, furnish to the Administrative Agent completed requests for information, dated reasonably near the date of the initial Borrowing or initial issuance, listing the financing statements referred to in Section 3.01(k)(vii)(B) and all other effective financing statements filed in the jurisdictions referred to in Section 3.01(k)(vii)(B) above that name the Borrower or any other Loan Party or MLTC Funding, Inc. as debtor, together with copies of all such financing statements (to the extent not previously delivered to the Administrative Agent).

          (t) BLOCKED ACCOUNT LETTERS. Within 90 days after the Closing Date, furnish to the Administrative Agent the Blocked Account Letters referred to in the Security Agreement, duly executed by each Blocked Account Bank referred to in the Security Agreement.

          (u) PRESERVATION OF LICENSES. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its licenses; PROVIDED, HOWEVER, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any such license if the Borrower or such Subsidiary shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary (other than a Minor Subsidiary) or the Lenders.

          (v) TRADEMARK, COPYRIGHT AND LICENSE SECURITY AGREEMENT. As soon as practicable and in any event no later than 30 days after the Closing Date (or such later date as may be approved by the Administrative Agent and the Syndication Agent), furnish to the Collateral Agent evidence that all action that the Administrative Agent and the Syndication Agent may deem necessary or desirable in order to perfect and protect the Liens created under the Trademark, Copyright and License Security Agreement, including, without limitation, evidence of the completion of all recordings and filings of or with respect to the Trademark, Copyright and License Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office.

          (w) MORTGAGES. (i) As soon as practicable and in any event within 90 days after the Closing Date (or such later date as may be agreed to by the Administrative Agent and the Syndication Agent), furnish to the Administrative Agent and the Syndication Agent (A) evidence that the Mortgages referred to in Section 3.01(k)(ix) have been duly recorded in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Lender Parties and that all filing and recording taxes and fees have been paid; (B) fully paid American Land Title Association Lender's Extended Coverage title insurance policies (together with any such additional policies required under Section 5.01(n), the "MORTGAGE POLICIES") in form and substance, with endorsements and in amount reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages encumbering the properties and leasehold estates on Schedule 5.01(w) (the "INSURED MORTGAGES") to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics' and materialmen's Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics' and materialmen's Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem reasonably necessary or desirable; and (C) such consents and agreements of lessors and other third parties, and such estoppel letters and other confirmations, as the Administrative Agent may deem reasonably necessary or desirable, unless such consents, approvals, agreements, letters and confirmations cannot be obtained after the use of best efforts by the applicable Loan Party over a reasonable period of time (which shall exclude the payment of any monetary compensation) and (ii) use its best efforts for a reasonable period of time to obtain as soon as practicable after the Closing Date MLTC Mortgages, duly executed by MLTC Funding, Inc., covering the properties subject of the MLTC Documents, and furnish evidence that all action that the Administrative Agent may deem necessary or desirable in order to create valid first priority (subject only to Specified Liens) and subsisting Liens on such property has been taken (including, without limitation, all actions required to be taken with respect to Mortgages under Section 3.01(k)(ix) or under clauses (A), (B) or (C) above).

          (x) MLTC DOCUMENTS. As soon as practicable after the Closing Date, and in any event on or before June 18, 1996 (or such later date as may be agreed to by the Administrative Agent and the Syndication Agent), (i) execute and deliver or cause to be executed and delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, (A) a security agreement duly executed by MLTC Funding, Inc. in favor of the Collateral Agent (as amended or supplemented from time to time in accordance with its terms, to the extent permitted in accordance with the Loan Documents, the "MLTC SECURITY AGREEMENT"), together with such financing statements and evidence of perfection as the Administrative Agent may require with respect thereto, (B) such MLTC Mortgages as the Administrative Agent may require, together with any title insurance policies required by the Administrative Agent in connection therewith, (C) a credit acknowledgment agreement duly executed by MLTC Funding, Inc. and CUSA (as amended or supplemented from time to time in accordance with its terms, to the extent permitted in accordance with the Loan Documents, the "MLTC CREDIT ACKNOWLEDGMENT"), and
     (D) such opinions of counsel and other instruments, documents and agreements as the Administrative Agent and the Syndication Agent may reasonably require in connection with the foregoing; and (ii) take such other action as the Administrative Agent may require in order to substitute a Standby Letter of Credit for the Existing MLTC Letter of Credit.

          SECTION 5.02. NEGATIVE COVENANTS. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower will not, at any time, without the written consent of the Required Lenders:

          (a) LIENS, ETC. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, or permit any of its Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign, or permit any of its Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

               (i)     Liens created under the Loan Documents;

               (ii)    Permitted Liens;

               (iii)   Liens existing on the date hereof and described on
          Schedule 5.02(a) hereto;

               (iv) Liens arising in connection with (A) Capitalized Leases and (B) Liens upon or in property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; PROVIDED that, in the case of clause (B), such Lien must be incurred within 12 months after such acquisition, construction or improvement; and PROVIDED FURTHER that no such Lien shall extend to or cover any property other than the property covered by such Capitalized Lease or the property being acquired, constructed or improved, as the case may be, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and PROVIDED STILL FURTHER that the aggregate principal amount of the Debt secured by Liens permitted by this clause
          (iv) incurred in any Fiscal Year shall not exceed the sum of $15,000,000, plus the amount, if any, by which $15,000,000 exceeds the aggregate principal amount of such Debt incurred in the immediately preceding Fiscal Year and that any such Debt shall not otherwise be prohibited by the terms of the Loan Documents;

               (v) Liens arising in connection with trade letters of credit (other than Trade Letters of Credit under the Letter of Credit Sub-Facility) issued to secure the purchase of Inventory in the ordinary course of business of the Borrower and its Subsidiaries permitted under Section 5.02(b)(ii)(C), PROVIDED that such Liens shall cover only the documents in respect of which such letters of credit were issued, the goods covered thereby and the insurance proceeds of such goods;

               (vi)    Liens securing Debt permitted under Section
          5.02(b)(ii)(B)(x);

               (vii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a wholly-owned Subsidiary of the Borrower in accordance with the terms of Section 5.02(f); PROVIDED that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or acquired by the Borrower or such Subsidiary;

               (viii) security deposits to secure performance of Operating Leases in the ordinary course of business;

               (ix)    leases and subleases to the extent permitted under
          Section 5.02(e)(x);

               (x) Liens in respect of goods consigned to the Borrower or any of its Subsidiaries in the ordinary course of business;

               (xi)    Liens to secure Debt issued or incurred pursuant to
          Section 5.02(b)(ii)(F) in connection with the purchase or refinancing of all or a portion of the assets subject to the MLTC Documents, to the extent such purchase or refinancing is otherwise permitted under the Loan Documents, PROVIDED that such Liens do not extend to or cover other property;

               (xii) Liens arising out of judgments or awards (other than any judgment described in Section 6.01(g) or (h) hereof and constituting an Event of Default thereunder) in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, PROVIDED it shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award; and

               (xiii) the replacement, extension or renewal of any Lien permitted by clauses (iii), (iv), (vi) through (ix) and (xi) above upon or in the same property theretofore subject thereto as security for the same Debt or any extension, refunding or refinancing thereof permitted hereunder.

          (b) DEBT. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

               (i)  in the case of Debt of the Borrower,

                    (A)  Subordinated Debt evidenced by the Subordinated Notes,

                    (B) Debt in respect of Hedge Agreements designed to provide protection against fluctuations in interest rates in an aggregate notional amount not to exceed the greater of $500,000,000 and the amount required under Section 5.01(o) at any time outstanding,

                    (C) Third Party Guaranties guaranteeing Debt (other than Surviving Debt) of the Borrower's Subsidiaries (other than Minor Subsidiaries) otherwise permitted under the Loan Documents and guaranteeing Debt of Minor Subsidiaries otherwise permitted under the Loan Documents in an aggregate amount not to exceed $5,000,000 and $1,000,000, respectively, outstanding at any time,

                    (D) Debt evidenced by the Senior Unsecured Notes to the extent not retired in accordance with the TPI Senior Note Tender Offer or Defeased in accordance with the TPI Senior Note Defeasance, and

                    (E) (x) unsecured Debt that is not Funded Debt, incurred in the ordinary course of business, in an aggregate amount not to exceed $10,000,000 at any one time outstanding and (y) unsecured Funded Debt in an aggregate amount not to exceed $25,000,000 at any one time outstanding; and

               (ii) in the case of Debt of the Borrower and any of its Subsidiaries,

                    (A)  Debt under the Loan Documents,

                    (B)  (x) Debt owed by any such Subsidiary to the Borrower or
               (y) Debt owed by the Borrower to any such Subsidiary, PROVIDED that, in each case, such Debt (A) shall, at all times prior to the Collateral Release Date, constitute Pledged Debt, (B) in the case of Debt owed by the Borrower to any such Subsidiary, shall be subordinated (if required by the Administrative Agent and the Syndication Agent) to the Debt hereunder and under the Loan Documents on terms acceptable to the Administrative Agent and the Syndication Agent, (C) shall be otherwise on terms acceptable to the Administrative Agent and the Syndication Agent and (D) shall be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent and the Syndication Agent and, in the case of any Debt owed by any Subsidiary of the Borrower to the Borrower, such promissory notes shall, at all times prior to the Collateral Release Dates, be pledged as security for the Obligations of the Borrower under the Loan Documents and delivered to the Collateral Agent pursuant to the terms of the Security Agreement,

                    (C)  Debt secured by Liens permitted by Section 5.02(a)(iv),
               (v) or (vii) not to exceed in the aggregate (x) in the case of
               Section 5.02(a)(iv), the amount set forth in such Section and (y) in the case of Sections 5.02(a)(v) and (vii), $25,000,000 and $10,000,000, respectively, outstanding at any time,

                    (D)  the Surviving Debt,

                    (E) any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt (other than the Third Party Guaranties set forth on Part II of
               Schedule 3.01(c) hereto) or Debt secured by Liens permitted under
               Section 5.02(a)(iv), (xi) or (xiii) (the "REFINANCED DEBT"), PROVIDED that (1) the terms (including, without limitation, principal amount (subject to clause (2) below), interest rate, events of default, weighted average life to maturity, payment terms, covenants, collateral, if any, and subordination terms, if any) of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable to the Lender Parties and the Loan Parties than the terms governing the Debt so extended, refunded or refinanced and are not inconsistent with the terms of the Loan Documents and are otherwise permitted by the Loan Documents, (2) the principal amount of such Refinanced Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, plus an amount up to $10,000,000 in the aggregate (for all such Refinanced Debt) from and after the Closing Date for purposes of paying prepayment premiums and penalties, consent payments and fees and similar expenses in respect of the refinancing of such Refinanced Debt, (3) the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, and (4) in the case of any extension, refunding or refinancing of any of the Subordinated Notes, the covenants, events of default, subordination terms and other provisions thereof, and all agreements and instruments executed in connection with such extension, refunding or refinancing, shall be in form and substance reasonably satisfactory to each of the Administrative Agent and the Syndication Agent,

                    (F) Debt secured by Liens permitted by Section 5.02(a)(xi) incurred in connection with the purchase or refinancing of all or a portion of the assets subject to the MLTC Documents, PROVIDED that if such Debt is incurred more than 9 months after such assets were acquired by any Loan Party or any of its Subsidiaries under the MLTC Documents, the Net Cash Proceeds thereof shall be applied to prepay Advances pursuant to Section 2.05(b)(xi) (and permanently reduce the Working Capital Facility pursuant to
               Section 2.04(b)(iv)),

                    (G) Investments permitted under Section 5.02(f) to the extent such Investments constitute Debt of the Borrower or any of its Subsidiaries, and

                    (H) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

          (c) LEASE OBLIGATIONS. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Obligations as lessee (i) for the rental or hire of real or personal property of any kind under leases or agreements to lease (excluding Capitalized Leases and amounts other than "base rent" but including, in any event, MLTC Lease Obligations, and net of rental income received from Persons other than any Loan Party or any of its Subsidiaries under subleases otherwise permitted under the Loan Documents) having an original term of one year or more than would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such Obligations payable during each fiscal period set forth below to exceed the amount set forth below opposite such period:

                    Period                         Amount
                    ------                         ------

               Fiscal Year 1996                 $186,600,000
               Fiscal Year 1997                 $210,000,000
               Fiscal Year 1998                 $225,500,000
               Fiscal Year 1999                 $252,700,000
               Fiscal Year 2000                 $280,600,000
               Fiscal Year 2001                 $309,000,000
               Fiscal Year 2002                 $337,900,000
               Fiscal Year 2003                 $360,000,000

          (d) MERGERS, ETC. Merge into or consolidate with any Person or permit any Person to merge into it, or transfer or dispose of all or substantially all of its properties or assets, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of Bi-Mart may merge into or consolidate with Bi-Mart so long as Bi-Mart is the surviving corporation and (ii) Thrifty Realty Company or Thrifty Wilshire Inc. may merge into or consolidate with one another or, so long as Thrifty is the surviving corporation, may merge into or consolidate with Thrifty.

          (e) SALES, ETC. OF ASSETS. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any Collateral other than Inventory to be sold in the ordinary course of its business (including, without limitation, diversion sales of Inventory for fair value), and except

               (i) in a transaction authorized by subsection (d) of this Section,

               (ii) sales of assets for cash and for fair value in an aggregate amount not to exceed $2,500,000 in any Fiscal Year,

               (iii) the sale of the Scheduled Assets by the Borrower or any Subsidiary so long as (A) the purchase price paid to the Borrower or such Subsidiary for any such Scheduled Asset shall be no less than the fair market value of such asset at the time of such sale and (B) at least 80% of the purchase price for such Scheduled Asset shall be paid to the Borrower or such Subsidiary in cash, with the remainder to be paid in cash pursuant to a promissory note of the purchaser, PROVIDED that prior to the Collateral Release Date (A) the Debt evidenced by such promissory note shall constitute Pledged Debt (as defined in the Security Agreement), and (B) such promissory note shall be pledged as security for the Obligations of the Borrower or such Subsidiary, as the case may be, under the Loan Documents and delivered to the Collateral Agent pursuant to the terms of the Security Agreement,

               (iv) sales of assets for cash and for fair value in an aggregate amount not to exceed $10,000,000 in any Fiscal Year, PROVIDED that the Net Cash Proceeds thereof shall be used within 12 months after receipt thereof to purchase Capital Assets or applied to prepay the Advances pursuant to, and in the order of priority set forth in, Section 2.05(b)(iii), as specified therein,

               (v) the sale of damaged, worn-out or obsolete property that is no longer necessary for the proper conduct of the business of the Borrower and its Subsidiaries for fair value in the ordinary course of business in an amount not to exceed $2,000,000 in any Fiscal Year,

               (vi) the transfer of properties in tax-free exchanges pursuant to Section 1031 of the Internal Revenue Code for properties for use consistent with the ongoing trade or business of the Borrower and its Subsidiaries, for equivalent fair market value (after giving effect to the payment or receipt of any cash in connection with any such exchange),

               (vii) the sale of any Designated Sale-Leaseback Property for fair value, which is concurrently leased back to the Borrower or one of its Subsidiaries for substantially the same purpose for which such property was acquired, constructed or used immediately prior to such sale,

               (viii) the disposition of assets or properties of de minimis value which are no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries and which cannot be sold after reasonable efforts to do so,

               (ix) the sale or liquidation of Cash Equivalents in the ordinary course of business,

               (x) the lease or sublease of (a) any property or (b) space in any store or warehouse, in either case, in the ordinary course of business,

               (xi) the sale of assets which are the subject of the MLTC Documents, and which assets were purchased by the Borrower or any of its Subsidiaries following the occurrence and during the continuance of an event giving rise to an Unreimbursed MLTC Amount after the Closing Date, PROVIDED that if such assets are sold more than nine months after the occurrence of an event giving rise to an Unreimbursed MLTC Amount, the Net Cash Proceeds thereof shall be applied to prepay the Advances pursuant to, and in the order of priority set forth in,
          Section 2.05(b)(xi), as specified therein,

               (xii) the transfer of Inventory from any of the Borrower's Subsidiaries to the Borrower and from the Borrower to any of its Subsidiaries (other than the Minor Subsidiaries) for book value and for cash or one or more senior demand promissory notes, PROVIDED that the book value of the Inventory so transferred shall not exceed $40,000,000 in the aggregate in any Fiscal Year,

               (xiii) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction which would be permitted under the provisions of clauses
          (iii), (vi), (vii) or (viii),

               (xiv) distributions of Inventory, in limited amounts, to third parties for charitable purposes, PROVIDED that such distributions are in the ordinary course of business and consistent with the historical practices of the Borrower and its Subsidiaries, and

               (xv) the sale or other disposition of up to six stores or pharmacies therein as contemplated by the consent decree between TPH and the Federal Trade Commission entered into in connection with the Acquisition;

     PROVIDED, in the case of clauses (iii), (iv) (to the extent required therein), (vi) (only to the extent of Net Cash Proceeds received in connection therewith) and (xi) (to the extent required therein), that the Borrower shall, on the first Business Day immediately following the date of receipt (or, in the case of clauses (iv) and (xi) above, such later date as may be specified therein) by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from any such sale, prepay the Advances pursuant to, and in the order of priority set forth in, Section 2.05(b)(ii), (iii) or
     (xi), as specified therein, in an aggregate principal amount equal to the Net Cash Proceeds received by the Borrower or such Subsidiary from the sale of such asset.

          (f) INVESTMENTS IN OTHER PERSONS. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

               (i) Investments by the Borrower and its Subsidiaries outstanding as of the Closing Date and listed on Schedule 4.01(kk) hereto;

               (ii) Additional Investments made after the Closing Date by the Borrower in its Subsidiaries (other than the Minor Subsidiaries) consisting of (A) loans or advances (including, without limitation, deferred payment obligations arising in connection with transactions permitted under Section 5.02(e)(xii)), by the Borrower to such Subsidiaries made in accordance with Section 5.02(b)(ii)(B) and not to exceed $50,000,000 outstanding at any time and (B) additional Investments permitted under Section 5.02(s)(ii)(A);

               (iii) Additional Investments made after the Closing Date by the Borrower in its Minor Subsidiaries consisting of loans or advances not to exceed $1,000,000 outstanding at any time, subject to, and in accordance with, the terms of Section 5.02(b)(ii)(B);

               (iv) Additional Investments consisting of loans or advances made after the Closing Date to the Borrower by any of its Subsidiaries, subject to, and in accordance with, the terms of Section 5.02(b)(ii)(B);

               (v) Additional Investments consisting of Third Party Guarantees by the Borrower of Debt of its Subsidiaries to the extent permitted under Section 5.02(b)(i)(C);

               (vi) Loans and advances to officers and employees of TPH, the Borrower and the Borrower's Subsidiaries (excluding Investments made in connection with relocation loans), in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

               (vii) Loans and advances to directors, officers and employees of TPH, the Borrower and the Borrower's Subsidiaries for purposes of purchasing common stock of TPH pursuant to subscription agreements in an aggregate amount not to exceed $10,000,000 outstanding at any time;

               (viii) Investments by the Borrower and its Subsidiaries in (A) Cash Equivalents, PROVIDED that except during such times as the Working Capital Advances and Letter of Credit Advances have been reduced to zero, the aggregate principal amount of such Investments shall not exceed $10,000,000 at any time outstanding and (B) Hedge Agreements designed to provide protection against fluctuations in interest rates in an aggregate notional amount not to exceed the greater of $500,000,000 and the amount required under Section 5.01(o) at any time outstanding;

               (ix) Investments consisting of Debt owed to the Borrower or any of its Subsidiaries in connection with the sale of Scheduled Assets pursuant to Section 5.02(e)(iii);

               (x) Investments resulting from the transfer of assets permitted under Section 5.02(e)(xii);

               (xi) Investments consisting of the repurchase Obligations under the MLTC Documents or of any Standby Letter of Credit supporting the issuance of commercial paper by MLTC Funding, Inc.;

               (xii) Debt permitted under Section 5.02(b) to the extent such Debt constitutes Investments of the Borrower or any of its Subsidiaries; and

               (xiii) other Investments in an aggregate amount invested not to exceed (A) $5,000,000, PROVIDED, HOWEVER, that neither the Borrower nor any of its Subsidiaries may invest in the capital stock (or options, rights or warrants in respect thereof) or Debt of TPH, PLUS
          (B) the amount of Excess Equity Proceeds utilized under Section 5.02(s)(ii)(B).

          (g) DIVIDENDS, ETC. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any capital stock of Bi-Mart not owned by any Loan Party or any warrants, rights or options to acquire such capital stock (or any capital stock of Bi-Mart) or to issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

               (i) the Borrower may declare and pay dividends and distributions payable only in common stock of the Borrower so long as prior to the Collateral Release Date such additional common stock is pledged to secure the obligations of TPH under the Loan Documents,

               (ii) the Borrower may declare and pay cash dividends to TPH solely to the extent necessary (A) to permit TPH to make payments required to be paid by TPH under the Tax Agreements and to pay other corporate taxes required to be paid by TPH under applicable law,
          (B) to permit TPH to repurchase common stock, stock options and stock equivalents of TPH held by departing or deceased directors, officers or employees of TPH, the Borrower or any of the Borrower's Subsidiaries, pursuant to established management equity plans, in an aggregate amount not to exceed in any Fiscal Year (w) $4,000,000 PLUS
          (x) the cumulative
          amount by which (1) the product of $4,000,000 times the number of preceding Fiscal Years subsequent to the Closing Date exceeds (2) the amount of such payments made during such Fiscal Years, PLUS (y) the aggregate cash consideration received by TPH after the Closing Date and prior to the date of such repurchase from the sale or issuance of common stock of TPH to directors, officers and employees of TPH, the Borrower and the Borrower's Subsidiaries (including, to the extent not otherwise included in the amount of such cash consideration, cash repayments of principal received by TPH on loans made to such persons to enable them to purchase such stock) to the extent such cash consideration was contributed to the Borrower as a capital contribution and not previously taken into account in connection with any dividend under this clause (B), MINUS (z) any amount paid by the Borrower and its Subsidiaries during such Fiscal Year pursuant to clause (v) below (PROVIDED that the aggregate amount of dividends paid under this clause (B) during any Fiscal Year shall not exceed $20,000,000), (C) to permit TPH to pay cash interest accruing on the TPH Notes after April 15, 2001, and (D) for other general corporate purposes (including, without limitation, the payment of salaries to its employees) in an aggregate amount not to exceed $5,000,000 in any Fiscal Year,

               (iii) the Borrower may dividend or distribute the capital stock of Bi-Mart to TPH concurrently with the tax-free distribution of such capital stock to the stockholders of TPH, PROVIDED that (A) the ratio of (1) Total Debt of the Borrower and its Subsidiaries (excluding Bi-Mart on a pro forma basis) as of the last day of the most recently ended fiscal quarter of the Borrower, to (2) Consolidated EBITDAL for the Rolling Period then ended (excluding Bi-Mart on a pro forma basis), was not more than 3.00 to 1.00, (B) all Debt (including loans and advances) owed by Bi-Mart to the Borrower or any other Loan Party shall have been repaid in full, (C) during the period from the last day of the most recently ended fiscal quarter of the Borrower through the date of the Bi-Mart Spinoff, Bi-Mart shall not have entered into any transactions with any other Loan Party except for transactions in the ordinary course of business consistent with past practices, (D) all material agreements entered into between Bi-Mart and any other Loan Party at the time of or in connection with the Bi-Mart Spinoff shall be in form and substance reasonably satisfactory to the Administrative Agent and the Syndication Agent, and (E) to the extent requested by the Administrative Agent and the Syndication Agent, the Borrower shall have described to the Administrative Agent and the Syndication Agent any material transactions between Bi-Mart and any other Loan Party following the Closing Date (other than transactions in the ordinary course of business consistent with past practices), which in each case shall be reasonably satisfactory to the Administrative Agent and the Syndication Agent,

               (iv) Bi-Mart may issue Bi-Mart Options from time to time, PROVIDED that the aggregate amount thereof outstanding at any time shall not exceed the amount permitted by the definition thereof, and

               (v) prior to the Bi-Mart Spinoff, Bi-Mart may repurchase Bi-Mart Options or stock issued upon the exercise thereof from departing or deceased officers or employees of Bi-Mart pursuant to established management equity plans, in an aggregate amount in any Fiscal Year not to exceed the amount that would be permitted if such repurchases were subject to clause (ii)(B) above.

          (h) CHANGE IN NATURE OF BUSINESS. Make, or permit any of its Subsidiaries to make, any material change in the fundamental nature of its business as carried on at the date hereof.

          (i) CHARTER AMENDMENTS. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws, other than solely to the extent necessary to permit mergers otherwise permitted under the Loan Documents or other amendments in connection with the Recapitalization which are in form and substance reasonably acceptable to the Administrative Agent and the Syndication Agent.

          (j) ACCOUNTING CHANGES, ETC. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by generally accepted accounting principles, or Fiscal Year.

          (k)  PREPAYMENTS, ETC. OF DEBT.  Except as otherwise permitted by
     Section 5.02(b)(ii)(E), prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, or permit any of its Subsidiaries to do so, other than (i) the prepayment of the Advances in accordance with the terms of this Agreement, (ii) (A) payment of interest under the Senior Unsecured Notes and, to the extent permitted under the terms thereof, the Subordinated Notes, and (B) regularly scheduled or required repayments or redemptions of Surviving Debt (other than the Senior Unsecured Notes and the Subordinated Notes) by the Borrower, (iii) purchases by the Borrower of Senior Unsecured Notes on the Closing Date pursuant to the TPI Senior Note Tender Offer, PROVIDED that the purchase price does not exceed the applicable Maximum Price and such purchases are consummated in accordance with the terms set forth in the Offer to Purchase and Consent Solicitation dated March 12, 1996 of the Borrower filed with the Securities and Exchange Commission, (iv) the Defeasance by the Borrower, after the Closing Date and on or before the Commitment Reduction Date, of any Senior Unsecured Notes that are not purchased on the Closing Date pursuant to the TPI Senior Note Tender
     Offer, PROVIDED that (A) in the case of any purchase, the purchase price does not exceed the applicable Maximum Price, and (B) in the case of any defeasance, the same is consummated in accordance with the terms set forth in the Senior Unsecured Notes Indenture, (v) the redemption by the Borrower, on or before the Commitment Reduction Date, of up to $105 million of the Borrower's Subordinated Notes pursuant to the TPI Subordinated Note Redemption, PROVIDED that such redemption is consummated in accordance with the terms of the Subordinated Notes Indenture, (vi) the purchase or Defeasance by the Borrower, during any fiscal quarter that commences after the Commitment Reduction Date, of any Senior Unsecured Notes or Subordinated Notes that are not purchased, redeemed or otherwise
     Defeased on or before the Commitment Reduction Date pursuant to the TPI Senior Note Tender Offer, the TPI Senior Note Defeasance or the TPI Subordinated Note Redemption, PROVIDED that either (A) such purchase or Defeasance is made with Excess Equity Proceeds, or (B) the ratio of
     (1) Total Debt of the Borrower and its Subsidiaries as of the last day of the immediately preceding fiscal quarter, to (2) Consolidated
     EBITDAL for the Rolling Period then ended, was not more than 3.00 to 1.00, and (vii) the prepayment by any Subsidiary of the Borrower of any Debt payable to the Borrower; PROVIDED, HOWEVER, that no prepayment, redemption (other than the TPI Subordinated Note Redemption), purchase or other Defeasance shall be permitted under clauses (ii) through (vi) above if an Event of Default has occurred and is continuing or would exist after giving effect thereto; or amend, modify or change in any manner any term or condition of any Surviving Debt (including, without limitation, the Senior Unsecured Notes and Subordinated Debt), or permit any of its Subsidiaries to do so, other than the amendment of the Senior Unsecured Notes Indenture as described in the Offer to Purchase and Consent Solicitation dated March 12, 1996 of the Borrower filed with the Securities and Exchange Commission and except as otherwise permitted by Section 5.02(b)(ii)(E).

          (l) AMENDMENT, ETC. OF RELATED DOCUMENTS. Except in connection with refinancings, redemptions, other retirements or Defeasances of the TPH Notes, the Senior Unsecured Notes or the Subordinated Notes permitted hereunder, cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document, in each case, that would materially impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender, or permit any of its Subsidiaries to do any of the foregoing, and in the case of any of the foregoing actions relating to any Subordinated Debt Document, any Senior Unsecured Debt Document, the TPH Notes and the TPH Notes Indenture, the MLTC Credit Acknowledgment, or the MLTC Security Agreement, determination as to impairment of rights or interests of any Loan Party, the Administrative Agent and any Lender shall be made, prior to the taking of any such action, by the Administrative Agent in its sole discretion; PROVIDED, HOWEVER, that (i) actions covered by this Section 5.02(l) relating to the Tax Sharing Agreement shall only be prohibited under this Section 5.02(l) to the extent that such actions are reasonably likely to lead to a Material Adverse Effect and (ii) the MLTC Documents may be amended, with the consent of the Administrative Agent and the Syndication Agent, to the extent reasonably necessary or appropriate in connection with the Borrower's compliance with Section 5.01(x).

          (m) USE OF EQUITY PROCEEDS. Use the Equity Proceeds received by the Borrower on the Closing Date for any purpose other than the redemption of Subordinated Notes on or before the Commitment Reduction Date as provided herein, PROVIDED that pending such use of the Equity Proceeds by the Borrower, such Equity Proceeds shall at all times be invested in either (i) Cash Equivalents that are pledged to the Collateral Agent pursuant to the Security Agreement, or (ii) temporary reductions of the Working Capital Facility, subject to the right of the Borrower to reborrow the amount of such Equity Proceeds as provided in Section 2.01(e)(ii).

          (n) NEGATIVE PLEDGE. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Administrative Agent and the Lenders or (ii) in connection with any Surviving Debt and any Debt outstanding on the date such Subsidiary first becomes a Subsidiary.

          (o) PARTNERSHIPS. Become a general partner in any general or limited partnership, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership.

          (p) MAINTENANCE OF OWNERSHIP AND FORMATION OF SUBSIDIARIES. Except as permitted by Sections 5.02(e) and 5.02(g)(iii), and except for the issuance, and after the Collateral Release Date, the exercise, of the Bi-Mart Options, sell or otherwise dispose of, or commit to sell or otherwise dispose of, any shares of capital stock of any of its Subsidiaries, or permit any of its Subsidiaries to issue, sell or otherwise dispose of, or commit to issue, sell or otherwise dispose of, any shares of their capital stock or capital stock of any other Subsidiary; or create, or permit any of its Subsidiaries to create, any new Subsidiary, except to the extent permitted by Section 5.02(o).

          (q) THIRD PARTY GUARANTIES. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Third Party Guaranties guaranteeing Debt or other Obligations of any Person (other than the Borrower or any of its Subsidiaries) other than the Third Party Guaranties set forth on Part II of Schedule 3.01(c).

          (r) CAPITAL EXPENDITURES. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower and its Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

             Fiscal Year              Amount
             -----------              ------

                 1996               $72,000,000
                 1997               $84,000,000
                 1998               $89,000,000
                 1999               $97,000,000
                 2000               $99,000,000
                 2001              $102,000,000
                 2002              $104,000,000
                 2003              $106,000,000

     plus, for each Fiscal Year set forth above, an amount equal to the sum of
     (A) the lesser of (x) 25% of the amount set forth opposite the immediately preceding Fiscal Year and (y) the sum of (I) the excess of the amount set forth opposite the immediately preceding two Fiscal Years over the aggregate amount of Capital Expenditures actually made during such preceding two Fiscal Years and (II) the aggregate amount of insurance proceeds, indemnity payments and condemnation awards (or payments in lieu thereof) received by the Borrower or any of its Subsidiaries in respect of any Capital Asset during such Fiscal Year to the extent that Capital Expenditures were made by the Borrower or such Subsidiary in the previous Fiscal Year to replace or repair such Capital Asset, PLUS (B) the amount of Excess Equity Proceeds used for Capital Expenditures during such Fiscal Year under Section 5.02(s)(ii)(C).

          (s)  EXCESS EQUITY PROCEEDS.  Use Excess Equity Proceeds except:

               (i) for general corporate purposes as permitted under this Agreement (including the prepayment or Defeasance of Debt as permitted in Section 5.02(k) hereof); and

               (ii) notwithstanding any prohibition thereof or limitation thereon contained elsewhere in this Agreement or in any other Loan
          Documents:

                    (A) Investments in the Borrower's Subsidiaries (other than Bi-Mart and its Subsidiaries);

                    (B) other Investments (other than in Bi-Mart and its Subsidiaries) which do not result in a violation of Section 5.02(h); and

                    (C)  Capital Expenditures.

          SECTION 5.03. REPORTING REQUIREMENTS. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing, furnish to the Lenders:

          (a) DEFAULT NOTICE. As soon as possible and in any event within two days after knowledge thereof by a member of the senior management of TPH, the Borrower or Bi-Mart of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

          (b) MONTHLY FINANCIALS. As soon as available and in any event (x) in the case of the last month of the first three fiscal quarters of each Fiscal Year, within 45 days after the end of each such month, (y) in the case of the last month of each Fiscal Year, within 90 days after the end of each such month, and (z) in the case of all other months, within 30 days after the end of each month, in each case, a Consolidated balance sheet of the Borrower and its Subsidiaries and Bi-Mart and its Subsidiaries as of the end of such month and Consolidated statements of operations and cash flows of the Borrower and its Subsidiaries and Bi-Mart and its Subsidiaries
     (i) for the period commencing at the end of the previous month and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding month in its Annual Forecast and the immediately preceding Fiscal Year and (ii) for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding year-to-date period in (A) its Annual Forecast and (B) the immediately preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by a Specified Financial Officer of the Borrower as having been prepared, to the best knowledge of the Borrower, in accordance with GAAP, together with a brief summary of such financial statements prepared by the Borrower's management and a summary of (I) capital expenditures made in accordance with GAAP during such month, setting forth in reasonable detail the expenditures made for Capital Assets during such month, and
     (II) the intercompany loan balances as of the end of such month, in each case, in form reasonably satisfactory to the Administrative Agent and the Syndication Agent.

          (c) QUARTERLY FINANCIALS. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Borrower and its Subsidiaries and Bi-Mart and its Subsidiaries as of the end of such quarter and Consolidated statements of operations and a Consolidated statement of cash flows of the Borrower and its Subsidiaries and Bi-Mart and its Subsidiaries (i) for the period commencing at the end of the previous quarter and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding quarter in its Annual Forecast and the immediately preceding Fiscal Year and (ii) for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding year-to-date period in (A) its Annual Forecast and (B) the immediately preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by a Specified Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (I) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, (II) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Sections 5.02(c) and (r) and 5.04, (III) a schedule of Capital Expenditures made or committed to during such quarter, setting forth in reasonable detail the expenditures made or committed to for Capital Assets during such quarter, the aggregate amount of principal payments made during such quarter on Debt assumed or incurred after the Closing Date in connection with the acquisition of Capital Assets after the Closing Date, and the aggregate principal amount of Debt assumed or incurred during such quarter in connection with the acquisition of Capital Assets, (IV) a schedule of the aggregate amount of Tax Reserves (if any) and Holdback Reserves (if any) outstanding as of the end of such quarter, in each case, in form reasonably satisfactory to the Administrative Agent, and (V) notice of the date on which the most recent Clean-Down Period or Mandatory Clean-Down Period, as applicable, was completed and notice of the date by which the next Mandatory Clean-Down Period is required to commence.

          (d) ANNUAL FINANCIALS. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated and consolidating statements of operations and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders of KPMG Peat Marwick LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 5.02(c) and (r) and 5.04, (iii) a certificate of a Specified

     Financial Officer of the Borrower, setting forth the calculation of Excess Cash Flow for such Fiscal Year and (iv) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

          (e) ANNUAL FORECASTS. As soon as available and in any event no later than 30 days after the end of each Fiscal Year of the Borrower and Bi-Mart, forecasts prepared by their management (the "ANNUAL FORECASTS"), together with a brief description of the assumptions used in the preparation thereof, in form reasonably satisfactory to the Administrative Agent and the Syndication Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the fiscal year following such Fiscal Year then ended.

          (f) ERISA EVENTS. Promptly and in any event within 10 Business Days after (i) any Loan Party or any of its ERISA Affiliates knows or has reason to know that any ERISA Event with respect to any Loan Party or any of its ERISA Affiliates has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) the date any records, documents or other information must be furnished to the PBGC with respect to any Plan of any Loan Party or any of its ERISA Affiliates pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

          (g) PLAN TERMINATIONS. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of any Loan Party or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan.

          (h) PLAN ANNUAL REPORTS. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan of each Loan Party or any of its ERISA Affiliates.

          (i) MULTIEMPLOYER PLAN NOTICES. Promptly and in any event within 10 Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any of its ERISA Affiliates in connection with any event described in clause (i) or (ii).

          (j) LITIGATION. Promptly after receiving notification of the commencement or any non-frivolous threat of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(j).

          (k) SECURITIES REPORTS. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

          (l) CREDITOR REPORTS. Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.03.

          (m) AGREEMENT NOTICES. Promptly upon any member of senior management of TPH, the Borrower or, until such time as it is no longer a Subsidiary of the Borrower, Bi-Mart receiving notice of, or obtaining knowledge of the existence of, any breach or default, or any other notices or requests, the substance of which could materially impair the value of the interests or rights of any Loan Party (other than a Loan Party that is a Minor Subsidiary) or any of its Subsidiaries or could materially impair the interests or rights of the Administrative Agent or any Lender, or any consent, waiver or amendment, in each case under or pursuant to any Related Document, notice of such breach or default, copies of all such notices, and copies of each such consent, waiver and amendment and, from time to time upon request by the Administrative Agent, such other information and reports regarding the Related Documents as the Administrative Agent may reasonably request.

          (n) REVENUE AGENT REPORTS. Within 10 days after receipt by any Loan Party or any of its Subsidiaries, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue
     Code) of which the Borrower or any of its Subsidiaries is or was a member aggregating $100,000 or more.

          (o) TAX CERTIFICATES. Promptly, and in any event within five Business Days after the due date (with extensions) for filing the final Federal income tax return in respect of each taxable year, a certificate (a "TAX CERTIFICATE"), signed by the President or the chief financial officer of the Borrower, stating that the common parent of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of TPH of which the Borrower is a member has paid to the Internal Revenue Service or other taxing authority, or to the Borrower, the full amount that such affiliated group is required to pay in respect of Federal income tax for such year and that the Borrower and its Subsidiaries have received any amounts payable to them, and have not paid amounts in respect of taxes (Federal, state, local or foreign) in excess of the amount they are required to pay, under the Tax Agreements in respect of such taxable year.

          (p) ENVIRONMENTAL CONDITIONS. Promptly after receipt of notice thereof, notice of any Environmental Action pending or threatened against any Loan Party or any of its Subsidiaries or after the occurrence thereof, notice of any condition or occurrence on any property of any Loan Party or any of its Subsidiaries that results in a material liability of any Loan Party or any of its Subsidiaries under any Environmental Law or Environmental Permit or could reasonably be expected to (i) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or such property that could have a Material Adverse Effect or
     (ii) cause any property described in the Mortgages to be subject to any Liens arising under any Environmental Law.

          (q) REAL PROPERTY. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(jj) and 4.01(kk) hereto, including an identification of all real and leased property disposed of by the Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof, and in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

          (r) INSURANCE. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and its Subsidiaries and containing such additional information as the Administrative Agent may reasonably specify.

          (s) OTHER INFORMATION. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

          SECTION 5.04. FINANCIAL COVENANTS. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any

Commitment hereunder, the Borrower will, unless the Required Lenders otherwise consent in writing:

          (a) NET WORTH. Maintain at all times during each period set forth below a Consolidated Net Worth of not less than the sum of (i) Consolidated Net Worth as of the end of the third fiscal quarter of Fiscal Year 1996, and (ii) the amount set forth below opposite such period:


                    Period                                 Amount
                    ------                                 ------

     Last day of the first fiscal quarter of            $12,500,000
          Fiscal Year 1997 through
          the day preceding the last day
          of the first fiscal quarter of
          Fiscal Year 1998

     Last day of the first fiscal quarter of            $30,000,000
          Fiscal Year 1998 through
          the day preceding the last day
          of the first fiscal quarter of
          Fiscal Year 1999

     Last day of the first fiscal quarter of            $60,000,000
          Fiscal Year 1999 through
          the day preceding the last day
          of the first fiscal quarter of
          Fiscal Year 2000

     Last day of the first fiscal quarter of            $97,500,000
          Fiscal Year 2000 through
          the day preceding the last day
          of the first fiscal quarter of
          Fiscal Year 2001

     Last day of the first fiscal quarter of           $142,500,000
          Fiscal Year 2001 through
          the day preceding the last day
          of the first fiscal quarter of
          Fiscal Year 2002

     Last day of the first fiscal quarter of           $197,500,000
          Fiscal Year 2002 through
          the day preceding the last day
          of the first fiscal quarter of
          Fiscal Year 2003

     Last day of the first fiscal quarter of           $257,000,000
          Fiscal Year 2003 through
          the day preceding the last day
          of the first fiscal quarter of
          Fiscal Year 2004

          (b) INTEREST COVERAGE RATIO. Maintain as of the end of each fiscal quarter of the Borrower an Interest Coverage Ratio for the Rolling Period then ended of not less than the amount set forth below opposite such fiscal quarter:

               Quarter   Fiscal Year         Ratio
               -------   -----------         -----

               Third        1996          2.10 to 1.00
               Fourth       1996          2.25 to 1.00
               First        1997          2.40 to 1.00
               Second       1997          2.50 to 1.00
               Third        1997          2.50 to 1.00
               Fourth       1997          2.50 to 1.00
               First        1998          2.75 to 1.00
               Second       1998          2.75 to 1.00
               Third        1998          2.75 to 1.00
               Fourth       1998          2.75 to 1.00


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               First        1999          3.00 to 1.00
               Second       1999          3.00 to 1.00
               Third        1999          3.00 to 1.00
               Fourth       1999          3.00 to 1.00
               First        2000          3.25 to 1.00
               Second       2000          3.25 to 1.00
               Third        2000          3.25 to 1.00
               Fourth       2000          3.25 to 1.00
               First        2001          3.50 to 1.00
               Second       2001          3.50 to 1.00
               Third        2001          3.50 to 1.00
               Fourth       2001          3.75 to 1.00
               First        2002          3.75 to 1.00
               Second       2002          4.00 to 1.00
               Third        2002          4.00 to 1.00
               Fourth       2002          4.00 to 1.00
               First        2003          4.00 to 1.00

          (c) TOTAL DEBT TO EBITDAL RATIO. Maintain as of the end of each fiscal quarter of the Borrower a ratio of Total Debt of the Borrower and its Subsidiaries to Consolidated EBITDAL for the Rolling Period then ended of not more than the amount set forth below for such period:

                   Rolling Period
                Ending at the End of
                --------------------

               Quarter      Fiscal Year   Ratio
               -------      -----------   -----

               Third        1996          4.25 to 1.00
               Fourth       1996          4.25 to 1.00
               First        1997          4.25 to 1.00
               Second       1997          4.00 to 1.00
               Third        1997          4.00 to 1.00
               Fourth       1997          4.00 to 1.00
               First        1998          3.75 to 1.00
               Second       1998          3.75 to 1.00
               Third        1998          3.75 to 1.00
               Fourth       1998          3.50 to 1.00
               First        1999          3.50 to 1.00
               Second       1999          3.25 to 1.00
               Third        1999          3.25 to 1.00
               Fourth       1999          3.00 to 1.00
               First        2000          3.00 to 1.00
               Second       2000          3.00 to 1.00


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               Third        2000          3.00 to 1.00
               Fourth       2000          3.00 to 1.00
               First        2001          3.00 to 1.00
               Second       2001          3.00 to 1.00
               Third        2001          3.00 to 1.00
               Fourth       2001          2.75 to 1.00
               First        2002          2.75 to 1.00
               Second       2002          2.75 to 1.00
               Third        2002          2.50 to 1.00
               Fourth       2002          2.50 to 1.00
               First        2003          2.50 to 1.00


                                   ARTICLE VI

                                EVENTS OF DEFAULT

          SECTION 6.01. EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

          (a) (i) the Borrower shall fail to pay any principal of any Advance when the same becomes due and payable (other than any such principal payable under Section 2.05(b)(vi)) or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five days after the same becomes due and payable;

          (b) any representation or warranty made by any Loan Party (other than a Loan Party that is a Minor Subsidiary) or any of its officers under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

          (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.05(b)(vi), 5.01(e), 5.01(m), 5.01(p) and 5.02 (other than subsection (a) thereof (to the extent set forth in clause (d) below) and subsection (f) thereof), 5.03(a) or 5.04; or

          (d) (i) any Loan Party (other than a Loan Party that is a Minor Subsidiary) shall fail to perform or observe any term, covenant or agreement contained in Section 5.02(a), if, and only if, such failure arises from a non-consensual Lien created without the knowledge of, action by or consent of any Loan Party, or in Section 5.02(f) and, in each case, such failure shall remain unremedied for 10 days after knowledge thereof by a member of senior management of TPH, the Borrower or Bi-Mart or (ii) any Loan Party (other than a Loan Party that is a Minor Subsidiary) shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Administrative Agent, the Syndication Agent or any Lender; or

          (e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of (i) the MLTC Obligations or (ii) any Debt that is outstanding in a principal or notional amount of at least $5,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), in either case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or the MLTC Documents; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt or under the MLTC Documents and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or MLTC Obligations or otherwise to cause, or to permit the holder thereof to cause, such Debt or MLTC Obligations to mature; or any such Debt or MLTC Obligations shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt or MLTC Obligations shall be required to be made, in each case prior to the stated maturity thereof; PROVIDED, HOWEVER, that (i) if any put or repurchase Obligation of any Loan Party or any of its Subsidiaries in respect of the MLTC Obligations arises, or may arise, solely by reason of any conditions affecting the commercial paper market generally and not relating to any performance by or condition of any Loan Party or any of its Subsidiaries, then for so long as each Loan Party and its Subsidiaries duly and timely perform and observe all of their Obligations in respect of such put or repurchase Obligations, no Event of Default shall exist under this subsection (e), and (ii) any determination under this Section 6.01(e) with respect to any MLTC Obligations shall be made as though no payment had been made under any Standby Letter of Credit issued to support the Existing MLTC Letter of Credit; or

          (f) any Loan Party or any of its Subsidiaries other than Minor Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries other than Minor Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries other than Minor Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection
     (f); or

          (g) any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and remains unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or
     (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that would be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) any material provision of any Loan Document (excluding Mortgages covering Collateral which, in the aggregate, is immaterial) after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

          (j) any Collateral Document (excluding Mortgages covering Collateral which, in the aggregate, is immaterial) after delivery thereof pursuant to
     Section 3.01 or 5.01(n) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien or security interest (subject only to Specified Liens) on the Collateral purported to be covered thereby; or

          (k)  a Change of Control shall occur; or

          (l) any ERISA Event shall have occurred with respect to a Plan of any Loan Party or any of its ERISA Affiliates and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of the Loan Parties and their ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and their ERISA Affiliates related to such ERISA Event) exceeds $5,000,000; or

          (m) any Loan Party or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and their ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000; or

          (n) any Loan Party or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $5,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Appropriate Lender to make Advances (other than Letter of Credit Advances and Swing Line Advances) and of any Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (iii) may, prior to the Collateral Release Date, exercise any and all remedies with respect to the Collateral as set forth in the Collateral Documents or as provided by applicable law; PROVIDED, HOWEVER, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any of its Subsidiaries (other than any Minor Subsidiaries) under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances (other than Letter of Credit Advances and Swing Line Advances) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower; PROVIDED FURTHER, HOWEVER, that if within 60 days after the acceleration pursuant to this Section 6.01 of the maturity of the Notes and so long as the Collateral Agent has not foreclosed upon or otherwise liquidated any material portion of the Collateral, the Borrower shall pay all principal of, and interest on, the Notes and all other amounts payable under the Loan Documents, in each case, that shall have become due otherwise than by such acceleration and all Defaults (other than nonpayment of principal of, and interest on, the Notes and other amounts payable under the Loan Documents, in each


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


case, to the extent due and payable solely by virtue of such acceleration) shall be remedied or waived pursuant to Section 8.01, then such acceleration and its consequences may be rescinded and annulled by written notice to the Borrower from the Required Lenders and the Administrative Agent.

          SECTION 6.02. ACTIONS IN RESPECT OF THE LETTERS OF CREDIT UPON DEFAULT. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.


                                   ARTICLE VII

               THE ADMINISTRATIVE AGENT AND THE SYNDICATION AGENT

          SECTION 7.01. AUTHORIZATION AND ACTION. Each Lender (in its capacities as a Lender, an Issuing Bank (if it is an Issuing Bank) and a potential Hedge Bank) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; PROVIDED, HOWEVER, that the Administrative Agent shall not be required to take any action that exposes it to personal liability or that is contrary to any Loan Document or applicable law. Without limitation of the foregoing, the Administrative Agent shall not approve the distribution of "Permitted Securities" (as defined in the Subordinated Notes Indenture) to holders of the Subordinated Notes pursuant to the terms of the Subordinated Notes Indenture unless the Required Lenders shall have consented to such


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


distribution. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. The Administrative Agent shall also act as the "Collateral Agent" under the Loan Documents, and each Lender hereby appoints the Administrative Agent (acting as the Collateral Agent) to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Loan Party to secure any Secured Obligations. The Administrative Agent may from time to time in its discretion appoint any other Lender or any Affiliate of any Lender or any other Person approved by the Administrative Agent to act as the Collateral Agent's sub-agent for purposes of holding any lien or security interest granted under the Loan Documents or exercising rights and remedies thereunder at the direction of the Administrative Agent. In this connection, the Administrative Agent, as "Collateral Agent", and such sub-agents shall be entitled to the benefits of all provisions of this Article VII (including, without limitation, Section 7.05 hereof as though such sub-agents were the "Collateral Agent" under the Loan Documents) as if set forth in full herein with respect thereto.

          SECTION 7.02. ADMINISTRATIVE AGENT'S RELIANCE, ETC. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07;
(ii) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by them with due care and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party;
(v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 7.03. CUSA AND BANKERS AND AFFILIATES. With respect to its Commitments, the Advances made by it and the Notes issued to it, each of CUSA and Bankers shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent and the Syndication Agent, respectively; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include each of CUSA and Bankers in its individual capacity. Each of CUSA and Bankers and its respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if CUSA were not the Administrative Agent and Bankers were not the Syndication Agent and without any duty to account therefor to the Lenders.

          SECTION 7.04. LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent or the Co-Arrangers or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent or the Co-Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 7.05. INDEMNIFICATION. Each Lender severally agrees to indemnify the Administrative Agent, the Syndication Agent, the Co-Arrangers and the Collateral Agent (in each case to the extent not promptly reimbursed by the Borrower) from and against such Lender's ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent, the Syndication Agent, the Co-Arrangers or the Collateral Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent, the Syndication Agent, the Co-Arrangers or the Collateral Agent under the Loan Documents; PROVIDED, HOWEVER, that no Lender shall be liable to the Administrative Agent, the Syndication Agent, any Co-Arranger or the Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's, the Syndication Agent's, any Co-Arranger's or the Collateral Agent's (as the case may be) gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, the Syndication Agent, the Co-Arrangers and the Collateral Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under Section 8.04, to the extent that the Administrative Agent, the Syndication Agent, the Co-Arrangers or the Collateral Agent is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this Section 7.05, the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (b) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused portions of their respective Term Loan Commitments at such time plus (d) their respective Unused Working Capital Commitments at such time. In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender's Commitment with respect to the Facility under which such Defaulted Advance was required to have been made shall be considered to be unused for purposes of this Section 7.05 to the extent of the amount of such Defaulted Advance. The failure of any Lender to reimburse the Administrative Agent, the Syndication Agent, the Co-Arrangers or the Collateral Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent, the Syndication Agent, the Co-Arrangers or the Collateral Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent, the Syndication Agent, the Co-Arrangers or the Collateral Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent, the Syndication Agent, the Co-Arrangers or the Collateral Agent for such other Lender's ratable share of such amount. To the extent that any indemnification payments made by the Lenders pursuant to this Section 7.05 are subsequently recovered from the Borrower by the Administrative Agent, the Syndication Agent or any Co-Arranger, each Lender that has contributed to such payments shall be refunded a ratable share thereof.

          SECTION 7.06. SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed as to all of the Facilities at any time with or without cause by the Required Lenders. Upon any such resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent, as to such of the Facilities as to which the Administrative Agent has resigned or been removed, PROVIDED that so long as no Default shall have occurred and be continuing, the Borrower shall have the right to propose a successor Administrative Agent to the Lenders and shall have the right to consent to any such successor Administrative Agent, such consent not to be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Lenders, (and, if required, consented to by the Borrower) and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (other than liabilities incurred prior thereto that are not indemnified against under
Section 7.05). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor

Administrative Agent as to less than all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Letters of Credit (notwithstanding any resignation as Administrative Agent with respect to the Letter of Credit Sub-Facility) and payments by the Borrower in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent as to all of the Facilities, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, as the case may be, as to any Facilities under this Agreement.


                                  ARTICLE VIII

                                  MISCELLANEOUS

          SECTION 8.01. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Security Agreement, the Trademark, Copyright and License Agreement or any Mortgage, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or, in the case of the initial Borrowing, Section 3.02, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes that shall be required for the Lenders or any of them to take any action under this Agreement, (iii) except as otherwise provided in Section 8.09, release all or any material part of the Collateral or any Guaranty or (iv) amend this Section 8.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has a Commitment under the Facility affected by such amendment, waiver or consent, (i) increase the Commitments of such Lender or subject such Lender to any additional obligations, (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, or (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender; PROVIDED, HOWEVER, that
(A) Section 2.05 may be amended with the consent of the Required Lenders, (B) no amendment,


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


waiver or consent shall, unless in writing and signed by each Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Banks or of the Issuing Banks, as the case may be, under this Agreement, and (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent (including its sub-agents) in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Collateral Agent (including its sub-agents), as the case may be, under this Agreement or any Note.

          SECTION 8.02. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, if to the Borrower, at its address at 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070, Attention: Chief Financial Officer, with a copy to the General Counsel, with a further copy to Jennifer Holden Dunbar, Leonard Green & Associates, L.P., 333 South Grand Avenue, Suite 5400, Los Angeles, California 90071; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent, at its offices at One Court Square, Long Island City, New York, 11120, Attention: Tania Holman, with a copy to Citicorp Securities, Inc., 725 South Figueroa Street, 6th Floor, Los Angeles, California 90017, Attention: Richard D. Banziger; if to the Syndication Agent, at its offices at One BT Plaza, 130 Liberty Street, New York, New York 10006, Attention: Mary Jo Jolly, with a copy to BT Securities Corporation, 300 South Grand Avenue, Los Angeles, California 90071, Attention:
Eric Swanson; or, as to the Borrower, the Syndication Agent or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier with answerback, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent.

          SECTION 8.03. NO WAIVER; REMEDIES. No failure on the part of any Lender or the Administrative Agent or the Syndication Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 8.04. COSTS AND EXPENSES. (a) The Borrower agrees to pay on demand (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Syndication Agent, the Collateral Agent and the Co-Arrangers in


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


connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication activities, transportation, appraisal, audit (if incurred after the Closing Date, only to the extent required under Section 5.01(f)), search, filing and recording fees and expenses and fees and expenses of consultants agreed upon by the Administrative Agent and the Syndication Agent and the Borrower and other consultants reasonably believed by the Administrative Agent to be necessary after consultation with the Borrower and (B) the reasonable and documented fees and expenses of counsel for the Administrative Agent, the Collateral Agent, the Syndication Agent and the Co-Arrangers with respect thereto, with respect to advising the Administrative Agent, the Collateral Agent, the Syndication Agent and the Co-Arrangers as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all reasonable and documented costs and expenses of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Arrangers and the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable and documented fees and expenses of counsel for the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Arrangers and each Lender with respect thereto).

          (b) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Arrangers, each Swing Line Bank, each Issuing Bank and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "INDEMNIFIED PARTY") from, and hold each of them harmless against, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Facilities or any commitment issued in connection therewith or any other part of the Recapitalization or (ii) the presence of Hazardous Materials contamination on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by any Loan Party, or its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated (but excluding any such losses, liabilities, claims, damages or expenses (a) of any Indemnified Party (i) to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Party, or (ii) to the extent arising from any violation by such Indemnified Party of any law or regulation applicable to such Indemnified Party (except to the extent that such violation is attributable to any breach of any representation, warranty or agreement by or on behalf of TPH or the Borrower, or any of their respective Subsidiaries, in each case, as determined by a final non-appealable decision of a court of competent jurisdiction), (b) arising from disputes among two or more Lenders (but not including any such dispute that involves a Lender to the extent that such Lender is acting in any different capacity (i.e., Administrative Agent, Collateral Agent, Syndication Agent, Co-Arranger, Swing Line Bank or Issuing Bank) under the Loan Documents or to the extent that it involves the Administrative Agent's, the Syndication Agent's or the Co-Arrangers' syndication activities) and (c) of any Indemnified Party arising from a successful claim by the Borrower against such Indemnified Party). The Borrower also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower, its security holders, Affiliates or creditors arising out of, related to or in connection with the Recapitalization, except to the extent that liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(b)(i) or 2.09(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable under the Loan Documents.

          SECTION 8.05. RIGHT OF SET-OFF. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application; PROVIDED FURTHER, HOWEVER, that no Lender nor any of its Affiliates shall exercise any such right of set-off or any other right of set-off without the prior consent of the Administrative Agent. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

          SECTION 8.06. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and the Syndication Agent, and when the Administrative Agent shall have been notified by each Initial Lender that has a Commitment hereunder that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Syndication Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

          SECTION 8.07. ASSIGNMENTS AND PARTICIPATIONS. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); PROVIDED, HOWEVER, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such assignee pursuant to such assignment and each other assignment to such assignee on such date (determined as of the date of the Assignment and Acceptance with respect to such assignments) shall in no event be less than $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) no such assignments shall be permitted without the consent of the Administrative Agent and the Syndication Agent until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed and
(v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000 and, in the case of any assignment of all or any part of the assigning Lender's Letter of Credit Commitment where the assignee intends to appoint a Designated Issuer, an Acknowledgment and Acceptance executed by such Designated Issuer. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder (and, if applicable, such assignee's Designated Issuer) shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and, if applicable, such assignee's Designated Issuer shall have the rights and obligations of a Designated Issuer of such assignee hereunder and (y) each Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (b) By executing and delivering an Assignment and Acceptance (or, if applicable, an Acknowledgment and Acceptance), each Lender assignor thereunder and the assignee thereunder and, if applicable, the Designated Issuer of such assignee confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee and, if applicable, the Designated Issuer of such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance or Acknowledgment and Acceptance; (iv) such assignee and, if applicable, the Designated Issuer of such assignee will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Co-Arrangers, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee and, if applicable, the Designated Issuer of such assignee appoints and authorizes the Administrative Agent and the Syndication Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Syndication Agent (as the case may be) by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee and, if applicable, the Designated Issuer of such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or an Issuing Bank, as the case may be.

          (c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, and if applicable, an Acknowledgment and Acceptance executed by the Designated Issuer of such assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C-1 hereto and, if such Acknowledgment and Acceptance, if applicable, has been completed and is in substantially the form of Exhibit C-2 hereto, (i) accept such Assignment and Acceptance and, if applicable, such Acknowledgment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under a Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of each such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1, A-2 or A-3 hereto, as the case may be.

          (e) Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes held by it); PROVIDED, HOWEVER, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any regularly scheduled date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

          (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; PROVIDED, HOWEVER, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall enter into a Confidentiality Agreement, in substantially the form of Exhibit J hereto, with such Lender.

          (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, and may assign all or any portion of its rights under this Agreement and the Notes held by it to any of its Affiliates for such purpose.

          SECTION 8.08. NO LIABILITY OF THE ISSUING BANKS. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible to any Person for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank's grossly negligent or willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          SECTION 8.09. RELEASE OF COLLATERAL. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Collateral Agent will, at such Loan Party's expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence the release of such item of Collateral, if appropriate and reasonably required under the terms of the transaction, from the assignment and security interest granted under the Collateral Documents; PROVIDED, HOWEVER, that (i) at the time of such request and such release, no Default under Section 6.01(a) or (f) and no Event of Default shall have occurred and be continuing,
(ii) such Loan Party shall have delivered to the Collateral Agent, at least seven Business Days prior to the date of the proposed release, a written request for release describing the item or items of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate by such Loan Party to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may reasonably request, and (iii) the Net Cash Proceeds of any such sale, lease, transfer or other disposition required to be applied (or any payment required to be made in connection therewith) in accordance with Section 2.05 shall be paid (or made) to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.05.

          (b) So long as no Default under Section 6.01(a) or (f) and no Event of Default has occurred and is continuing, notwithstanding any other provision hereof or of any Collateral Document, all Liens created by and other obligations under the Collateral Documents (except for indemnification, expense reimbursement and similar obligations arising thereunder on or prior to the Collateral Release Date, and subject to Section 6.02) shall be released by the Administrative Agent promptly following the Borrower's request for such release at any time on or after the Collateral Release Date. At any time on or after the Collateral Release Date, the Administrative Agent shall cause the Collateral Agent, upon the request, and at the sole cost and expense, of the Borrower, to execute and deliver to the Borrower such documents and instruments as the Borrower may reasonably request (each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) to evidence such release of the Liens created by and such other obligations under the Collateral Documents and shall deliver to the applicable Persons any Collateral covered thereby previously delivered to the Collateral Agent and either not previously returned or disposed of pursuant to the Collateral Documents.

          (c) Concurrently with the transfer of the capital stock of Bi-Mart to the stockholders of TPH as a part of the Bi-Mart Spinoff, (i) Bi-Mart shall be released from further liability under the Subsidiary Guaranty, (ii) the pledge of the capital stock of Bi-Mart pursuant to the Security Agreement shall terminate, and (iii) all Liens on the assets of Bi-Mart created under the Collateral Documents shall be released. At any time after the Bi-Mart Spinoff, the Administrative Agent shall cause the Collateral Agent, upon the request, and at the sole cost and expense, of the Borrower, to execute and deliver to the Borrower such documents and contracts as the Borrower may reasonably request (each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) to evidence the release of such Liens.

          SECTION 8.10. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 8.11. GOVERNING LAW. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

          SECTION 8.12. JURISDICTION, ETC. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is a party in the courts of any jurisdiction.

          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          SECTION 8.13. SENIOR DEBT. All Obligations of the Borrower under the Loan Documents and the Bank Hedge Agreements (a) constitute "Senior Debt" and "Designated Senior Debt" as defined in the Subordinated Notes Indenture, and
(b) are senior in right of payment to the Subordinated Notes.

          SECTION 8.14. WAIVER OF JURY TRIAL. Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the

Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        BORROWER

                                        THRIFTY PAYLESS, INC.


                                        By
                                          ---------------------------------
                                          Title:


                                        ADMINISTRATIVE AGENT

                                        CITICORP USA, INC.,
                                         as Administrative Agent


                                        By
                                          ---------------------------------
                                          Title:


                                        By
                                          ---------------------------------
                                          Title:


                                        SYNDICATION AGENT

                                        BANKERS TRUST COMPANY,
                                         as Syndication Agent


                                        By
                                          ---------------------------------
                                          Title:


                                        INITIAL LENDERS

                                   EXHIBIT A-1

                                 PROMISSORY NOTE

$ __________                                           Dated:  __________, ____

     FOR VALUE RECEIVED, the undersigned, THRIFTY PAYLESS, INC., a California corporation (the "BORROWER"), HEREBY PROMISES TO PAY to the order of ____________________ (the "LENDER") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of the Term Loan Advance owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of April 18, 1996 (as amended or modified from time to time, the "CREDIT AGREEMENT"; terms defined therein being used herein as therein defined) among the Borrower, the Lender and certain other lenders party thereto, Citicorp USA, Inc., as Administrative Agent for the Lender and such other lenders and Bankers Trust Company, as Syndication Agent, on the dates and in the amounts specified in Credit Agreement.

     The Borrower promises to pay interest on the unpaid principal amount of the Term Loan Advance evidenced hereby until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to Citicorp USA, Inc., as Administrative Agent, at 399 Park Avenue, New York, New York 10043, in same day funds. The Term Loan Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer thereof, endorsed on the grid attached hereto, which is part of this Promissory Note.

     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Term Loan Advances to the Borrower on the terms and conditions set forth therein, the indebtedness of the Borrower owing to the Lender and resulting from the Term Loan Advance owing to the Lender being evidenced by this Promissory Note, and (ii) contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of the Borrower under this Promissory Note and the other Loan Documents, and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.


                                        THRIFTY PAYLESS, INC.

                                        By
                                          ---------------------------------
                                        Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                                AMOUNT OF            UNPAID
             AMOUNT OF        PRINCIPAL PAID        PRINCIPAL         NOTATION
DATE          ADVANCE           OR PREPAID           BALANCE           MADE BY
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

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

                                   EXHIBIT A-2

                                 PROMISSORY NOTE

$ __________                                           Dated:  __________, ____

     FOR VALUE RECEIVED, the undersigned, THRIFTY PAYLESS, INC., a California corporation (the "BORROWER"), HEREBY PROMISES TO PAY to the order of ____________________ (the "LENDER") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Working Capital Advances owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of April 18, 1996 (as amended or modified from time to time, the "CREDIT AGREEMENT"; terms defined therein being used herein as therein defined) among the Borrower, the Lender and certain other lenders party thereto, Citicorp USA, Inc., as Administrative Agent for the Lender and such other lenders and Bankers Trust Company, as Syndication Agent, on the Termination Date.

     The Borrower promises to pay interest on the unpaid principal amount of each Working Capital Advance evidenced hereby from the date of such Working Capital Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to Citicorp USA, Inc., as Administrative Agent, at 399 Park Avenue, New York, New York 10043, in same day funds. Each Working Capital Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer thereof, endorsed on the grid attached hereto, which is part of this Promissory Note.

     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Working Capital Advances to the Borrower from time to time on the terms and conditions set forth therein, the indebtedness of the Borrower resulting from such Working Capital Advances owing to the Lender being evidenced by this Promissory Note, and (ii) contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of the Borrower under this Promissory Note and the other Loan Documents, and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.


                                        THRIFTY PAYLESS, INC.

                                        By
                                          ---------------------------------
                                        Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                                AMOUNT OF            UNPAID
             AMOUNT OF        PRINCIPAL PAID        PRINCIPAL         NOTATION
DATE          ADVANCE           OR PREPAID           BALANCE           MADE BY
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

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- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                   EXHIBIT A-3

                                 PROMISSORY NOTE

$ __________                                           Dated:  __________, ____

     FOR VALUE RECEIVED, the undersigned, THRIFTY PAYLESS, INC., a California corporation (the "BORROWER"), HEREBY PROMISES TO PAY to the order of ____________________ (the "LENDER") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Swing Line Advances owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of April 18, 1996 (as amended or modified from time to time, the "CREDIT AGREEMENT"; terms defined therein being used herein as therein defined) among the Borrower, the Lender and certain other lenders party thereto, Citicorp USA, Inc., as Administrative Agent for the Lender and such other lenders, and Bankers Trust Company, as Syndication Agent, on the dates and in the amounts specified in the Credit Agreement.

     The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Advance evidenced hereby from the date of such Swing Line Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to Citicorp USA, Inc., as Administrative Agent, at 399 Park Avenue, New York, New York 10043, in same day funds. Each Swing Line Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer thereof, endorsed on the grid attached hereto, which is part of this Promissory Note.

     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Swing Line Advances by the Lender in its discretion to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Swing Line Advances being evidenced by this Promissory Note, and (ii) contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of the Borrower under this Promissory Note and the other Loan Documents, and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.


                                        THRIFTY PAYLESS, INC.

                                        By
                                          ---------------------------------
                                        Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                                AMOUNT OF            UNPAID
             AMOUNT OF        PRINCIPAL PAID        PRINCIPAL         NOTATION
DATE          ADVANCE           OR PREPAID           BALANCE           MADE BY
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

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- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    EXHIBIT B

                               NOTICE OF BORROWING


Citicorp USA, Inc.,
    as Administrative Agent
    for the Lenders party
    to the Credit Agreement
    referred to below
399 Park Avenue
New York, New York  10043                    [Date]


                    Attention:   _________________


Ladies and Gentlemen:

          The undersigned, Thrifty PayLess, Inc., refers to the Credit Agreement, dated as of April 18, 1996 (as amended or modified from time to the time, the "CREDIT AGREEMENT", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto, Citicorp USA, Inc., as Administrative Agent for such Lenders, and Bankers Trust Company, as Syndication Agent, and hereby gives you notice, irrevocably, pursuant to
Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "PROPOSED BORROWING") as required by Section 2.02(a) of the Credit Agreement:

          (i)  The Business Day of the Proposed Borrowing is ____________, ____.

          (ii) The Facility under which the Proposed Borrowing is requested is the ___________________ Facility.

          (iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

          (iv) The aggregate amount of the Proposed Borrowing is $___________.

          [(v) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is __ month[s].]

          (vi) The amount of the proceeds of each Working Capital Advance made as part of the Proposed Borrowing that are to be applied [to pay [taxes] [contingencies or liabilities] with respect to which a [Tax Reserve] [Holdback Reserve] was established] [to prepay outstanding Term Loan Advances pursuant to Section 2.05(b)(viii) of the Credit Agreement] is $___________.

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

          (A) the representations and warranties contained in each Loan Document are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom or use thereof, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Proposed Borrowing, in which case, as of that date; and

          (B) no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom or use thereof, that constitutes a Default.

                                   Very truly yours,

                                   THRIFTY PAYLESS, INC.



                                   By
                                      -----------------------------------
                                        Title:

                                   EXHIBIT C-1

                            ASSIGNMENT AND ACCEPTANCE


          Reference is made to the Credit Agreement dated as of April 18, 1996 (as amended or modified from time to time, the "CREDIT AGREEMENT") among Thrifty PayLess, Inc., a California corporation (the "BORROWER"), the Lenders party thereto, Citicorp USA, Inc., as Administrative Agent for such Lenders, and Bankers Trust Company, as Syndication Agent. Terms defined in the Credit Agreement are used herein with the same meaning.

          The "Assignor" and the "Assignee" referred to on Schedule 1 agree as follows:

          1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement Facility or Facilities specified on Schedule 1. After giving effect to such sale and assignment, the Assignee's Commitments and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1.

          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes held by the Assignor and requests that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the order of the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto or new Notes payable to the order the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitments retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1.

          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Co-Arrangers, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.11 of the Credit Agreement; and (vii) in the case of any assignment of any interest in the Working Capital Facility, appoints as its Designated Issuer, if any, the financial institution so designated on Schedule 1.

          4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the "EFFECTIVE DATE") shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1.

          5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

          6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

          7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

          8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

          IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                   SCHEDULE 1
                                       to
                            ASSIGNMENT AND ACCEPTANCE

As to the [__________] Facility(ies) in respect of which an interest is being assigned:

     Percentage interest assigned:                     ____________ %

     Assignee's Commitment:                            $___________

     Aggregate outstanding principal amount
         of Advances assigned:                         $___________

     Principal amount of Note payable
         to Assignee:                                  $___________

     Principal amount of Note payable
         to Assignor:                                  $___________

Effective Date (if other than date of acceptance by
Administrative Agent):                                 *___________, ____

Designated Issuer (if applicable):      __________________________________
                                        [NAME OF ASSIGNOR], as Assignor


                                             By__________________________
                                                       Title:

                                             Dated:  _____________, ____
                                             [NAME OF ASSIGNEE], as Assignee


                                             By_________________________
                                             Title:

                                             Domestic Lending Office:

                                             Eurodollar Lending Office:

Accepted **[and Approved]
this ____ day of __________, ____

CITICORP USA, INC.,
    as Administrative Agent


By________________________
     Title:


**[Approved] this ____ day of __________, ____

BANKERS TRUST COMPANY,
     as Syndication Agent


By________________________
      Title:


***Approved this ____ day
of __________, ____

THRIFTY PAYLESS, INC.


By________________________
     Title:

__________________________________________________________________
* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

**   Required if the Assignee is neither a Lender nor an Affiliate of a Lender.

*** Required if the Assignee is neither a Lender nor an Affiliate of a Lender and no Event of Default has occurred and is continuing.

                                   EXHIBIT C-2

                          ACKNOWLEDGMENT AND ACCEPTANCE


          ACKNOWLEDGMENT AND ACCEPTANCE dated as of ______________, ____, by _____________________________ (the "DESIGNEE").

                             PRELIMINARY STATEMENTS:

          A. Reference is made to the Credit Agreement dated as of April 18, 1996 (as amended or modified from time to time, the "CREDIT AGREEMENT") among Thrifty PayLess, Inc., a California corporation (the "BORROWER"), the Lenders party thereto, Citicorp USA, Inc., as Administrative Agent for such Lenders, and Bankers Trust Company, as Syndication Agent. Terms defined in the Credit Agreement are used herein with the same meaning.

          B. This Acknowledgment and Acceptance is made with reference to the following facts:

               (i) Pursuant to an Assignment and Acceptance dated as of ______________, ____ between _________________________ (the "ASSIGNOR") and
                                                         (the "ASSIGNEE"), (a)
     the Assignor has assigned to the Assignee an interest in and to the Assignor's rights and obligations under the Working Capital Facility under the Credit Agreement, and (b) the Assignee has appointed the Designee as its Designated Issuer thereunder.

               (ii) On the terms and conditions set forth below, the Designee desires to accept such appointment and acknowledges its obligations with respect thereto.

          NOW, THEREFORE, the Designee hereby agrees as follows:

          1. The Designee hereby accepts its appointment as the Designated Issuer for the Assignee under the Credit Agreement.

          2. The Designee acknowledges that the Assignee and each other Lender Party (i) make no representation or warranty and assume no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (ii) make no representation or warranty and assume no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

          3. The Designee (i) confirms that it has received copies of the Credit Agreement and the Assignment and Acceptance referred to above, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to act as a Designated Issuer for the Assignee and enter into this Acknowledgment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Co-Arrangers, the Assignee or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is a commercial bank authorized to issue Letters of Credit; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Designated Issuer of the Assignee and an Issuing Bank; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.11 of the Credit Agreement.

          4. Following the execution of this Acknowledgment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.

          5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date (as defined in the Assignment and Acceptance referred to above), the Designee shall be a party to the Credit Agreement and, to the extent provided in this Acknowledgment and Acceptance, have the rights and obligations of a Designated Issuer and an Issuing Bank thereunder.

          6. This Acknowledgment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

          7. This Acknowledgment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Acknowledgment and Acceptance by telecopies shall be effective as delivery of a manually executed counterpart hereof.

                              [NAME OF DESIGNEE]



                              By:  _______________________________
                                   Title:

                              Address:

                              __________________________________
                              __________________________________
                              __________________________________


Accepted *[and Approved]
this ____ day of __________, ____

CITICORP USA, INC.,
    as Administrative Agent


By: ________________________
     Title:


*[Approved]
this ____ day of __________, ____

BANKERS TRUST COMPANY


By: ________________________
       Title:

*    Required if the Designee is neither a Lender nor an Affiliate of a Lender.

                               SECURITY AGREEMENT


          This SECURITY AGREEMENT, dated as of April 18, 1996, is made by the Persons listed on the signature pages hereof (each a "GRANTOR") to Citicorp USA, Inc. ("CUSA"), as agent (the "COLLATERAL AGENT") for (a) the Lenders (the "LENDERS") party to the Credit Agreement referred to below, and (b) the Administrative Agent, the Syndication Agent, the Co-Arrangers, the Hedge Banks and the Issuing Banks (as such terms are defined in the Credit Agreement) (together with the Lenders and the Collateral Agent, the "LENDER PARTIES" and each individually being a "LENDER PARTY").

          PRELIMINARY STATEMENTS.

          (1) Thrifty PayLess, Inc., a California corporation (the "BORROWER") and a wholly-owned subsidiary of Thrifty PayLess Holdings, Inc. ("TPH"), has entered into a Credit Agreement dated as of April 18, 1996 (such Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being referred to herein as the "CREDIT AGREEMENT") with
(i) CUSA, as Administrative Agent, (ii) Bankers Trust Company, as Syndication Agent, and (ii) the other Persons party thereto from time to time as Lenders and Issuing Banks. Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement.

          (2) It is a condition precedent to the making of Advances by the Lenders and the issuance of Letters of Credit by the Issuing Banks under the Credit Agreement and the entry by the Hedge Banks into Bank Hedge Agreements with the Borrower from time to time that each Grantor shall have granted the security interest and made the pledge and assignment contemplated by this Security Agreement.

          (3) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement.

          NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances and the Issuing Banks to issue Letters of Credit under the Credit Agreement and to induce the Hedge Banks to enter into Bank Hedge Agreements with the Borrower from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Lender Parties as follows:

          SECTION 1. GRANT OF SECURITY. Each Grantor hereby assigns and pledges to the Collateral Agent for the ratable benefit of the Lender Parties, and hereby grants to the Collateral Agent for the ratable benefit of the Lender Parties a security interest in, the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located and whether now or hereafter existing (the "COLLATERAL"):

          (a) All of such Grantor's right, title and interest in and to all equipment and fixtures in all of their respective forms (including, but not limited to, (i) all furniture, furnishings, trade fixtures, machinery and appliances, (ii) all production, manufacturing, distribution, selling, data processing, computer and office equipment, (iii) all counters, shelves, racks, bins, storage facilities and retailing equipment, (iv) all tools, tooling, molds and dies, (v) all Proprietary Works (as defined in Section 1(g) below) in the form of equipment and all physical representations of or media containing Proprietary Works or other information (including, without limitation, notebooks, drawings, diagrams, plans, manuals, computer peripherals, hardware, firmware, software, data storage tapes, disks, diskettes and other computerized information), and (vi) all trucks and other vehicles, vessels and aircraft), and all accessions and additions thereto, parts and appurtenances thereof, substitutions therefor and replacements thereof (any and all such equipment, fixtures, accessions, additions, parts, appurtenances, substitutions and replacements being referred to herein as "EQUIPMENT");

          (b) All of such Grantor's right, title and interest in and to all inventory in all of its forms (including, but not limited to, (i) inventory consisting of household goods, food, beverages (including beer, wine and liquor), pharmaceutical products, medical devices, firearms and ammunition, and raw materials and work in process therefor, finished goods thereof and materials used or consumed in the manufacture, production or preparation thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee), and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor), and all accessions thereto and products thereof and documents therefor (any and all such inventory, accessions, products and documents being referred to herein as "INVENTORY");

          (c) All of such Grantor's right, title and interest in and to all accounts, contract rights, chattel paper, instruments, deposit accounts and general intangibles and all other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance (including, without limitation, any rights with respect to workers' compensation or other deposits made by such Grantor and any rights to receive tax refunds and other refunds, reimbursements and payments from any federal, state or local government or any political subdivision, agency or instrumentality thereof), and all rights now or hereafter existing in and to all security agreements, leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, instruments, deposit accounts, general intangibles or obligations (any and all such accounts, contract rights, chattel paper, instruments, deposit accounts, general intangibles and obligations, to the extent not referred to in clause (d),
     (e), (f) or (g) below, being referred to herein as "RECEIVABLES", and any and all such leases, security agreements and other contracts being referred to herein as "RELATED CONTRACTS");

          (d)  All of the following (the "SECURITY COLLATERAL"):

               (i) the shares of stock set forth opposite such Grantor's name in SCHEDULE I hereto and issued by the corporations indicated therein (collectively referred to herein as "PLEDGED SHARES"), together with the certificates representing such Pledged Shares and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares;

               (ii)   the indebtedness set forth opposite such Grantor's name in
          SCHEDULE II hereto and issued by the obligors indicated therein (collectively referred to herein as the "PLEDGED DEBT"), together with the instruments evidencing the Pledged Debt, all security therefor and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

               (iii) all additional shares of stock of any issuer of any Pledged Shares or any other Loan Party or any Subsidiary of any Loan Party from time to time acquired by such Grantor in any manner, together with the certificates representing such additional shares and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

               (iv) all additional indebtedness from time to time owed to such Grantor by any obligor of any Pledged Debt or any other Loan Party or any Subsidiary of any Loan Party, together with the instruments evidencing such indebtedness, all security therefor and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

          (e) All of such Grantor's right, title and interest in and to each of the agreements listed on SCHEDULE III hereto, if any, and each Hedge Agreement to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended or otherwise modified from time to time (collectively referred to herein as "ASSIGNED AGREEMENTS"), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements,
     (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements,
     (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements, and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being collectively referred to herein as "AGREEMENT COLLATERAL");

          (f)  All of the following (collectively, the "ACCOUNT COLLATERAL"):

               (i) In the case of the Borrower, that certain non-interest bearing cash collateral account no. 4069-7455 (the "CASH COLLATERAL ACCOUNT") that has been opened by the Borrower with Citibank at its office at 399 Park Avenue, New York, New York 10043, in the name of the Borrower but under the sole dominion and control of the Collateral Agent and subject to the terms of this Security Agreement, together with all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Cash Collateral Account;

               (ii) In the case of the Borrower, that certain non-interest bearing cash collateral account no. 4069-7463 (the "L/C CASH COLLATERAL ACCOUNT") that has been opened by the Borrower with Citibank at its office at 399 Park Avenue, New York, New York 10043, in the name of the Borrower but under the sole dominion and control of the Collateral Agent and subject to the terms of this Security Agreement, together with all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the L/C Cash Collateral Account;

               (iii) In the case of TPH, that certain interest bearing deposit account no. 4069-7471 (the "TPH DEPOSIT ACCOUNT") that has been opened by the Borrower with Citibank at its office at 399 Park Avenue, New York, New York 10043, in the name of TPH but under the sole dominion and control of the Collateral Agent and subject to the terms of this Security Agreement, together with all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the TPH Deposit Account;

               (iv) In the case of each Grantor, all Blocked Accounts (as hereinafter defined) of such Grantor, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing such Blocked Accounts;

               (v) All other deposit accounts of such Grantor, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing such deposit accounts;

               (vi) All Collateral Investments (as hereinafter defined) of such Grantor from time to time and all certificates and instruments, if any, from time to time representing or evidencing such Collateral Investments;

               (vii) All notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor, including, without limitation, those delivered to or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and

               (viii) All interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

          (g) All general intangibles of such Grantor (other than general intangibles for money due or to become due, which are covered by Section 1(c) above), including, but not limited to, (i) all partnership, corporate and other interests in and to any Person (other than any Security Collateral), (ii) all governmental permits, licenses (and any subsequent renewals thereof), franchises, registrations, authorizations and approvals,
     (iii) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, and any other designs or sources of business identifiers, indicia of origin or similar devices, all registrations with respect thereto, all applications with respect to the foregoing, and all extensions and renewals with respect to any of the foregoing, together with all of the goodwill associated therewith, throughout the world, in each case whether now or hereafter existing, and all rights and interests associated with the foregoing,
     (iv) all copyrights, and all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, and all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, all registrations with respect thereto, all applications with respect to the foregoing, and all extensions and renewals with respect to any of the foregoing, together with all rights and interests associated with the foregoing, (v) all United States and foreign patents and patent applications, and licenses and rights in, and the right to sue for all past, present and future infringements of, any and all such patents and patent applications, and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (vi) all certificates, records, circulation lists, subscriber lists, advertiser lists, supplier lists, customer lists, customer and supplier contracts, sales orders, purchasing records and other rights, privileges and goodwill obtained or used in connection with the Collateral, and (vii) all sales literature, promotional literature, processes, practices, techniques, procedures, trade secrets, know-how and other information and data, including, without limitation, designs, drawings, compilations of data, specifications, assembly procedures, software and firmware (all Collateral referred to in this clause (vii) being collectively referred to herein as "PROPRIETARY WORKS"); and

          (h) All proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described in clauses (a) through (g) of this Section 1) and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (ii) cash;

PROVIDED that, to the extent, and for so long as, the lien and security interest created under this Security Agreement in any Collateral consisting of governmental permits, licenses (and any subsequent renewals thereof), franchises, registrations, authorizations and approvals shall be prohibited by applicable law, such lien and security interest shall not attach solely as to such Collateral, PROVIDED FURTHER that if, when and to the extent that any such prohibition shall hereafter cease to exist or shall otherwise no longer prohibit any such lien or security interest, such lien and security interest shall thereafter attach to the fullest extent permitted by applicable law, and PROVIDED STILL FURTHER that the lien and security interest created under this Security Agreement shall not attach to any item of Equipment of any Loan Party to the extent that such item of Equipment is encumbered by a lien or security interest permitted under the Loan Documents in favor of another Person (other than a Loan Party or any of its Affiliates) if, and for so long as, the documents creating such lien or security interest prohibit the granting of the lien and security interest created under this Security Agreement on such item of Equipment.

          Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time when the Collateral Agent reasonably deems it to be necessary or desirable appoint one or more subagents (each a "SUBAGENT") for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (1) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent for the ratable benefit of the Lender Parties, as security for the Secured Obligations of such Grantor, (2) such Subagent shall automatically be vested with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and
(3) the term "Collateral Agent," when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; PROVIDED, HOWEVER, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

          SECTION 2. SECURITY FOR OBLIGATIONS. This Security Agreement secures, in the case of each Grantor, the payment of all obligations of such Grantor now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal (including reimbursement for amounts drawn under Letters of Credit), interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise (all such obligations secured hereby being the "SECURED OBLIGATIONS").

          Without limiting the generality of the foregoing, this Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations of such Grantor and would be owed by such Grantor to the Lender Parties under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Grantor.

          SECTION 3. GRANTORS REMAIN LIABLE. Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, (b) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) no Lender Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement or any other Loan Document, nor shall any Lender Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

          SECTION 4. DELIVERY OF COLLATERAL. Any agreements, certificates, documents, chattel paper or instruments representing or evidencing any Security Collateral, Account Collateral, Agreement Collateral or Receivables (and, to the extent requested by the Collateral Agent from time to time, any other Collateral) shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent, PROVIDED, HOWEVER, that unless an Event of Default has occurred and is continuing, the Grantors shall not be required to deliver to the Collateral Agent pursuant to this Section 4 (a) any chattel paper representing or evidencing any Collateral,
(b) any certificates or instruments representing or evidencing any Account Collateral OTHER THAN the Account Collateral described in Section 1(f)(i), (ii),
(iii) and (vi) hereof, or (c) any other agreements or documents representing or evidencing any collateral (other than Security Collateral or any Account Collateral described in Section 1(f)(i), (ii), (iii) or (vi) hereof) if possession of such agreements or documents by the Collateral Agent is not required to maintain the perfection and priority of the security interest in such Collateral granted hereby. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, in its discretion and without notice to the Borrower, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Security Collateral and Account Collateral, subject only to the revocable rights specified in Section 14(a). In addition, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, to exchange certificates or instruments representing or evidencing the Security Collateral or any such Account Collateral for certificates or instruments of smaller or larger denominations.

          SECTION 5. MAINTAINING THE CASH COLLATERAL ACCOUNT, THE L/C CASH COLLATERAL ACCOUNT AND THE TPH DEPOSIT ACCOUNT. So long as any Advance shall remain unpaid, any Letter of Credit or Bank Hedge Agreement shall be outstanding or any Lender shall have any Commitment under the Credit Agreement:

          (a) The Borrower will maintain the Cash Collateral Account and the L/C Cash Collateral Account with Citibank at its office at 399 Park Avenue, New York, New York 10043.

          (b) TPH will maintain the TPH Deposit Account with Citibank at its office at 399 Park Avenue, New York, New York 10043; PROVIDED, HOWEVER, that TPH's obligation to maintain the TPH Deposit Account shall terminate upon the earlier of the disposition by TPH of all proceeds derived from the Equity Issuance (and any interest or other earnings thereon) in connection with the TPH Note Redemption, the TPH Note Tender Offer, the TPH Note Defeasance, the payment of fees and expenses incurred by TPH in connection with the Equity Issuance and/or the transfer of funds to the Borrower as a Capital Contribution in accordance with the terms of the Credit Agreement.

          (c) It shall be a term and condition of each of the Cash Collateral Account and the L/C Cash Collateral Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Cash Collateral Account or the L/C Cash Collateral Account, as the case may be, and except as otherwise provided by the provisions of Section 8 and
     Section 20, that no amount (including interest on Collateral Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the Cash Collateral Account or the L/C Cash Collateral Account, as the case may be.

          (d) It shall be a term and condition of the TPH Deposit Account, notwithstanding any term or condition to the contrary in any other agreement relating to the TPH Deposit Account, and except as otherwise provided by the provisions of Section 8 and Section 20, that no amount (including interest on Collateral Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, TPH or any other Person from the TPH Deposit Account unless the funds to be so paid, released or withdrawn are used by TPH to pay fees and expenses incurred by TPH in connection with the Equity Issuance (including de minimis payments in lieu of fractional shares), to undertake the TPH Note Redemption, the TPH Note Tender Offer and/or the TPH Note Defeasance or to make a Capital Contribution to the Borrower in accordance with the terms of the Credit Agreement.

The Cash Collateral Account, the L/C Cash Collateral Account and the TPH Deposit Account shall be subject to such applicable Laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

          SECTION 6. MAINTAINING THE BLOCKED ACCOUNTS. So long as any Advance shall remain unpaid, any Letter of Credit or Bank Hedge Agreement shall be outstanding or any Lender shall have any Commitment under the Credit Agreement:

          (a) Within 90 days after the Closing Date, each Grantor shall deliver to the Collateral Agent a letter agreement in substantially the form of EXHIBIT A hereto or such other form as the Collateral Agent in its discretion may approve (a "BLOCKED ACCOUNT LETTER"), with respect to each deposit account in which such Grantor maintains an average daily balance in excess of $500,000, or to which such Grantor has during such 90 day period moved a deposit account in which such Grantor had previously maintained an average daily balance in excess of $500,000, which Blocked Account Letter shall be executed by such Grantor, the Collateral Agent and the financial institution with which such deposit account is maintained. Each financial institution party to a Blocked Account Letter delivered to the Collateral Agent pursuant to this Security Agreement shall be referred to herein as a "BLOCKED ACCOUNT BANK" and each deposit account with respect to which the Collateral Agent has received a Blocked Account Letter pursuant to this Security Agreement shall be referred to herein as a "BLOCKED ACCOUNT".

          (b) If an Event of Default has occurred and is continuing, each Grantor shall upon notice from the Collateral Agent, (i) immediately instruct each Person obligated at any time to make any payment to such Grantor for any reason (an "OBLIGOR") to make such payment to a Blocked Account of such Grantor, and (ii) instruct each Blocked Account Bank to transfer to the Cash Collateral Account, at the end of each Business Day, in same day funds, an amount equal to the credit balance of the Blocked Account in such Blocked Account Bank. If any Grantor shall fail to give any such instructions to any Blocked Account Bank, the Collateral Agent may do so without further notice to such Grantor.

          (c) If an Event of Default has occurred and is continuing, the Borrower shall cause to be transferred to the Cash Collateral Account at the end of each Business Day the amount of all cash then held by the Borrower and its Subsidiaries (including credit balances in the Blocked Accounts and all other deposit accounts).

          (d) Upon any termination of any Blocked Account Letter or other agreement with respect to the maintenance of a Blocked Account by any Grantor or any Blocked Account Bank, such Grantor shall immediately notify all Obligors that were making payments to such Blocked Account to make all future payments to another Blocked Account of such Grantor. Each Grantor agrees to promptly terminate any or all Blocked Accounts and Blocked Account Letters upon request by the Collateral Agent.

          SECTION 7. INVESTING OF AMOUNTS IN THE CASH COLLATERAL ACCOUNT, THE L/C CASH COLLATERAL ACCOUNT AND THE TPH DEPOSIT ACCOUNT. If requested by the Borrower, in the case of the Cash Collateral Account and L/C Cash Collateral Account, or TPH, in the case of the TPH Deposit Account, the Collateral Agent will, subject to the provisions of Section 8 and Section 20, from time to time
(a) invest amounts on deposit in the Cash Collateral Account and the L/C Cash Collateral Account or the TPH Deposit Account, as the case may be, in such Cash Equivalents (or, in the case of the TPH Deposit Account, such other Investments as may be reasonably approved by the Administrative Agent and the Syndication Agent) in the name of the Collateral Agent or as to which all action required by
Section 10 shall have been taken as the Borrower, in the case of the Cash Collateral Account and L/C Cash Collateral Account, or TPH, in the case of the TPH Deposit Account, may select and the Collateral Agent may reasonably approve, and (b) invest interest paid on the Cash Equivalents and other Investments referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents and other Investments that may mature or be sold, in each case in such Cash Equivalents (or, in the case of the TPH Deposit Account, such other Investments as may be reasonably approved by the Administrative Agent and the Syndication Agent) in the name of the Collateral Agent or as to which all actions required by Section 10 shall have been taken as the Borrower, in the case of the Cash Collateral Account and L/C Cash Collateral Account, or TPH, in the case of the TPH Deposit Account, may select and the Collateral Agent may reasonably approve (the Cash Equivalents and other Investments referred to in clause (a) and (b) being collectively referred to herein as "COLLATERAL INVESTMENTS"). Interest and proceeds that are not invested or reinvested in Collateral Investments as provided above shall be deposited and held in the Cash Collateral Account, the L/C Cash Collateral Account, or the TPH Cash Collateral Account, as the case may be. Any custodian, subagent, depository, nominee, account manager or bailee at any time in the possession or control of any Collateral Investments shall at all times hold and control the same for the sole and exclusive benefit of the Collateral Agent, and the Collateral Agent, either directly or through any such other Persons, shall at all times have sole dominion and control over all Collateral Investments.

          SECTION 8. RELEASE OF AMOUNTS. So long as no Default under Section 6.01(a) or (f) of the Credit Agreement or Event of Default shall have occurred and be continuing, the Collateral Agent will:

          (a) in accordance with the terms of the Credit Agreement, pay and release to the Borrower or at its order and at the request of the Borrower or apply to the Obligations of the Borrower under the Credit Agreement, as the case may be, such amounts on deposit in the Cash Collateral Account or the L/C Cash Collateral Account, as the case may be, at the times and in the amounts specified in the Credit Agreement; and

          (b) pay and release to TPH or at its order and at the request of TPH from amounts on deposit in the TPH Deposit Account only such amounts that are to be used by TPH to: (i) redeem the TPH Notes in connection with the TPH Note Redemption and pay related expenses; (ii) purchase the TPH Notes in connection with the TPH Note Tender Offer and pay related expenses;
     (iii) Defease the TPH Notes in connection with the TPH Note Defeasance and pay related expenses; (iv) pay fees and expenses incurred by TPH in connection with the Equity Issuance (including de minimis payments in lieu of fractional shares); or (v) make a Capital Contribution to the Borrower.

          SECTION 9. REPRESENTATIONS AND WARRANTIES. Each Grantor represents and warrants as follows:

          (a) All of the Equipment and Inventory (other than Inventory in transit) of such Grantor are located at the places specified in SCHEDULE IV hereto. The chief place of business and chief executive office of such Grantor and the office where such Grantor keeps its records concerning the Receivables, and the original copies of each Assigned Agreement and all originals of all Related Contracts and all chattel paper, if any, that evidence Receivables (other than those delivered to the Collateral Agent), are located at the address set forth on the signature pages hereto beneath such Grantor's name. Such Grantor has delivered to the Collateral Agent the originals of all agreements, certificates or instruments representing or evidencing any Collateral and all security therefor and guaranties thereof, in each case to the extent that the delivery thereof to the Collateral Agent is required under Section 4 above. None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument that is required to be delivered to the Collateral Agent hereunder and has not been so delivered.

          (b) Such Grantor is the legal and beneficial owner of the Collateral of such Grantor free and clear of any Lien, claim, option or right of others, except for the liens and security interests created under this Security Agreement or permitted by the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any of its Subsidiaries or any trade name of such Grantor or any of its Subsidiaries as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Loan Documents, and except for such other financing statements as are filed in connection with Liens permitted under the Credit Agreement.

          (c) Such Grantor has exclusive possession (except in the case of Inventory in transit) and control of the Equipment and Inventory of such Grantor.

          (d) The Pledged Shares owned by such Grantor have been duly authorized and validly issued and are fully paid and non-assessable. The Pledged Debt held by such Grantor has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, and is not in default.

          (e) The Pledged Shares owned by such Grantor constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on Schedule I. The Pledged Debt owed to such Grantor constitutes all of the outstanding indebtedness owed to such Grantor on the Closing Date by any other Loan Party or any Subsidiary of any Loan Party.

          (f) The Assigned Agreements to which such Grantor is a party, true and complete copies of which have been furnished to each Lender, have been duly authorized, executed and delivered by all parties thereto, have not been amended or otherwise modified, are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their terms. There exists no material default or other default that would be reasonably likely to have a Material Adverse Effect under any Assigned Agreement to which such Grantor is a party by any party thereto. Each party to any Assigned Agreement (other than the Bank Hedge Agreements) to which such Grantor is a party (other than such Grantor) has executed and delivered to such Grantor a consent, in form and substance satisfactory to the Collateral Agent, to the assignment of the Agreement Collateral to the Collateral Agent pursuant to this Security Agreement.

          (g) This Security Agreement, the pledge of the Security Collateral pursuant hereto and the pledge and assignment of the Account Collateral pursuant hereto create in favor of the Collateral Agent a valid and perfected first priority security interest in the Collateral of such Grantor (subject, as to priority, to any Liens permitted by the Credit Agreement), securing the payment of the Secured Obligations of such Grantor, and all filings and other actions reasonably necessary or desirable to perfect and protect such security interest have been duly taken.

          (h) As of the Closing Date, such Grantor has no trade names except as set forth on SCHEDULE V hereto; such trade names were adopted in good faith; and, to the best of such Grantor's knowledge, there exist no adverse claims against such trade names as of the Closing Date.

          (i) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required (i) for the grant by such Grantor of the assignment and security interest granted hereby, for the pledge by such Grantor of any Security Collateral hereunder or for the execution, delivery or performance of this Security Agreement by such Grantor, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereunder (including the first priority (subject to any Liens permitted by the Credit Agreement) nature of such pledge, assignment and security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or (iii) for the exercise by the Collateral Agent of its rights and remedies hereunder, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally, and other than, to the extent required by applicable law, judicial or regulatory approval of foreclosure on or liquidation of Collateral or any assumption of control of the business of any Grantor by the Collateral Agent following any Default.

          (j) The Inventory that has been produced by such Grantor or any of its Subsidiaries has been produced by such Grantor or such Subsidiaries in compliance with all requirements of the Fair Labor Standards Act.

          (k) There are no conditions precedent to the effectiveness of this Security Agreement that have not been satisfied or waived.

          (l) Such Grantor has, independently and without reliance upon any Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Security Agreement, and such Grantor has established adequate means of obtaining from any other Loan Parties on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of such other Loan Parties.

     SECTION 10. FURTHER ASSURANCES. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or reasonably desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will: (i) mark conspicuously each document included in the Inventory of such Grantor and each chattel paper, Related Contract and Assigned Agreement of such Grantor included in the Collateral, and each of its records pertaining to the Collateral, with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such document, chattel paper, Related Contract or other Collateral is subject to the security interest granted hereby, PROVIDED that such Grantor shall not be required to take any such action under this clause (i) unless an Event of Default has occurred and is continuing and the Collateral Agent has requested such Grantor to take such action;
(ii) subject to the terms of Section 4 hereof, if any Collateral shall be evidenced by a promissory note or other instrument, deliver and pledge to the Collateral Agent hereunder such note or instrument duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; and (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereunder.

          (b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of such Grantor where permitted by law. A photocopy or other reproduction of this Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

          (c) Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

          (d) The Borrower will furnish to the Collateral Agent, at any time after or within six months prior to the fifth anniversary of the Closing Date, an opinion of counsel acceptable to the Required Lenders to the effect that all financing or continuation statements have been filed, and all other action has been taken, to perfect and validate continuously from the date hereof the pledge, assignment and security interest granted hereunder (excluding, in the case of perfection, any Collateral in which a security interest may not be perfected by the filing of a financing statement under the Uniform Commercial Code of any jurisdiction).

          SECTION 11.  AS TO EQUIPMENT AND INVENTORY.  Each Grantor shall:

          (a) Keep the Equipment and Inventory of such Grantor (other than Inventory and Equipment sold in accordance with Section 5.02(e) of the Credit Agreement and Inventory in transit) at the places therefor specified in Section 9(a) or, upon 30 days' prior written notice to the Collateral Agent, at such other places in jurisdictions where all action required by
     Section 10 shall have been taken with respect to such Equipment and Inventory.

          (b) Other than with respect to damaged, worn-out or obsolete Equipment that will be sold or otherwise disposed of pursuant to, and to the extent permitted by, Section 5.02(e) of the Credit Agreement, cause the Equipment used or useful in the business of such Grantor to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and forthwith, or in the case of any loss or damage to any of such Equipment as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary or desirable to such end. The Borrower shall promptly furnish to the Collateral Agent a statement respecting any loss or damage to any Equipment which involves loss or damage exceeding $3,000,000 in the aggregate during any Fiscal Year for all of the Grantors, taken as a whole.

          (c)  Except to the extent that the payment thereof is not required by
     Section 5.01(b) of the Credit Agreement, pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory. In producing Inventory, such Grantor will comply with all requirements of the Fair Labor Standards Act.

          SECTION 12. INSURANCE. (a) Each Grantor shall, at its own expense, maintain insurance with respect to the Equipment and Inventory of such Grantor to the extent that such insurance is required by Section 5.01(d) of the Credit Agreement.

          (b) In case of any loss involving damage to Equipment or Inventory of any Grantor, such Grantor shall, subject to the provisions of the Credit Agreement, make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise permitted by the Credit Agreement, to pay or as reimbursement for the costs of such repairs or replacements.

          (c) So long as no Event of Default shall have occurred and shall be continuing, all insurance payments received by the Collateral Agent in connection with any loss, damage or destruction of any Inventory or Equipment shall be released by the Collateral Agent to the applicable Grantor for the repair, replacement or restoration thereof, subject to such terms and conditions with respect to the release thereof as the Collateral Agent may reasonably require. To the extent that (i) the amount of any such insurance payments exceeds the cost of any such repair, replacement or restoration, or (ii) such insurance payments are not otherwise required by the applicable Grantor to complete any such repair, replacement or restoration required hereunder, the Collateral Agent shall not be required to release the amount thereof to such Grantor and may hold or continue to hold such amount in the Cash Collateral Account as additional security for the Secured Obligations of such Grantor (except that any such amount shall be released by the Collateral Agent to such Grantor if (A) to the extent that any prepayment of Advances or other payment is required under the Credit Agreement in connection with the receipt of such amount, such prepayment or other payment has been made, and (B) no Event of Default has occurred and is then continuing). If an Event of Default has occurred and is continuing, the Collateral Agent may elect, in its sole and absolute discretion, to release any such insurance payments for the purposes set forth in the first sentence of this subparagraph (c), or to hold such insurance payments as additional collateral hereunder or apply the same as specified in the Credit Agreement.

          SECTION 13. AS TO RECEIVABLES AND RELATED CONTRACTS. (a) Each Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral of such Grantor, and the originals of all Assigned Agreements, Related Contracts and all chattel paper which evidences or constitutes Receivables, at the location therefor specified in Section 9(a) or, upon 30 days' prior written notice to the Collateral Agent, at such other locations in a jurisdiction where all actions required by Section 10 shall have been taken with respect to the Collateral. Each Grantor will hold and preserve such records, Assigned Agreements, Related Contracts and chattel paper and will permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from such records and other documents.

          (b) Except as otherwise provided in this subsection (b), such Grantor shall continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables and Related Contracts. In connection with such collections, such Grantor may take such action as such Grantor may reasonably deem necessary or advisable and, upon the occurrence and during the continuance of an Event of Default, such Grantor shall take such action as the Collateral Agent may reasonably deem necessary or advisable to enforce collection of the Receivables and Related Contracts; PROVIDED, HOWEVER, that no Grantor shall adjust, settle or compromise the amount or payment of any Receivable or Related Contract, or release wholly or partly any Obligor thereof, or allow any credit or discount thereon, other than adjustments, settlements, or discounts that are in the ordinary course of business and in accordance with such Grantor's policies as then in effect, PROVIDED that no changes are made to such Grantor's policies as in effect on the date hereof that would be materially adverse to the interests of the Lender Parties. Notwithstanding anything to the contrary contained herein, the Collateral Agent shall have the right upon the occurrence and during the continuance of an Event of Default, to notify the Obligors under any Receivables or Related Contracts of the assignment of such Receivables or Related Contracts to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables or Related Contracts, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by such Grantor of the notice from the Collateral Agent referred to in the preceding sentence, (i) all amounts and proceeds (including instruments) received by such Grantor in respect of the Receivables or the Related Contracts shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) to be deposited in the Cash Collateral Account and, if any Event of Default shall have occurred and be continuing, applied as provided by Section 20(b), and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable or Related Contract, release wholly or partly any Obligor thereon, or allow any credit or discount thereon. Anything contained herein to the contrary notwithstanding, such Grantor shall not permit or agree to subordination of its rights to payment under any of the Receivables to any other indebtedness or obligations of the Obligor thereof.

          SECTION 14. VOTING RIGHTS; DIVIDENDS; ETC. (a) So long as no Default under Section 6.01(a) or (f) of the Credit Agreement or Event of Default shall have occurred and be continuing:


          (i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose not inconsistent with the terms of this Security Agreement or the other Loan Documents; PROVIDED, HOWEVER, that no Grantor shall exercise or refrain from exercising any such right if any action authorized thereby would, if consummated, result in a Default.

          (ii) Subject to Sections 4, 10(a)(ii), 14(b) and 16(b) of this Security Agreement, each Grantor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not prohibited by the terms of the Credit Agreement; PROVIDED, HOWEVER, that in the case of any Security Collateral consisting of capital stock of the Borrower, any and all

               (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, such Security Collateral,

               (B) dividends and other distributions paid or payable in cash in respect of such Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus,

               (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, such Security Collateral, and

               (D) cash dividends paid or payable in violation of the terms of the Credit Agreement,

     shall be, and shall forthwith be delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by the Borrower, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of the Borrower and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

          (iii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

          (b) Upon the occurrence and during the continuance of any Default under Section 6.01(a) or (f) of the Credit Agreement or Event of Default:

          (i) All rights of each Grantor (A) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 14(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease, and (B) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to Section 14(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends and interest payments.

          (ii) All dividends and interest payments that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 14(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

          SECTION 15. AS TO THE ASSIGNED AGREEMENTS. (a) Each Grantor shall at its expense:

          (i) perform and observe all the terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements to which it is a party in full force and effect, enforce the Assigned Agreements in accordance with the terms thereof and take all such action to such end as may be requested from time to time by the Collateral Agent; and

          (ii) furnish to the Collateral Agent promptly upon receipt thereof copies of all notices, requests and other documents received by such Grantor under or pursuant to the Assigned Agreements to which it is a party, and from time to time (A) furnish to the Collateral Agent such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Collateral Agent may reasonably request, and (B) upon the reasonable request of the Collateral Agent make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

          (b) Each Grantor agrees that it shall not cancel or terminate any Assigned Agreement to which it is a party or consent to or accept any cancellation or termination thereof, amend or otherwise modify any such Assigned Agreement or give any consent, waiver or approval thereunder, waive any default under or breach of any such Assigned Agreement, or take any other action in connection with any such Assigned Agreement, in each case that would impair the value of the interest or rights of such Grantor thereunder or that would impair the interests or rights of the Collateral Agent or any other Lender Parties.

          (c) Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Collateral Agent for the ratable benefit of the Lender Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

          SECTION 16. TRANSFERS AND OTHER LIENS; ADDITIONAL SHARES. (a) Each Grantor agrees that it shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral of such Grantor, except sales, assignments, options and other dispositions permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor, except for the Liens created under this Security Agreement and Liens permitted under Section 5.02(a) of the Credit Agreement.

          (b) Each Grantor agrees that it shall (i) cause each issuer of the Pledged Shares owned by such Grantor not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to such Grantor, and (ii) subject to Section 8.09 of the Credit Agreement, pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of any Pledged Shares.

          SECTION 17. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time following the occurrence and during the continuation of any Event of Default in the Collateral Agent's reasonable discretion, to take any action and to execute any instrument which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Security Agreement, including, without limitation:

          (a) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 12 or Section 5.01(d) of the Credit Agreement,

          (b) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

          (c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (a) or (b) above, and

          (d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral.

          SECTION 18. COLLATERAL AGENT MAY PERFORM. If any Grantor fails to perform any agreement contained herein and either (a) such failure shall continue for more than 10 days after written notice thereof is given by the Collateral Agent to such Grantor, or (b) the Collateral Agent shall reasonably determine that immediate corrective action is necessary to protect the rights or interests of the Collateral Agent or the other Lender Parties hereunder, the Collateral Agent may, but without any obligation to do so and without further notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 21(b).

          SECTION 19. THE COLLATERAL AGENT'S DUTIES. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

          SECTION 20. REMEDIES. If any Event of Default shall have occurred and be continuing:

          (a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the New York Uniform Commercial Code as in effect at that time (the "CODE"), whether or not the Code applies to the affected Collateral, and also may (i) require any Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent which is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any Grantor where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any Grantor under or in connection with the Assigned Agreements, the Receivables and the Related Contracts or otherwise in respect of the Collateral, including, without limitation, any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables and the Related Contracts. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' written notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b) Any cash held by the Collateral Agent as Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 21) in whole or in part by the Collateral Agent for the ratable benefit of the Lender Parties against, all or any part of the Secured Obligations in such order as the Collateral Agent shall elect or as otherwise permitted or required by the Credit Agreement. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of all such Secured Obligations shall be paid over to the Grantor or to whomsoever else may be lawfully entitled to receive such surplus.

          (c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

          (d) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against the Cash Collateral Account, the L/C Cash Collateral Account, or the TPH Deposit Account or any part thereof, PROVIDED that the Collateral Agent shall not so charge, set off or otherwise apply such Secured Obligations without the prior consent of the Administrative Agent.

          SECTION 21. INDEMNITY AND EXPENSES. (a) Each Grantor agrees to defend, protect, indemnify and hold harmless each Lender Party from and against any and all claims, losses and liabilities growing out of or resulting from this Security Agreement (including, without limitation, enforcement of this Security Agreement), except claims, losses or liabilities resulting from such Lender Party's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

          (b) Each Grantor will upon written demand pay to the Collateral Agent the amount of any and all reasonable and documented expenses, including the reasonable and documented fees and expenses of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with (i) the administration of this Security Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of any Lender Party against such Grantor, or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

          (c) Each Grantor will upon written demand pay to the Collateral Agent, for the account of each Lender Party, the amount of any and all reasonable and documented expenses, including the reasonable and documented fees and expenses of such Lender Party's counsel and other experts and agents, which such Lender Party may incur in connection with the exercise or enforcement of any of the rights of any Lender Party against such Grantor.

          SECTION 22. AMENDMENTS; ETC. No amendment or waiver of any provision of this Security Agreement nor consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

          SECTION 23. ADDRESSES FOR NOTICES. All notices and other communications provided for hereunder shall be in writing (including teletransmission communication) and, if to any Grantor, mailed, teletransmitted or delivered to it, addressed to it at the address set forth on the signature pages hereto beneath such Grantor's name, and if to the Collateral Agent, mailed, teletransmitted or delivered to it, addressed to it at the address of the Collateral Agent specified in the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall be effective, in the case of any notice or communication given by mail, three days from deposit in the mails with first class postage prepaid or upon receipt, whichever is earlier, and, in the case of any notice or communication by telecopy, telegram, telex or cable, when sent by telecopy, confirmed by telex answerback, or delivered to the cable or telegraph company, respectively, in each case addressed as aforesaid.

         SECTION 24. CONTINUING SECURITY INTEREST; ASSIGNMENTS. Subject to the provisions of Section 8.09 of the Credit Agreement, this Security Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Secured Obligations, (ii) the Termination Date and (iii) the termination or expiration of all Bank Hedge Agreements, (b) be binding upon each Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Lender Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

         SECTION 25. RELEASE AND TERMINATION. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Collateral Agent will, at such Grantor's expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral, if appropriate and reasonably required under the terms of the transaction, from the assignment and security interest granted hereby; PROVIDED, HOWEVER, that (i) at the time of such request and such release no Default under
Section 6.01(a) or (f) of the Credit Agreement and no Event of Default shall have occurred and be continuing, (ii) such Grantor shall have delivered to the Collateral Agent, at least seven Business Days prior to the date of the proposed release, a written request for release describing the item or items of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate by such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may reasonably request, and (iii) the Net Cash Proceeds of any such sale, lease, transfer or other disposition required to be applied (or any payment required to be made in connection therewith) in accordance with Section
2.05 of the Credit Agreement shall be paid (or made) to, or in accordance with the instructions of, the Collateral Agent when and as required under Section
2.05 of the Credit Agreement.

         (b) Upon the latest of the payment in full in cash of the Secured Obligations, the Termination Date and the termination or expiration of all Bank Hedge Agreements, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantors. Upon any such termination, the Collateral Agent will, at the Grantors' expense, execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.

         SECTION 26. THE MORTGAGES. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Security Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and leases, letting and licenses of, and contracts and agreements relating to the lease of real property, and the terms of this Security Agreement shall be controlling in the case of all other Collateral.

         SECTION 27. SECURITY INTEREST ABSOLUTE. The Obligations of each Grantor hereunder are independent of the Obligations of any other Loan Party under the Loan Documents, and a separate action or actions may be brought or prosecuted against each Grantor whether action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions. All rights of the Collateral Agent and security interests hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional, irrespective of, and each Grantor hereby irrevocably waives any defenses it may now or hereafter have in anyway relating to, any or all of the circumstances described in the Guaranties or any other circumstance that might constitute a discharge available to, or a discharge of, the Borrower or any guarantor.

         This Security Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Lender Party or by any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

         SECTION 28. SEVERABILITY. The provisions of this Security Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Security Agreement in any jurisdiction.

         SECTION 29. EXECUTION IN COUNTERPARTS. This Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Security Agreement.

         SECTION 30. GOVERNING LAW; TERMS. This Security Agreement shall be governed by and construed in accordance with the laws of the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the Code are used herein as therein defined.



                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each Grantor has caused this Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                  BI-MART CORPORATION


                                  By:
                                        Title:

                                  Address:  220 South Seneca Road
                                            Eugene, OR  97402


                                  BI-MART REALTY CORP.


                                  By:
                                        Title:

                                  Address:  220 South Seneca Road
                                            Eugene, OR  97402


                                  P.L.D. ENTERPRISES, INC.


                                  By:
                                        Title:

                                  Address:  9275 S.W. Peyton Lane
                                            Wilsonville, OR  97070

                                  PL XPRESS, INC.


                                  By:
                                        Title:

                                  Address:  9275 S.W. Peyton Lane
                                            Wilsonville, OR  97070


                                  THRIFTY CORPORATION


                                  By:
                                        Title:

                                  Address:  9275 S.W. Peyton Lane
                                            Wilsonville, OR  97070


                                  THRIFTY PAYLESS HOLDINGS, INC.


                                  By:
                                        Title:

                                  Address:  9275 S.W. Peyton Lane
                                            Wilsonville, OR  97070


                                  THRIFTY PAYLESS, INC.


                                  By:
                                        Title:

                                  Address:  9275 S.W. Peyton Lane
                                            Wilsonville, OR  97070

                                  THRIFTY REALTY COMPANY


                                  By:
                                        Title:

                                  Address:  9275 S.W. Peyton Lane
                                            Wilsonville, OR  97070


                                  THRIFTY WILSHIRE INC.


                                  By:
                                        Title:

                                  Address:  9275 S.W. Peyton Lane
                                            Wilsonville, OR  97070

                                  TABLE OF CONTENTS


                                                                           Page
                                                                           ----

SECTION 1.  Grant of Security. . . . . . . . . . . . . . . . . . . . . . .  1

SECTION 2.  Security for Obligations . . . . . . . . . . . . . . . . . . .  7

SECTION 3.  Grantors Remain Liable . . . . . . . . . . . . . . . . . . . .  7

SECTION 4.  Delivery of Collateral . . . . . . . . . . . . . . . . . . . .  7

SECTION 5.  Maintaining the Cash Collateral Account, the L/C Cash
             Collateral Account and the TPH Deposit Account. . . . . . . .  8

SECTION 6.  Maintaining the Blocked Accounts . . . . . . . . . . . . . . .  9

SECTION 7.  Investing of Amounts in the Cash Collateral Account,
             the L/C Cash Collateral Account and the TPH Deposit Account . 10

SECTION 8.  Release of Amounts . . . . . . . . . . . . . . . . . . . . . . 11

SECTION 9.  Representations and Warranties . . . . . . . . . . . . . . . . 11

SECTION 10.  Further Assurances. . . . . . . . . . . . . . . . . . . . . . 13

SECTION 11.  As to Equipment and Inventory . . . . . . . . . . . . . . . . 14

SECTION 12.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 15

SECTION 13.  As to Receivables and Related Contracts . . . . . . . . . . . 16

SECTION 14.  Voting Rights; Dividends; Etc . . . . . . . . . . . . . . . . 17

SECTION 15.  As to the Assigned Agreements . . . . . . . . . . . . . . . . 19

SECTION 16.  Transfers and Other Liens; Additional Shares. . . . . . . . . 19

SECTION 17.  Collateral Agent Appointed Attorney-in-Fact . . . . . . . . . 20

SECTION 18.  Collateral Agent May Perform. . . . . . . . . . . . . . . . . 20

SECTION 19.  The Collateral Agent's Duties . . . . . . . . . . . . . . . . 21

SECTION 20.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . 21

                                                                           Page
                                                                           ----

SECTION 21.  Indemnity and Expenses. . . . . . . . . . . . . . . . . . . . 22

SECTION 22.  Amendments; Etc . . . . . . . . . . . . . . . . . . . . . . . 23

SECTION 23.  Addresses for Notices . . . . . . . . . . . . . . . . . . . . 23

SECTION 24.  Continuing Security Interest; Assignments . . . . . . . . . . 23

SECTION 25.  Release and Termination . . . . . . . . . . . . . . . . . . . 24

SECTION 26.  The Mortgages . . . . . . . . . . . . . . . . . . . . . . . . 24

SECTION 27.  Security Interest Absolute. . . . . . . . . . . . . . . . . . 24

SECTION 28.  Severability. . . . . . . . . . . . . . . . . . . . . . . . . 25

SECTION 29.  Execution in Counterparts . . . . . . . . . . . . . . . . . . 25

SECTION 30.  Governing Law; Terms. . . . . . . . . . . . . . . . . . . . . 25

Schedule I     -    Pledged Shares

Schedule II    -    Pledged Debt

Schedule III   -    Assigned Agreements

Schedule IV    -    Locations of Equipment and Inventory

Schedule V     -    Trade Names

Exhibit A      -    Form of Blocked Account Letter

                                                                      EXHIBIT D




                                  SECURITY AGREEMENT

                              Dated as of April 18, 1996

                                         From

                              THE GRANTORS NAMED HEREIN

                                     AS GRANTORS

                                     in favor of

                                  CITICORP USA, INC.

                                 AS COLLATERAL AGENT

                      For the Lender Parties Referred to Herein

                                                                 EXECUTION COPY




                                  SECURITY AGREEMENT

                              Dated as of April 18, 1996

                                         From

                              THE GRANTORS NAMED HEREIN

                                     AS GRANTORS

                                     in favor of

                                  CITICORP USA, INC.

                                 AS COLLATERAL AGENT

                      For the Lender Parties Referred to Herein

                                      EXHIBIT E


                 TRADEMARK, COPYRIGHT AND LICENSE SECURITY AGREEMENT


                              Dated as of April 18, 1996

                                         From

                   THE PERSONS LISTED ON THE SIGNATURE PAGES HEREOF

                                     AS GRANTORS

                                          to

                                  CITICORP USA, INC.

                                 AS COLLATERAL AGENT

                      For the Lender Parties Referred to Herein

                                    EXECUTION COPY


                 TRADEMARK, COPYRIGHT AND LICENSE SECURITY AGREEMENT


                              Dated as of April 18, 1996

                                         From

                   THE PERSONS LISTED ON THE SIGNATURE PAGES HEREOF

                                     AS GRANTORS

                                          to

                                  CITICORP USA, INC.

                                 AS COLLATERAL AGENT

                      For the Lender Parties Referred to Herein

                                  TABLE OF CONTENTS

Section
- -------
                                                                           Page
                                                                           ----

PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
PRELIMINARY STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .  1

    1.   Grant of Security . . . . . . . . . . . . . . . . . . . . . . . .  1
    2.   Security for Obligations. . . . . . . . . . . . . . . . . . . . .  2
    3.   Grantors Remain Liable. . . . . . . . . . . . . . . . . . . . . .  3
    4.   Representations and Warranties. . . . . . . . . . . . . . . . . .  3
    5.   Further Assurances. . . . . . . . . . . . . . . . . . . . . . . .  6
    6.   Transfers and Other Liens . . . . . . . . . . . . . . . . . . . .  8
    7.   Collateral Agent Appointed Attorney-in-Fact . . . . . . . . . . .  8
    8.   Collateral Agent May Perform. . . . . . . . . . . . . . . . . . .  9
    9.   The Collateral Agent's Duties . . . . . . . . . . . . . . . . . .  9
    10.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    11.  Indemnity and Expenses. . . . . . . . . . . . . . . . . . . . . . 10
    12.  Amendments, Waivers, Etc. . . . . . . . . . . . . . . . . . . . . 11
    13.  Addresses for Notices . . . . . . . . . . . . . . . . . . . . . . 11
    14.  Continuing Security Interest; Assignments . . . . . . . . . . . . 11
    15.  Release and Termination . . . . . . . . . . . . . . . . . . . . . 12
    16.  Security Interest Absolute. . . . . . . . . . . . . . . . . . . . 12
    17.  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    18.  Execution in Counterparts . . . . . . . . . . . . . . . . . . . . 13
    19.  Governing Law; Terms. . . . . . . . . . . . . . . . . . . . . . . 13

SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14-16


Schedule I - Trademarks, Registrations and Applications

Schedule II - Copyrights, Registrations and Applications

Schedule III - Licenses

Schedule IV - Third Party Claims

          This TRADEMARK, COPYRIGHT AND LICENSE SECURITY AGREEMENT, dated as of April 18, 1996, is made by the Persons listed on the signature pages hereof (each a "GRANTOR") to Citicorp USA, Inc. ("CUSA"), as agent (the "COLLATERAL AGENT") for (a) the Lenders (the "LENDERS") party to the Credit Agreement referred to below, and (b) the Administrative Agent, the Syndication Agent, the Co-Arrangers, the Hedge Banks and the Issuing Banks (as such terms are defined in the Credit Agreement)(together with the Lenders and the Collateral Agent, the "LENDER PARTIES" and each individually being a "LENDER PARTY").

          PRELIMINARY STATEMENTS.

          (1) Thrifty PayLess, Inc., a California corporation (the "BORROWER") and a wholly-owned subsidiary of Thrifty PayLess Holdings, Inc. ("TPH"), has entered into a Credit Agreement dated as of April 18, 1996 (such Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being referred to herein as the "CREDIT AGREEMENT") with (i) CUSA, as Administrative Agent, Bankers Trust Company, as Syndication Agent, and
(ii) the other Persons party thereto from time to time as Lenders and Issuing Banks. Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement.

          (2) It is a condition precedent to the making of Advances by the Lenders and the issuance of Letters of Credit by the Issuing Banks under the Credit Agreement and the entry by the Hedge Banks into Bank Hedge Agreements with the Borrower from time to time that each Grantor shall have granted the security interest and made the pledge and assignment contemplated by this Agreement.

          (3) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement.

          NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances and the Issuing Banks to issue Letters of Credit under the Credit Agreement and to induce the Hedge Banks to enter into Bank Hedge Agreements with the Borrower from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Lender Parties as follows:

          SECTION 1. GRANT OF SECURITY. Each Grantor hereby assigns and pledges to the Collateral Agent for the ratable benefit of the Lender Parties, and hereby grants to the Collateral Agent for the ratable benefit of the Lender Parties a security interest in, all of such Grantor's right, title and interest in and to the following, whether now owned or hereafter acquired, and whether now or hereafter existing (collectively, the "IP COLLATERAL"):

          (a) all trademarks, service marks, trade names, trade dress or other indicia of trade origin, trademark and service mark registrations, and applications for trademark or service mark registrations, and any renewals thereof, including, without limitation, each registration and application identified in Schedule I attached hereto and made a part hereof, and including without limitation (i) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin (the "TRADEMARKS");

          (b) all copyrights, whether statutory or common law, and whether or not the underlying works of authorship have been published, and all works of authorship and other intellectual property rights therein, all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations and copyright applications, and any renewals or extensions thereof, including, without limitation, each copyright, registration and application identified in Schedule II attached hereto and made a part hereof, and including without limitation (i) the right to print, publish and distribute any of the foregoing, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iv) all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto (the "COPYRIGHTS"); and

          (c) all license agreements with any other person in connection with any of the Trademarks or Copyrights or such other person's names, marks or copyrights, whether such Grantor is a licensor or licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule III attached hereto and made a part hereof, subject, in each case, to the terms of such license agreements, and any right to prepare for sale, sell and advertise for sale, all Inventory (as defined in the Security Agreement) now or hereafter owned by such Grantor and now or hereafter covered by such licenses (the "LICENSES").

          SECTION 2. SECURITY FOR OBLIGATIONS. This Agreement secures, in the case of each Grantor, the payment of all obligations of such Grantor now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal (including reimbursement for amounts drawn under Letters of Credit), interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise (all such obligations secured hereby being the "SECURED OBLIGATIONS").

          Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations of such Grantor and would be owed by such Grantor to the Lender Parties under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Grantor.

          SECTION 3. GRANTORS REMAIN LIABLE. Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the IP Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the IP Collateral, and (c) no Lender Party shall have any obligation or liability under the contracts and agreements included in the IP Collateral by reason of this Agreement or any other Loan Document, nor shall any Lender Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

          SECTION 4. REPRESENTATIONS AND WARRANTIES. Each Grantor represents and warrants as follows:

          (a) Set forth in Schedule I under the name of such Grantor is a complete and accurate list of all trademark registrations and applications for registration owned by such Grantor ("Scheduled Trademarks"). Set forth in
Schedule II under the name of such Grantor is a complete and accurate list of all copyright registrations and applications for registration owned by such Grantor ("Scheduled Copyrights"). Such Grantor has made all necessary filings and recordations to protect and maintain its interest in the Scheduled Trademarks and the Scheduled Copyrights set forth in Schedules I and II, except as to those Scheduled Trademarks and Scheduled Copyrights that the Grantor has determined to abandon pursuant to Section 5(e) of this Agreement. Set forth in
Schedule III under the name of such Grantor is a complete and accurate list of the Licenses owned by such Grantor in which such Grantor is (i) a licensor with respect to any of the Scheduled Trademarks or Scheduled Copyrights, or (ii) a licensee of any other person's names, marks or copyrights (other than copyrights in software) ("Scheduled Licenses"). The Scheduled Trademarks, Scheduled Copyrights and Scheduled Licenses shall be referred to herein as the "Scheduled IP Collateral".

          (b) Such Grantor is the legal and beneficial owner of the entire right, title and interest in and to the Scheduled IP Collateral of such Grantor, subject to the terms of the Scheduled Licenses, free and clear of any Lien, claim, option or right of others, except for the Lien created under this Agreement, and except for the Trademark, Copyright and License Security Agreement dated as of April 20, 1994, by the Persons listed on the signature pages thereof in favor of Union Bank of Switzerland, as Collateral Agent (the "1994 Agreement"), which 1994 Agreement is to be terminated, and the security interests and liens granted thereby released and reassigned, pursuant to a Termination, Release and Reassignment of Security Interests in Trademarks, Copyrights and Licenses dated as April 19, 1996, by and between UBS and the Persons listed on the signature pages thereof (the "Release"), which Release shall be filed promptly with the United States Patent and Trademark Office (the "PTO") and the United States Copyright Office (the "CO"). No effective financing statement or other instrument similar in effect covering all or any part of the IP Collateral of such Grantor or listing such

Grantor or any of its Subsidiaries or any trade name of such Grantor or any of its Subsidiaries as debtor is on file in any recording office (including, without limitation, the United States Patent and Trademark Office), except such as may have been filed in favor of the Collateral Agent relating to this Agreement, and except for the 1994 Agreement, which shall be terminated, and the security interests and liens granted thereby released and reassigned, pursuant to the Release, which shall be filed promptly with the PTO and the CO.

          (c) Other than as indicated in Schedules I and II, each Scheduled Trademark and Scheduled Copyright is subsisting and has not been adjudged invalid, unregistrable or unenforceable, in whole or in part, and, to the best of such Grantor's knowledge, is valid, registrable and enforceable. Each material Scheduled License is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the best of such Grantor's knowledge, is valid and enforceable. Such Grantor has notified the Collateral Agent in writing of all current uses known to such Grantor that could reasonably be expected to lead to any material Scheduled Trademark becoming invalid or unenforceable, including, without limitation, current unauthorized uses known to such Grantor by third parties. As used herein, the terms "material Scheduled Licenses" and "material Scheduled Trademarks", as well as the terms "material Scheduled Copyrights," "material Trademarks", "material Copyrights", "material Licenses", and "material IP Collateral" shall mean and refer to those Scheduled Licenses, Scheduled Trademarks, Scheduled Copyrights, Licenses, Trademarks, Copyrights and IP Collateral, as the case may be, that are material to the operation of such Grantor's business.

          (d) Such Grantor has not made a previous assignment, transfer or agreement constituting a present or future assignment, transfer or encumbrance of any of the Scheduled IP Collateral, except for the 1994 Agreement, which shall be terminated pursuant to the Release, which shall be filed promptly with the PTO and the CO. Such Grantor has not granted any license (other than those listed on Schedule III hereto), release, covenant not to sue, or non-assertion assurance to any person with respect to any part of the Scheduled IP Collateral. Such Grantor has used reasonable and proper statutory notice in connection with its use of each material Scheduled Trademark and material Scheduled Copyright.

          (e) Except for the 1994 Agreement, which shall be terminated pursuant to the Release, which shall be filed promptly with the PTO and the CO, this Agreement creates in favor of the Collateral Agent a valid and perfected first priority security interest in the IP Collateral of such Grantor, securing the payment of the Secured Obligations of such Grantor, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken, subject, in the case of perfection, to the filing of financing and continuation statements under the relevant Uniform Commercial Code, and to the filing of a counterpart of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office.

          (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing or recording with, any governmental authority or regulatory body or other Person is required (i) for the grant by such Grantor of the assignment and security interest granted hereby, for the pledge by such Grantor of the IP Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by such Grantor,
(ii) for the perfection or maintenance of the pledge, assignment and security interest created hereunder (including the first priority nature of such pledge, assignment or security interest), except for (A) the filing and recording of the Release of the 1994 Agreement in the PTO and the CO, (B) the filing of financing and continuation statements under the relevant Uniform Commercial Code, and (B) the filing and recording of this Agreement in the PTO and the CO, or (iii) for the exercise by the Collateral Agent of its rights and remedies hereunder (other than, to the extent required by applicable law, judicial approval of foreclosure on or liquidation of the IP Collateral).

          (g) Except as set forth in Schedules III and IV, such Grantor has no knowledge as of the date hereof of the existence of any right or any claim that is likely to be made by any third party relating to any item of Scheduled IP Collateral.

          (h) As of the date hereof, and except as set forth in Schedule IV, no claim has been made and is continuing or threatened in writing alleging or asserting that the use by such Grantor of any item of Scheduled IP Collateral is invalid or unenforceable or that the use by such Grantor of any Scheduled IP Collateral does or may violate the rights of any Person. To the best of such Grantor's knowledge, there is currently no infringement or unauthorized use of any item of Scheduled IP Collateral.

          (i) Such Grantor has taken all commercially reasonable steps to use and maintain consistent standards of quality in the manufacture, distribution and sale of all products sold and provision of all services provided under or in connection with any of the material Scheduled Trademarks and has taken all necessary steps to ensure that all licensed users of any the material Scheduled Trademarks use and maintain such consistent standards of quality.

          (j) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

          (k) Such Grantor has, independently and without reliance upon any Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, and such Grantor has established adequate means of obtaining from any other Loan Parties on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of such other Loan Parties.

          SECTION 5. FURTHER ASSURANCES. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or reasonably desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any part of the IP Collateral. Without limiting the generality of the foregoing, such Grantor will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereunder.

          (b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the IP Collateral without the signature of such Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the IP Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

          (c) Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the IP Collateral and such other reports in connection with the IP Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

          (d) Each Grantor agrees that, should it obtain an ownership interest in any trademark, service mark, trade name, trade dress, other indicia of trade origin, trademark or service mark registration, or application for trademark or service mark registration, copyright, work of authorship, copyright registration, or application for copyright registration, or license, which is not now a part of the IP Collateral, (i) any of the foregoing, together with the goodwill of the business connected with the use of same and symbolized by same, shall automatically become part of the IP Collateral, (ii) the provisions of
Section 1 shall automatically apply thereto, and (iii) with respect to any ownership interest in any trademark or service mark registration, application for trademark or service mark registration, copyright registration, application for copyright registration, or license, that such Grantor should obtain, it shall give prompt written notice thereof to the Collateral Agent in accordance with Section 13 hereof. Each Grantor authorizes the Collateral Agent to modify this Agreement by amending Schedules I, II and III (and will cooperate reasonably with the Collateral Agent in effecting any such amendment) to include any trademark or service mark registration or application for trademark or service mark registration, copyright registration or application for copyright registration, or license, which becomes part of the IP Collateral under this Section.

          (e) With respect to each Scheduled Trademark, Scheduled Copyright and Scheduled License material to the operation of the business of such Grantor, such Grantor agrees to take all commercially reasonable steps, including, without limitation, in the United States Patent and Trademark Office, the United States Copyright Office or before any court, governmental agency or arbitrator, to (i) maintain each License and each trademark, service mark and copyright registration, and (ii) pursue each application for trademark, service mark and copyright registration, now or hereafter included in the IP Collateral, including, without limitation, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extensions, the filing of affidavits under Sections 8 and 15 of the United States Trademark Act, and the participation in opposition, cancellation and infringement and misappropriation proceedings. Each Grantor agrees to take corresponding steps with respect to each new or acquired material trademark or service mark registration, application for trademark or service mark registration, copyright registration, application for copyright registration, or License to which it is now or later becomes entitled. Any expenses incurred in connection with such activities shall be borne by such Grantor. Such Grantor shall not discontinue use of or otherwise abandon any material trademark, service mark or copyright, or abandon any right to file an application for registration thereof, or abandon any pending application for registration or registration of any material trademark, service mark or copyright, without the written consent of the Collateral Agent, which consent shall not be unreasonably withheld.

          (f) Each Grantor agrees to notify the Collateral Agent promptly and in writing if it learns (i) that any item of the Scheduled IP Collateral may be determined to have become abandoned or dedicated to the public or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the United States Patent and Trademark Office or any court) regarding any item of the Scheduled IP Collateral.

          (g) In the event that any Grantor becomes aware that any item of the material Scheduled IP Collateral or any material item the non-Scheduled IP Collateral is infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take such action as such Grantor may reasonably deem necessary or advisable and, upon the occurrence and during the continuance of an Event of Default, such action as the Collateral Agent may reasonably deem necessary or advisable, under the circumstances to protect such IP Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation. Any expense incurred in connection with such activities shall be borne by such Grantor.

          (h) Each Grantor shall use reasonable and proper statutory notice in connection with its material Scheduled Trademarks and material Scheduled Copyrights.

          (i) Each Grantor shall take all steps which it or the Collateral Agent deems reasonable and appropriate under the circumstances to preserve and protect its material IP Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with the Scheduled Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Scheduled Trademarks use and maintain consistent standards of quality.

          SECTION 6. TRANSFERS AND OTHER LIENS. Each Grantor agrees that it shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any item of the IP Collateral of such Grantor, except sales, assignments, licenses, options and other dispositions permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the IP Collateral of such Grantor, except for the Liens created under this Agreement and Liens permitted under Section 5.02(a) of the Credit Agreement.

          SECTION 7. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time following the occurrence and during the continuation of any Event of Default in the

Collateral Agent's reasonable discretion, to take any action and to execute any instrument which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

          (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the IP Collateral,

          (b) to receive, indorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above, and

          (c) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any payments relating to any of the IP Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the IP Collateral.

          SECTION 8. COLLATERAL AGENT MAY PERFORM. If any Grantor fails to perform any agreement contained herein and either (a) such failure shall continue for more than 10 days after written notice thereof is given by the Collateral Agent to such Grantor, or (b) the Collateral Agent shall reasonably determine that immediate corrective action is necessary to protect the rights or interests of the Collateral Agent or the other Lender Parties hereunder, the Collateral Agent may, but without any obligation to do so and without further notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 11.

          SECTION 9. THE COLLATERAL AGENT'S DUTIES. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the IP Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any IP Collateral in its possession and the accounting for any moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any IP Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any IP Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any IP Collateral in its possession if such IP Collateral is accorded treatment substantially equal to that which it accords its own property.

          SECTION 10. REMEDIES. If any Event of Default shall have occurred and be continuing:

          (a) The Collateral Agent may exercise in respect of the IP Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the New York Uniform Commercial Code in effect at that time (the "CODE"), whether or not the Code applies to the affected IP Collateral, and also may (i) require any Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the documents and things embodying the IP Collateral as directed by the Collateral Agent and make them available to the Collateral Agent at a place and time to be designated by the

Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the IP Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any Grantor where the documents and things embodying the IP Collateral or any part thereof are assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any Grantor under or in connection with the Licenses or otherwise in respect of the IP Collateral, including, without limitation, any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Licenses. In the event of any sale, assignment, or other disposition of any of the IP Collateral, the goodwill of the business connected with and symbolized by any IP Collateral subject to such disposition shall be included, and each Grantor shall supply to the Collateral Agent or its designee such Grantor's know-how and expertise, and documents and things embodying the same, relating to the manufacture, distribution, advertising and sale of products or the provision of services relating to any IP Collateral subject to such disposition, and such Grantor's customer lists and other records and documents relating to such IP Collateral and to the manufacture, distribution, publication, advertising and sale of such products and services. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' written notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of IP Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

     (b) Any cash held by the Collateral Agent as Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the IP Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 11) in whole or in part by the Collateral Agent for the ratable benefit of the Lender Parties against, all or any part of the Secured Obligations in such order as the Collateral Agent shall elect or as otherwise permitted or required by the Credit Agreement. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of all such Secured Obligations shall be paid over to the Grantor or to whomsoever else may be lawfully entitled to receive such surplus.

     (c) All payments received by any Grantor in respect of the IP Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

          SECTION 11. INDEMNITY AND EXPENSES. (a) Each Grantor agrees to defend, protect, indemnify and hold harmless each Lender Party from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from such Lender Party's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

          (b) Each Grantor will upon written demand pay to the Collateral Agent the amount of any and all reasonable and documented expenses, including the reasonable and documented fees and expenses of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the IP Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of any Lender Party against such Grantor, or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

          (c) Each Grantor will upon written demand pay to the Collateral Agent, for the account of each Lender Party, the amount of any and all reasonable and documented expenses, including the reasonable and documented fees and expenses of such Lender Party's counsel and other experts and agents, which such Lender Party may incur in connection with the exercise or enforcement of any of the rights of any Lender Party against such Grantor.

          SECTION 12. AMENDMENTS, WAIVERS, ETC. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

          SECTION 13. ADDRESSES FOR NOTICES. All notices and other communications provided for hereunder shall be in writing (including teletransmission communication) and, if to any Grantor, mailed, teletransmitted or delivered to it, addressed to it at the address set forth on the signature pages hereto beneath such Grantor's name, and if to the Collateral Agent, mailed, teletransmitted or delivered to it, addressed to it at the address of the Collateral Agent specified in the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 13.
All such notices and other communications shall be effective, in the case of any notice or communication given by mail, three days from deposit in the mails with first class postage prepaid or upon receipt, whichever is earlier, and, in the case of any notice or communication by telecopy, telegram, telex or cable, when sent by telecopy, confirmed by telex answerback, or delivered to the cable or telegraph company, respectively, in each case addressed as aforesaid.

          SECTION 14. CONTINUING SECURITY INTEREST; ASSIGNMENTS. Subject to the provisions of Section 8.09 of the Credit Agreement, this Agreement shall create a continuing security interest in the IP Collateral and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Secured Obligations, (ii) the Termination Date and (iii) the termination or expiration of all Bank Hedge Agreements, (b) be binding upon each Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Lender Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

          SECTION 15. RELEASE AND TERMINATION. (a) Upon any sale, transfer or other disposition of any item of IP Collateral of any Grantor in accordance with the terms of the Loan Documents, the Collateral Agent will, at such Grantor's expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of IP Collateral, if appropriate and reasonably required under the terms of the transaction, from the assignment and security interest granted hereby; PROVIDED, HOWEVER, that (i) at the time of such request and such release no Default under Section 6.01(a) or
(f) of the Credit Agreement and no Event of Default shall have occurred and be continuing, (ii) such Grantor shall have delivered to the Collateral Agent, at least seven Business Days prior to the date of the proposed release, a written request for release describing the item of IP Collateral and the terms of the sale, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate by such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may reasonably request, and
(iii) the Net Cash Proceeds of any such sale, transfer or other disposition required to be applied (or any payment required to be made in connection therewith) in accordance with Section 2.05 of the Credit Agreement shall be paid (or made) to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.05 of the Credit Agreement.

          (b) Upon the latest of the payment in full in cash of the Secured Obligations, the Termination Date and the termination or expiration of all Bank Hedge Agreements, the pledge, assignment, and security interest granted hereby shall terminate and all rights to the IP Collateral shall revert to the Grantors. Upon any such termination, the Collateral Agent will, at the Grantors' expense, execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.

          SECTION 16. SECURITY INTEREST ABSOLUTE. The Obligations of each Grantor hereunder are independent of the Obligations of any other Loan Party under the Loan Documents, and a separate action or actions may be brought or prosecuted against each Grantor whether action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions. All rights of the Collateral Agent and security interests hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional, irrespective of, and each Grantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the circumstances described in the Guaranties or any other circumstances that might constitute a discharge available to, or a discharge of, the Borrower or any guarantor.

          This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Lender Party or by any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

          SECTION 17. SEVERABILITY. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

          SECTION 18. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 19. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR IP COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the Code are used herein as therein defined.

          IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                         BI-MART CORPORATION



                         By
                           Title:
                           Address:     220 South Seneca Road
                                        Eugene, OR 97402



                         BI-MART REALTY CORP.



                         By
                           Title:
                           Address:     220 South Seneca Road
                                        Eugene, OR 97402



                         P.L.D. ENTERPRISES, INC.



                         By
                           Title:
                           Address:     9275 S.W. Payton Lane
                                        Wilsonville, OR 97070

                         PL XPRESS, INC.



                         By
                           Title:
                           Address:     9275 S.W. Payton Lane
                                        Wilsonville, OR 97070



                         THRIFTY CORPORATION



                         By
                           Title:
                           Address:     9275 S.W. Payton Lane
                                        Wilsonville, OR 97070



                         THRIFTY PAYLESS HOLDINGS, INC.



                         By
                           Title:
                           Address:     9275 S.W. Payton Lane
                                        Wilsonville, OR 97070



                         THRIFTY PAYLESS, INC.



                         By
                           Title:
                           Address:     9275 S.W. Payton Lane
                                        Wilsonville, OR 97070

                         THRIFTY REALTY COMPANY



                         By
                           Title:
                           Address:     9275 S.W. Payton Lane
                                        Wilsonville, OR 97070



                         THRIFTY WILSHIRE INC.



                         By
                           Title:
                           Address:     9275 S.W. Payton Lane
                                        Wilsonville, OR 97070

STATE OF            )
              ) ss.:
COUNTY OF            )

     On the ____ day of _________, 1996, before me personally came ___________________________________________ to me known, who, being by me duly sworn, did depose and say he resides at

_________________________________________________________
____________________________________________________________ and that he is the
_______________________ of BI-MART CORPORATION, the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.



                                             ------------------------
                                                 Notary Public

[Notarial Seal]



STATE OF            )
              ) ss.:
COUNTY OF            )


     On the ____ day of _________, 1996, before me personally came ___________________________________________ to me known, who, being by me duly sworn, did depose and say he resides at

_________________________________________________________
____________________________________________________________ and that he is the
_______________________ of BI-MART REALTY CORP., the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.


                                             ------------------------
                                                 Notary Public

[Notarial Seal]

STATE OF            )
              ) ss.:
COUNTY OF            )

     On the ____ day of ______________, 1996, before me personally came ___________________________________________ to me known, who, being by me duly sworn, did depose and say he resides at

_________________________________________________________
____________________________________________________________ and that he is the
_______________________ of P.L.D. ENTERPRISES, INC., the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.


                                             ------------------------
                                                 Notary Public

[Notarial Seal]

STATE OF            )
              ) ss.:
COUNTY OF            )

     On the ____ day of _____________, 1996, before me personally came ___________________________________________ to me known, who, being by me duly sworn, did depose and say he resides at

_________________________________________________________
____________________________________________________________ and that he is the
_______________________ of PL XPRESS, INC., the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.


                                             ------------------------
                                                 Notary Public

[Notarial Seal]

STATE OF            )
              ) ss.:
COUNTY OF            )

     On the ____ day of ________________, 1996, before me personally came ___________________________________________ to me known, who, being by me duly sworn, did depose and say he resides at

_________________________________________________________
____________________________________________________________ and that he is the
_______________________ of THRIFTY CORPORATION, the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.


                                             ------------------------
                                                 Notary Public

[Notarial Seal]

STATE OF            )
              ) ss.:
COUNTY OF            )

     On the ____ day of ______________, 1996, before me personally came ___________________________________________ to me known, who, being by me duly sworn, did depose and say he resides at

_________________________________________________________
____________________________________________________________ and that he is the
_______________________ of THRIFTY PAYLESS HOLDINGS, INC., the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.


                                             ------------------------
                                                 Notary Public

[Notarial Seal]

STATE OF            )
              ) ss.:
COUNTY OF            )

     On the ____ day of _______________, 1996, before me personally came ___________________________________________ to me known, who, being by me duly sworn, did depose and say he resides at

_________________________________________________________
____________________________________________________________ and that he is the
_______________________ of THRIFTY PAYLESS, INC., the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.


                                             ------------------------
                                                 Notary Public

[Notarial Seal]


STATE OF            )
              ) ss.:
COUNTY OF            )


     On the ____ day of _____________, 1996, before me personally came ___________________________________________ to me known, who, being by me duly sworn, did depose and say he resides at

_________________________________________________________
____________________________________________________________ and that he is the
_______________________ of THRIFTY REALTY COMPANY, the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.


                                             ------------------------
                                                 Notary Public

[Notarial Seal]

STATE OF            )
              ) ss.:
COUNTY OF            )


     On the ____ day of _____________________, 1996, before me personally came ___________________________________________ to me known, who, being by me duly sworn, did depose and say he resides at

_________________________________________________________
____________________________________________________________ and that he is the
_______________________ of THRIFTY WILSHIRE INC., the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he has signed said instrument on behalf of said corporation pursuant to said authority.


                                             ------------------------
                                                 Notary Public

[Notarial Seal]

                                       GUARANTY


          GUARANTY dated as of April 18, 1996 made by THRIFTY PAYLESS HOLDINGS, INC., a Delaware corporation (the "GUARANTOR"), in favor of (a) the LENDERS (the "LENDERS") party to the Credit Agreement referred to below, (b) CITICORP USA, INC., as Administrative Agent under the Credit Agreement, and BANKERS TRUST COMPANY, as Syndication Agent under the Credit Agreement, and (c) the Co-Arrangers, the Collateral Agent, the Hedge Banks and the Issuing Banks (as such terms are defined in the Credit Agreement) (together with the Lenders, the Administrative Agent and the Syndication Agent, the "LENDER PARTIES" and each individually being a "LENDER PARTY").

           PRELIMINARY STATEMENTS:

          (1) The Lenders, the Administrative Agent and the Syndication Agent are parties to a Credit Agreement dated as of April 18, 1996 (said Credit Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Thrifty PayLess, Inc., a California corporation and a direct wholly-owned Subsidiary of the Guarantor (the "BORROWER").

          (2) It is a condition precedent to the making of Advances by the Lenders and the issuance of Letters of Credit by the Issuing Banks under the Credit Agreement and the entry by the Hedge Banks into Bank Hedge Agreements with the Borrower from time to time that the Guarantor, as owner of 100 percent of the outstanding shares of stock of the Borrower, shall have executed and delivered this Guaranty.

          NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances and the Issuing Banks to issue Letters of Credit under the Credit Agreement and the Hedge Banks to enter into Bank Hedge Agreements with the Borrower from time to time, the Guarantor hereby agrees as follows:

          SECTION 1. GUARANTY. The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such Obligations being the "GUARANTEED OBLIGATIONS"), and agrees to pay any and all expenses (including reasonable and documented counsel fees and expenses) incurred by the Administrative Agent or any other Lender Party in enforcing any
rights under this Guaranty.   Without limiting the generality of the foregoing,
the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or any other Lender Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

          SECTION 2. GUARANTY ABSOLUTE. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the other Lender Parties with respect thereto. The Obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

          (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

          (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents or any other assets of the Borrower, the Guarantor or any of their respective Subsidiaries;

          (e) any change, restructuring or termination of the corporate structure or existence of the Borrower, the Guarantor or any of their respective Subsidiaries;


          (f) any failure of any Lender Party to disclose to the Guarantor any information relating to the financial condition, operations, properties or prospects of any other Loan Party now or in the future known to any Lender Party (the Guarantor waiving any duty on the part of the Lender Parties to disclose such information); or

          (g) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any other Lender Party) that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or by any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

          SECTION 3. WAIVERS. (a) The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any Collateral.

          (b) The Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon the Guarantor and without affecting the liability of the Guarantor under this Guaranty or the enforceability of this Guaranty, foreclose or cause the foreclosure of any Mortgage relating to the interests of one or more Loan Parties or other Persons in properties located in the State of California (or elsewhere) by nonjudicial sale, and the Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Lender Parties against the Guarantor of any deficiency or otherwise to the enforcement of this Guaranty after any such nonjudicial sale and any defense or benefits that may be afforded by Sections 580a, 580d and 726 of the California Code of Civil Procedure or any statute or law in any other jurisdiction having similar effect. Without limitation of the foregoing, the Guarantor (i) acknowledges that following, and as a result of, the completion of any such nonjudicial sale involving interests in real property located in the State of California, the Guarantor may not be permitted to assert or enforce rights of subrogation, reimbursement, exoneration, contribution or indemnification or any other rights or remedies against the Borrower or any other Loan Party for recovery of amounts paid by the Guarantor in respect of any Guaranteed Obligations or otherwise, (ii) understands that, in the absence of the waiver set forth in clause (iii) below, the Guarantor may have a defense to the enforcement by the Administrative Agent and the other Lender Parties of, and to any recovery by the Administrative Agent and the other Lender Parties against the Guarantor under, this Guaranty following any such nonjudicial sale, by reason of the fact that the election to proceed with the completion of any such nonjudicial sale may prevent the Guarantor from asserting or enforcing rights of subrogation, reimbursement, exoneration, contribution or indemnification or other rights or remedies as set forth in clause (i) above, (iii) hereby knowingly waives any such defense and any similar defense that might otherwise be available to the enforcement of, or to any recovery by the Administrative Agent and the other Lender Parties against the Guarantor under, this Guaranty following any such nonjudicial sale, notwithstanding the fact that such nonjudicial sale may prevent the Guarantor from asserting or enforcing such rights and remedies, and (iv) further knowingly waives any claim against the Administrative Agent and the other Lender Parties (including any claim for recovery or on account of any payments made by the Guarantor under any of the Loan

Documents) and any right to assert any setoff or counterclaim against the Administrative Agent and the other Lender Parties, and agrees that its obligations under the Loan Documents shall not be impaired or otherwise affected, in either case as a result of any such loss of subrogation, contribution or reimbursement rights or other rights or remedies for any reason.

          (c) The Guarantor hereby further irrevocably waives any rights, defenses or benefits available to the Guarantor by reason of California Civil Code Sections 2787 to 2855 and comparable provisions of the laws of any other jurisdiction and all other suretyship defenses it would otherwise have under the laws of California or any other jurisdiction.

          (d) WITHOUT LIMITATION ON ANY OTHER PROVISION OF THIS GUARANTY, THE GUARANTOR WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER LENDER PARTIES, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR ANY GUARANTEED OBLIGATION, HAS DESTROYED THE GUARANTOR'S RIGHT OF SUBROGATION AND REIMBURSEMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ANY OTHER PERSON BY THE OPERATION OF SECTION 580d OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR OTHERWISE.

          (e) The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

          (f) The Guarantor will not exercise any rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Lender Party against the Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Bank Hedge Agreements shall have expired or terminated and the Commitments shall have expired or terminated. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of (i) the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the expiration or termination of all Bank Hedge Agreements, such amount shall be held in trust for the benefit of the Administrative Agent and the other Lender Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this subsection is knowingly made in contemplation of such benefits.

          (g) The Guarantor hereby waives the provisions of Nevada Revised Statute 40.430.

          SECTION 4. PAYMENTS FREE AND CLEAR OF TAXES, ETC. (a) Any and all payments by the Guarantor hereunder shall be made, in accordance with Section
2.10 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any other Lender Party, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section
4) the Administrative Agent or such other Lender Party (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Guarantor shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty (hereinafter referred to as "OTHER TAXES").

          (c) The Guarantor will indemnify each Lender Party for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 4, paid by such Lender Party and any liability (including penalties, additions to tax, interest and expenses, except to the extent such penalties, additions to tax, interest and expenses are attributable to the willful misconduct or gross negligence of such Lender Party) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party makes written demand therefor, which demand shall contain reasonable documentation regarding such Taxes or other liability and evidencing the payment thereof.

          (d) Within 30 days after the date of any payment of Taxes, the Guarantor will furnish to the Administrative Agent, at its address referred to in the Credit Agreement, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder by the Guarantor through an account or branch outside the United States or on behalf of the Guarantor by a payor that is not a United States person, if the Guarantor determines that no Taxes are payable in respect thereof, the Guarantor shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is more likely than not exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

          (e) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 4 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

          SECTION 5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants as follows:

          (a) Each representation and warranty contained in Section 4.01 of the Credit Agreement is true and correct.

          (b) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

          (c) The Guarantor has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and the Guarantor has established adequate means of obtaining from any other Loan Parties on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of such other Loan Parties.

          (d) The Consolidated balance sheet of the Guarantor and its Subsidiaries as at October 1, 1995, and the related Consolidated statements of operations and cash flows of the Guarantor and its Subsidiaries for the Fiscal Year then ended, accompanied by an opinion of KPMG Peat Marwick LLP, independent public accountants, and the Consolidated balance sheets of the Guarantor and its Subsidiaries as at December 31, 1995, and the related Consolidated statement of operations and cash flows of the Guarantor and its Subsidiaries for the 13-week period then ended, duly certified by a Specified Financial Officer of the Guarantor, copies of each of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at December 31, 1995, and said statements of operations and cash flows for the 13-week period then ended, to year-end audit adjustments, the Consolidated and consolidating financial condition of the Guarantor and its Subsidiaries as at such dates and the Consolidated and consolidating results of the operations of the Guarantor and its Subsidiaries for the period ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since October 1, 1995, there has been no Material Adverse Change.

          SECTION 6. AFFIRMATIVE COVENANTS. The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment or any Hedge Bank shall have any obligation under any Hedge Agreement, the Guarantor will, unless the Required Lenders shall otherwise consent in writing:

         (a) perform or observe, and will cause the Borrower and each of its Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that the Guarantor or the Borrower or any other Loan Party is to perform or observe or that the Guarantor or the Borrower is to cause any Loan Party's Subsidiaries to perform or observe;

         (b) as soon as practicable after the Closing Date, but in any event on or before the Redemption Termination Date, consummate the TPH Note Redemption on terms and conditions permitted hereunder;

         (c) on or before the Commitment Reduction Date, make the Post-Closing Contribution to the Borrower; and

         (d) promptly following the receipt of TPH of any Excess Equity Proceeds, make a Capital Contribution to the Borrower of such Excess Equity Proceeds less the amount thereof, if any, to be used by TPH pursuant to
    Section 7(g) below.

         SECTION 7. NEGATIVE COVENANTS. The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment or any Hedge Bank shall have any obligation under any Hedge Agreement, the Guarantor will not, without the prior written consent of the Required Lenders, enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Sections 5.01 and 5.02 of the Credit Agreement without regard to any of the enumerated exceptions to such covenants), other than:

         (a) the holding of the capital stock of the Borrower and the discharging of certain administrative activities otherwise permitted by the Credit Agreement and making payments with respect to certain administrative services to the extent contemplated by the other Loan Documents (including, without limitation, Section 5.02(g) of the Credit Agreement);

         (b) the Equity Issuance and any future issuances of equity of the Guarantor (provided that the Net Cash Proceeds thereof are applied (or payment in respect thereof is made) in accordance with the Credit Agreement), and the execution, delivery and performance (including the performance of provisions relating to the making of de minimis payments in lieu of fractional shares) by the Guarantor of shareholders, subscription or other agreements relating to issuances of equity by the Guarantor in the form of which copies have been delivered to the Administrative Agent and the Syndication Agent prior to the Closing Date (or any similar agreements executed in the future that are in substantially the same form as such agreements), in each case to the extent relating solely to such issuances of equity;

         (c) any actions or transactions permitted by Section 5.01(l) of the Credit Agreement;

         (d) so long as no Event of Default has occurred and is continuing or would result therefrom, the redemption, on or before the Commitment Reduction Date, of TPH Notes pursuant to the TPH Note Redemption, PROVIDED that such redemption is consummated in accordance with the TPH Notes Indenture and the description of such redemption set forth in the Registration Statement on Form S-1 of the Guarantor pertaining to the Equity Issuance that was declared effective by the Securities and Exchange Commission on April 15, 1996 (the "S-1").

         (e) so long as no Event of Default has occurred and is continuing or would result therefrom, the purchase, on or before the Commitment Reduction Date, of any TPH Notes that are not redeemed as a part of the TPH Note Redemption, pursuant to the TPH Note Tender Offer, PROVIDED that the purchase price does not exceed par plus accrued interest and such purchases are consummated in accordance with the terms set forth in the S-1;

         (f) so long as no Event of Default has occurred and is continuing or would result therefrom, the Defeasance, on or before the Commitment Reduction Date, of any TPH Notes that are not redeemed or purchased as a part of the TPH Note Redemption or the TPH Note Tender Offer, pursuant to the TPH Note Defeasance, PROVIDED THAT (i) in the case of any purchase, the purchase price does not exceed the applicable Maximum Price, and (ii) in the case of any defeasance, the same is consummated in accordance with the terms set forth in the TPH Notes Indenture;

         (g) so long as no Event of Default has occurred and is continuing or would result therefrom, the purchase or Defeasance by the Guarantor, during any fiscal quarter that commences after the Commitment Reduction Date, of any TPH Notes that are not purchased, redeemed or otherwise Defeased on or before the Commitment Reduction Date pursuant to the TPH Note Redemption, the TPH Note Tender Offer or the TPH Note Defeasance, provided that such purchase or Defeasance is made with Excess Equity Proceeds;

         (h) the performance of its Obligations (subject to the limitations set forth below) under each Loan Document and each Related Document to which it is a party; PROVIDED, HOWEVER, that except as otherwise provided in clauses (d) through (g) above, the Guarantor shall not, and shall not permit its Subsidiaries to, repay, prepay, redeem, purchase, defease, or otherwise satisfy the TPH Notes or pay any interest thereon (other than interest paid in kind) until all of the Obligations of the Loan Parties under the Loan Documents shall have been paid in full in cash and the Commitments thereunder and all Hedge Agreements shall have been terminated;

         (i) the performance of its obligations in respect of employment arrangements to the extent contemplated by, and permitted under, the other Loan Documents;

         (j) the making of future equity and debt contributions to the Borrower to the extent not prohibited by the Credit Agreement; and

         (k) the distribution of the capital stock of Bi-Mart to the Guarantor's stockholders to the extent permitted by Section 5.02(g)(iii) of the Credit Agreement.

         SECTION 8. AMENDMENTS, ETC. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), (a) release or limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder or
(c) change the number of Lenders required to take any action hereunder.

         SECTION 9. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered to it, if to the Guarantor, addressed to it at 9275 S.W. Peyton Lane, Wilsonville, OR 97070, Attention: Chief Financial Officer, with a copy to the General Counsel, if to the Administrative Agent or any Lender, at its address specified in the Credit Agreement, if to any Hedge Bank, at its address specified in the Hedge Agreement to which it is a party, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall be effective, in the case of any notice or communication given by mail, three days from deposit in the mails with first class postage prepaid or upon receipt, whichever is earlier, and, in the case of any notice or communication by telegram, telecopier, telex or cable, when delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively.

         SECTION 10. NO WAIVER; REMEDIES. No failure on the part of the Administrative Agent or any other Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 11. RIGHT OF SET-OFF. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Guarantor after any such set-off and application; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application; and PROVIDED FURTHER, HOWEVER, that no Lender nor any of its Affiliates shall exercise such right of set-off or any other right of set-off without the prior consent of the Administrative Agent. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its respective Affiliates may have.

         SECTION 12. INDEMNIFICATION. Without limitation on any other Obligations of the Guarantor or remedies of the Lender Parties under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Lender Party from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable and documented fees and disbursements of each Lender Party's legal counsel and the reasonable and documented charges of such Lender Party's internal legal counsel) suffered or incurred by each Lender Party as a result of (a) any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, or (b) any failure of the Borrower to pay and perform any Guaranteed Obligations in accordance with the terms of such Guaranteed Obligations.

         SECTION 13. CONTINUING GUARANTY; ASSIGNMENTS UNDER THE CREDIT AGREEMENT. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the termination or expiration of all Bank Hedge Agreements, (b) be binding upon the Guarantor, its successors and assigns and
(c) inure to the benefit of and be enforceable by the Administrative Agent and the other Lender Parties and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

         SECTION 14.  GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL, ETC.
(a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

         (b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

         (c) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (d) The Guarantor hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby or the actions of the Administrative Agent or any other Lender Party in the negotiation, administration, performance or enforcement thereof.




                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                        THRIFTY PAYLESS HOLDINGS, INC.


                                        By
                                           Title:

                                                                      EXHIBIT F




                                       GUARANTY

                              Dated as of April 18, 1996

                                         From

                            THRIFTY PAYLESS HOLDINGS, INC.

                                     AS GUARANTOR

                                     in favor of

                        THE LENDER PARTIES REFERRED TO HEREIN

                                                                  EXECUTION COPY





                                       GUARANTY

                              Dated as of April 18, 1996

                                         From

                            THRIFTY PAYLESS HOLDINGS, INC.

                                     AS GUARANTOR

                                     in favor of

                        THE LENDER PARTIES REFERRED TO HEREIN

                           T A B L E  O F  C O N T E N T S


Section                                                                    Page
- -------                                                                    ----

 1.  Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

 2.  Guaranty Absolute . . . . . . . . . . . . . . . . . . . . . . . . . .    2

 3.  Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

 4.  Payments Free and Clear of Taxes, Etc . . . . . . . . . . . . . . . .    5

 5.  Representations and Warranties. . . . . . . . . . . . . . . . . . . .    6

 6.  Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . .    7

 7.  Negative Covenants. . . . . . . . . . . . . . . . . . . . . . . . . .    7

 8.  Amendments, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

 9.  Notices, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

10.  No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . .   10

11.  Right of Set-off. . . . . . . . . . . . . . . . . . . . . . . . . . .   10

12.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

13.  Continuing Guaranty; Assignments under the Credit Agreement . . . . .   11

14.  Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. . . . . . . .   11

                                 SUBSIDIARY GUARANTY


          SUBSIDIARY GUARANTY dated as of April 18, 1996 made by the Persons listed on the signature pages hereof (each, a "GUARANTOR"), in favor of (a) the LENDERS (the "LENDERS") party to the Credit Agreement referred to below, (b) CITICORP USA, INC., as Administrative Agent under the Credit Agreement, and BANKERS TRUST COMPANY, as Syndication Agent under the Credit Agreement, and (c) the Co-Arrangers, the Collateral Agent, the Hedge Banks and the Issuing Banks (as such terms are defined in the Credit Agreement) (together with the Lenders, the Administrative Agent and the Syndication Agent, the "LENDER PARTIES" and each individually being a "LENDER PARTY").

           PRELIMINARY STATEMENT. The Lenders, the Administrative Agent and the Syndication Agent are parties to a Credit Agreement dated as of April 18, 1996 (said Credit Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Thrifty PayLess, Inc., a California corporation (the "BORROWER"). Each Guarantor may receive a portion of the proceeds of the Advances under the Credit Agreement and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Advances by the Lenders and the issuance of Letters of Credit by the Issuing Banks under the Credit Agreement and the entry by the Hedge Banks into Bank Hedge Agreements with the Borrower from time to time that each Guarantor shall have executed and delivered this Guaranty.

          NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances and the Issuing Banks to issue Letters of Credit under the Credit Agreement and the Hedge Banks to enter into Bank Hedge Agreements with the Borrower from time to time, each Guarantor hereby agrees as follows:

          SECTION 1. GUARANTY; LIMITATION OF LIABILITY. (a) Each Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such Obligations being the "GUARANTEED OBLIGATIONS"), and agrees to pay any and all expenses (including reasonable and documented counsel fees and expenses) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or any other Lender Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

          (b) The liability of each Guarantor under this Guaranty shall not exceed the greater of (i) the net benefit realized by such Guarantor from the proceeds of the Advances and of working capital advances made from time to time by the Borrower to such Guarantor or any Subsidiary of such Guarantor and (ii) the greater of (A) 95% of the Adjusted Net Assets of such Guarantor on the date of delivery hereof and (B) 95% of the Adjusted Net Assets of such Guarantor on the date of any payment hereunder. "ADJUSTED NET ASSETS" of any Guarantor at any date means the lesser of (x) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding liabilities under this Guaranty, of such Guarantor at such date and (y) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts, excluding debt in respect of this Guaranty, as they become absolute and matured.

          (c) Anything contained herein to the contrary notwithstanding, at all times prior to the redemption, purchase, Defeasance or other retirement by the Borrower of all of its outstanding Subordinated Notes, the liability of each Guarantor hereunder with respect to the Indebtedness (as defined below) created hereby shall not exceed the greater of (i) $600,000,000 LESS the amount of any permanent reductions in the commitments under the Credit Agreement resulting from any application of Net Proceeds (as defined below) from any Asset Sale (as defined below), and (ii) the maximum amount otherwise permitted under the Subordinated Notes Indenture, as in effect from time to time. As used in this paragraph, the terms Indebtedness, Net Proceeds and Asset Sale shall have the meanings ascribed to such terms in the Subordinated Notes Indenture.

          SECTION 2. GUARANTY ABSOLUTE. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the other Lender Parties with respect thereto. The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

          (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

          (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents or any other assets of the Borrower, TPH or any of their respective Subsidiaries;

          (e) any change, restructuring or termination of the corporate structure or existence of the Borrower, TPH or any of their respective Subsidiaries;

          (f) any failure of any Lender Party to disclose to any Guarantor any information relating to the financial condition, operations, properties or prospects of any other Loan Party now or in the future known to any Lender Party (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information); or

          (g) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any other Lender Party) that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or by any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

          SECTION 3. WAIVERS. (a) Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any Collateral.

          (b) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty or the enforceability of this Guaranty, foreclose or cause the foreclosure of any Mortgage relating to the interests of one or more Loan Parties or other Persons in properties located in the State of California (or elsewhere) by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Lender Parties against such Guarantor of any deficiency or otherwise to the enforcement of this Guaranty after any such nonjudicial sale and any defense or benefits that may be afforded by Sections 580a, 580d and 726 of the California Code of Civil Procedure or any statute or law in any other jurisdiction having similar effect. Without limitation of the foregoing, each Guarantor (i) acknowledges that following, and as a result of, the completion of any such nonjudicial sale involving interests in real property located in the State of California, such Guarantor may not be permitted to assert or enforce rights of subrogation, reimbursement, exoneration, contribution or indemnification or any other rights or remedies against the Borrower or any other Loan Party for recovery of amounts paid by such Guarantor in respect of any Guaranteed Obligations or otherwise, (ii) understands that, in the absence of the waiver set forth in clause (iii) below, such Guarantor may have a defense to the enforcement by the Administrative Agent and the other Lender Parties of, and to any recovery by the Administrative Agent and the other Lender Parties against such Guarantor under, this Guaranty following any such nonjudicial sale, by reason of the fact that the election to proceed with the completion of any such nonjudicial sale may prevent such Guarantor from asserting or enforcing rights of subrogation, reimbursement, exoneration, contribution or indemnification or other rights or remedies as set forth in clause (i) above,
(iii) hereby knowingly waives any such defense and any similar defense that might otherwise be available to the enforcement of, or to any recovery by the Administrative Agent and the other Lender Parties against such Guarantor under, this Guaranty following any such nonjudicial sale, notwithstanding the fact that such nonjudicial sale may prevent such Guarantor from asserting or enforcing such rights and remedies, and (iv) further knowingly waives any claim against the Administrative Agent and the other Lender Parties (including any claim for recovery or on account of any payments made by such Guarantor under any of the Loan Documents) and any right to assert any setoff or counterclaim against the Administrative Agent and the other Lender Parties, and agrees that its obligations under the Loan Documents shall not be impaired or otherwise affected, in either case as a result of any such loss of subrogation, contribution or reimbursement rights or other rights or remedies for any reason.

          (c) Each Guarantor hereby further irrevocably waives any rights, defenses or benefits available to the Guarantor by reason of California Civil Code Sections 2787 through 2855 and comparable provisions of the laws of any other jurisdiction and all other suretyship defenses it would otherwise have under the laws of California or any other jurisdiction.

          (d) WITHOUT LIMITATION ON ANY OTHER PROVISION OF THIS GUARANTY, EACH GUARANTOR WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER LENDER PARTIES, EVEN THOUGH THAT ELECTION OF

REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR ANY GUARANTEED OBLIGATION, HAS DESTROYED THE GUARANTOR'S RIGHT OF SUBROGATION AND REIMBURSEMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ANY OTHER PERSON BY THE OPERATION OF SECTION 580D OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR OTHERWISE.

          (e) Each Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

          (f) Each Guarantor hereby agrees that it will not exercise any rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's Obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Lender Party against the Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Bank Hedge Agreements shall have expired or terminated and the Commitments shall have expired or terminated. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the later of (i) the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and
(iii) the expiration or termination of all Bank Hedge Agreements, such amount shall be held in trust for the benefit of the Administrative Agent and the other Lender Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this subsection is knowingly made in contemplation of such benefits.

          (g) Each Guarantor hereby waives the provisions of Nevada Revised Statute 40.430.

          SECTION 4. PAYMENTS FREE AND CLEAR OF TAXES, ETC. (a) Any and all payments made by any Guarantor hereunder shall be made, in accordance with
Section 2.11 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any other Lender Party, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4) the Administrative Agent or such other Lender Party (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and
(iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, each Guarantor agrees to pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty (hereinafter referred to as "OTHER TAXES").

          (c) Each Guarantor will indemnify each Lender Party for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 4 paid by such Lender Party and any liability (including penalties, additions to tax, interest and expenses, except to the extent such penalties, additions to tax, interest and expenses are attributable to the willful misconduct or gross negligence of such Lender Party) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party makes written demand therefor, which demand shall contain reasonable documentation regarding such Taxes or other liability and evidencing the payment thereof.

          (d) Within 30 days after the date of any payment of Taxes by or on behalf of any Guarantor, such Guarantor will furnish to the Administrative Agent, at its address referred to in the Credit Agreement, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder by any Guarantor through an account or branch outside the United States or on behalf of such Guarantor by a payor that is not a United States person, if such Guarantor determines that no Taxes are payable in respect thereof, such Guarantor shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is more likely than not exempt from Taxes. For purposes of this subsection (d) and subsection
(e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

          (e) Without prejudice to the survival of any other agreement of any Guarantor hereunder, the agreements and obligations of each Guarantor contained in this Section 4 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

          SECTION 5. REPRESENTATIONS AND WARRANTIES. Each Guarantor hereby represents and warrants as follows:

          (a) Such Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          (b) The execution, delivery and performance by such Guarantor of this Guaranty and each other Loan Document and each Related Document to which it is or is to be a party, and the consummation of the Recapitalization and the other transactions contemplated by the Loan Documents, are within such Guarantor's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Guarantor's charter or by-laws, (ii) violate any Law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and Regulation X of the Board of Governors of the Federal Reserve System), or any order, writ, judgment, injunction, decree, determination or award except, other than with respect to the Loan Documents, such violations as would not be reasonably likely to subject such Guarantor or any of its Subsidiaries to any criminal penalties (other than non-material fines) or any Lender Party to any civil or criminal penalties and would not reasonably be expected to be materially adverse to TPH or the Borrower, in each case, together with its respective Subsidiaries, taken as a whole, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or other instrument relating to Debt or, except as set forth on Schedule 3.01(f) to the Credit Agreement, any material contract or lease binding on or affecting such Guarantor, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of such Guarantor or any of its Subsidiaries. Neither such Guarantor nor any of its Subsidiaries is in violation of any such Law, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by such Guarantor of this Guaranty or any other Loan Document to which it is or is to be a party, or for the consummation of the Recapitalization or the other transactions contemplated by the Loan Documents, (ii) the grant by such Guarantor of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof except the timely filing of continuation statements and as otherwise contemplated by the Loan Documents) or (iv) the exercise by the Administrative Agent, the Collateral Agent or any other Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents (other than, to the extent required by applicable law, informational filings or judicial or regulatory approval of foreclosure on or liquidation of Collateral or any assumption of control of the business of the Borrower or any of its Subsidiaries by any Lender Party or representative thereof following any Default), except for the authorizations, approvals, actions, notices and filings required to be obtained prior to the Closing Date, all of which have been duly obtained, taken, given or made and are in full force and effect, other than those which the failure to obtain would not be reasonably likely to be materially adverse to TPH or the Borrower, in each case, together with its respective Subsidiaries, taken as a whole or affect the enforceability, validity or binding effect of any of the Loan Documents (excluding Mortgages covering Collateral which, in the aggregate, is immaterial) or expose the Administrative Agent, the Collateral Agent or the Lenders to personal liability.

          (d) This Guaranty has been and each other Loan Document to which it will be a party when delivered pursuant to the Credit Agreement will have been, duly executed and delivered by such Guarantor. This Guaranty is and each other Loan Document to which it will be a party when delivered pursuant to the Credit Agreement will be, the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

          (e) There is no action, suit, investigation, litigation or proceeding affecting such Guarantor or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the Disclosed Litigation or (ii) purports to affect the legality, validity or enforceability of this Guaranty or any other Loan Document to which it is a party or the consummation of the transactions contemplated by the Loan Documents.

          (f) As of the date hereof, each "Lease" referred to in each Mortgage to which such Guarantor is a party is a valid and subsisting lease of such Guarantor and, to the best of such Guarantor's knowledge, of each other party thereto and is in full force and effect in accordance with the terms thereof. To the best of such Guarantor's knowledge, (i) all of the rental, additional rental and other charges payable under each such "Lease" prior to the date hereof have been paid (except to the extent that the amount or validity of any such charge is being actively contested in good faith by proper proceedings in such a manner as would not be reasonably likely to cause the termination or forfeiture of such "Lease"), (ii) except to the extent otherwise permitted under Section 5.01(j) of the Credit Agreement, all of the terms, conditions and agreements to be performed by such Guarantor contained in each such "Lease" have been performed and no default by such Guarantor exists thereunder, and (iii) as of the date hereof, no default by the lessor exists under any such "Lease".

          (g) Such Guarantor and each of its Subsidiaries has all governmental licenses, permits and other approvals necessary or desirable in order to own or lease and operate its properties and to carry on its business as conducted and as proposed to be conducted other than those which the failure to obtain would not be reasonably likely to be materially adverse to TPH or the Borrower, in each case, together with its respective Subsidiaries, taken as a whole, or affect the enforceability, validity or binding effect of any of the Loan Documents (excluding Mortgages covering Collateral which, in the aggregate, is immaterial).

          (h) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

          (i) Each Guarantor has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and such Guarantor has established adequate means of obtaining from any other Loan Parties on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of such other Loan Party.

          SECTION 6. COVENANTS. Each Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment or any Hedge Bank shall have any obligation under any Hedge Agreement, such Guarantor will, unless the Required Lenders shall otherwise consent in writing, perform or observe all of the terms, covenants and agreements that the Loan Documents state that the Borrower or TPH is to cause such Guarantor or any of its Subsidiaries to perform or observe.

          SECTION 7. AMENDMENTS, ETC. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender that is, at such time, a Defaulting Lender), (a) release or limit the liability of such

Guarantor hereunder, (b) postpone any date fixed for payment hereunder or (c) change the number of Lender Parties required to take any action hereunder.

          SECTION 8. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered to it, if to any Guarantor, addressed to it at the addresses set forth for it on the signature pages hereto beneath such Guarantor's name, if to the Administrative Agent or any Lender, at its address specified in the Credit Agreement, if to any Hedge Bank, at its address specified in the Hedge Agreement to which it is a party with the Borrower, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall be effective, in the case of any notice or communication given by mail, three days from deposit in the mails with first class postage prepaid or upon receipt, whichever is earlier, and, in the case of any notice or communication by telegram, telecopier, telex or cable, when delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively.

          SECTION 9. NO WAIVER; REMEDIES. No failure on the part of the Administrative Agent or any other Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 10. RIGHT OF SET-OFF. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender agrees promptly to notify such Guarantor after any such set-off and application; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application; PROVIDED FURTHER, HOWEVER, that no Lender nor any of its Affiliates shall exercise such right of set-off or any other right of set-off without the prior consent of the Administrative Agent. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

          SECTION 11. INDEMNIFICATION. Without limitation on any other Obligations of any Guarantor or remedies of the Lender Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Lender Party from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable and documented fees and disbursements of each Lender Party's legal counsel and the reasonable and documented charges of such Lender Party's internal legal counsel) suffered or incurred by each Lender Party as a result of (a) any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, or (b) any failure of the Borrower to pay and perform any Guaranteed Obligations in accordance with the terms of such Guaranteed Obligations.

          SECTION 12. CONTINUING GUARANTY; ASSIGNMENTS UNDER THE CREDIT AGREEMENT. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the termination or expiration of all Bank Hedge Agreements, (b) be binding upon each Guarantor, its successors and assigns and
(c) inure to the benefit of and be enforceable by the Administrative Agent and the other Lender Parties and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

          SECTION 13.  GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL, ETC.
(a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

          (b) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

          (c) Each Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each Guarantor hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby or the actions of the Administrative Agent or any other Lender Party in the negotiation, administration, performance or enforcement thereof.



                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                        THRIFTY CORPORATION


                                        By
                                          Title:


                                        BI-MART CORPORATION


                                        By
                                          Title:


                                        BI-MART REALTY CORP.


                                        By
                                          Title:


                                        P.L.D. ENTERPRISES, INC.


                                        By
                                          Title:


                                        PL XPRESS, INC.


                                        By
                                          Title:

                                        THRIFTY REALTY COMPANY


                                        By
                                          Title:


                                        THRIFTY WILSHIRE INC.


                                        By
                                          Title:

                                                                      EXHIBIT G




                                 SUBSIDIARY GUARANTY

                              Dated as of April 18, 1996

                                         From

                             THE GUARANTORS NAMED HEREIN

                                    AS GUARANTORS

                                     in favor of

                        THE LENDER PARTIES REFERRED TO HEREIN

                                                                 EXECUTION COPY




                                 SUBSIDIARY GUARANTY

                              Dated as of April 18, 1996

                                         From

                             THE GUARANTORS NAMED HEREIN

                                    AS GUARANTORS

                                     in favor of

                        THE LENDER PARTIES REFERRED TO HEREIN

                          T A B L E   O F   C O N T E N T S

     Section                                                               Page
     -------                                                               ----

1.        Guaranty; Limitation of Liability. . . . . . . . . . . . . . . .    1

2.        Guaranty Absolute. . . . . . . . . . . . . . . . . . . . . . . .    2

3.        Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

4.        Payments Free and Clear of Taxes, Etc. . . . . . . . . . . . . .    6

5.        Representations and Warranties . . . . . . . . . . . . . . . . .    7

6.        Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

7.        Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . . . .   10

8.        Notices, Etc . . . . . . . . . . . . . . . . . . . . . . . . . .   10

9.        No Waiver; Remedies. . . . . . . . . . . . . . . . . . . . . . .   10

10.       Right of Set-off . . . . . . . . . . . . . . . . . . . . . . . .   10

11.       Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .   11

12.       Continuing Guaranty; Assignments under the Credit Agreement. . .   11

13.       Governing Law; Jurisdiction; Waiver of Jury Trial, Etc . . . . .   12

                                      EXHIBIT H

                             FORM OF SOLVENCY CERTIFICATE



          [NAME OF LOAN PARTY], a ____________________ corporation (the "COMPANY"), hereby certifies that the officer executing this Solvency Certificate, _____________________, is the Chief Financial Officer of [the Company] [Thrifty PayLess, Inc.] [Thrifty Payless Holdings, Inc.] and that such officer is duly authorized to execute this Solvency Certificate, which is hereby delivered on behalf of the Company pursuant to Section 3.01(k)(xiv) of the Credit Agreement dated as of April 18, 1996 (as amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT") among [the Company] [Thrifty Payless, Inc. (the "BORROWER")], the Lenders party thereto, Citicorp USA, Inc., as Administrative Agent for such Lenders, and Bankers Trust Company, as Syndication Agent. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

          The Company further certifies that such officer is generally familiar with the properties, businesses and assets of the Company and its Subsidiaries and has carefully reviewed the Loan Documents, the Related Documents and the contents of this Solvency Certificate and, in connection herewith, has reviewed such other documentation and information and has made such investigation and inquiries as the Company and such officer deem necessary and prudent therefor. The Company further certifies that the financial information and assumptions that underlie and form the basis for the representations made in this Solvency Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

          On the date hereof, the [Company] [Borrower] intends to borrow and request the issuance of Letters of Credit in an aggregate amount of up to $1,000,000,000 under the Credit Agreement. The [Company] [Borrower] will apply the proceeds from such Borrowing under the Credit Agreement to refinance Existing Debt and pay cash fees and expenses relating to the Recapitalization, and the [Company] [Borrower] intends to use the initial Letters of Credit, if any, to replace or support existing letters of credit.

          To secure, among other things, the payment of the Obligations of the Company and its Subsidiaries under the Loan Documents, the Company and each of its Subsidiaries are pledging all of the issued and outstanding capital stock of their respective subsidiaries and are granting a security interest in certain Collateral, now owned or hereafter acquired, pursuant to the Collateral Documents, substantially in the form of Exhibits D and E to the Credit Agreement and in the form of deeds of trust, mortgages, leasehold deeds of trust and leasehold mortgages in form and substance satisfactory to the Administrative Agent and the Syndication

Agent [and the Company is issuing its guaranty, substantially in the form of Exhibit [F] [G] to the Credit Agreement].

          The Company understands that the Administrative Agent, the Syndication Agent, the Lenders and the Issuing Banks are relying on the truth and accuracy of this Solvency Certificate in connection with the transactions contemplated by the Loan Documents.

          The Company hereby further certifies that:

          1. (1)[Attached hereto as Annex A are] (2)[The Company has reviewed] the projected consolidated financial statements of the (1)[Company]
(2)[Borrower] and its Subsidiaries prepared by its management, including projected Consolidated financial statements and forecasts relating to balance sheets and income statements of the (1)[Company] (2)[Borrower] on a quarterly basis for the fiscal years of the (1)[Company] (2)[Borrower] ending on or about October 1, 1996 through October 1, 2003, and to balance sheets, income statements and cash flow statements on an annual basis for such periods (collectively, the "PROJECTED FINANCIAL STATEMENTS"), which were prepared on the basis of the estimates and assumptions stated therein. (3)[The Company believes that the Projected Financial Statements fairly present the Company's best estimate of its future financial performance and are reasonable in light of the business conditions existing on the date hereof.]

          2. After giving effect to the consummation of the Recapitalization and the other transactions contemplated by the Credit Agreement and the other Loan Documents, the fair value of the property of each of the Company and the Company and its Consolidated Subsidiaries, taken as a whole, will be greater than the total amount of liabilities (including contingent, subordinated, absolute, fixed, matured or unmatured and liquidated or unliquidated liabilities) of each of the Company and the Company and its Consolidated Subsidiaries, taken as a whole, respectively.

          3. After giving effect to the consummation of the Recapitalization and the other transactions contemplated by the Credit Agreement and the other Loan Documents, the present fair saleable value of the assets of each of the Company and the Company and its Consolidated Subsidiaries, taken as a whole, will exceed the amount that will be required to pay the probable liabilities of the Company and the Company and its Consolidated Subsidiaries, taken as a whole, respectively, on its debts as they become absolute and matured.

     --------------------

     (1)  For Certificates of Thrifty PayLess, Inc.

     (2)  For certificates of all other Loan Parties.

     (3)  For certificates of Thrifty PayLess, Inc. and
          Thrifty PayLess Holdings, Inc.

          4. After giving effect to the consummation of the Recapitalization and the other transactions contemplated by the Credit Agreement and the other Loan Documents, each of the Company and the Company and its Consolidated Subsidiaries, taken as a whole, will not be engaged in business or in a transaction, and is not about to engage in business or in a transaction, for which its property would constitute unreasonably small capital (after giving due consideration to the prevailing practice in the industry in which it is engaged).

          5. The Company does not intend or believe that it, either individually or together with its Consolidated Subsidiaries, taken as a whole, will incur debts and liabilities that will be beyond its ability to pay as such debt or liabilities mature.

          6. The Company does not intend, in consummating the transactions contemplated by the Credit Agreement, the other Loan Documents and the Related Documents, to hinder, delay or defraud either present or future creditors or any other Person to which the Company is or will become on or after the date hereof, indebted.

          7. In reaching the conclusions set forth in this Solvency Certificate, the Company has considered, among other things:

               (a)  the cash and other current assets of the (1)[Company]
     (2)[Borrower] and its Subsidiaries after taking into account the transactions to occur on the Closing Date;

               (b) all contingent liabilities of the Company and the Company and its Consolidated Subsidiaries, including, without limitation, any claims arising out of, pending or, to the best knowledge of the undersigned, threatened litigation against the Company or any of its Consolidated Subsidiaries, and in so doing, the Company has computed the amount of each such contingent liability as the amount that, in light of all the facts and circumstances existing on the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (the "CONTINGENT LIABILITY");

               (c)  the Projected Financial Statements;

               (d) all obligations and liabilities of the Company and its Subsidiaries, whether matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, subordinated, absolute, fixed or contingent, including, among

     --------------------

     (1)  For Certificates of Thrifty PayLess, Inc.

     (2)  For certificates of all other Loan Parties.

     other things, claims arising out of, pending or, to the best knowledge of the undersigned, threatened litigation against such Persons;

               (e) historical and anticipated growth in the sales volume of the Company and its Subsidiaries and in the income stream generated by the Company and its Subsidiaries as reflected in, among other things, the cash flow statements delivered as part of the Projected Financial Statements;

               (f) the customary terms and trade payables of the Company and its Subsidiaries;

               (g) the amount of the credit extended by and to customers of the Company and its Subsidiaries;

               (h) the amortization requirements of the Credit Agreement and the anticipated interest payable on the Advances under the Credit Agreement; and

               (i) the level of capital customarily maintained by the Company and its Subsidiaries and other entities engaged in the same or similar business as the businesses of the Company and its Subsidiaries.

          Delivery of any executed counterpart of a signature page to this Solvency Certificate by telecopier shall be effective as delivery of a manually executed counterpart of this Solvency Certificate.

          IN WITNESS WHEREOF, the Company has executed this Solvency Certificate this 19th day of April, 1996.

                                                 [NAME OF LOAN PARTY]



                                                 By
                                                    ---------------------------
                                                    Title:

                                      EXHIBIT J

                          FORM OF CONFIDENTIALITY AGREEMENT



                                                          ---------------, ----




[Name and Address of
Proposed Assignee or Participant]

Attention:


                              CONFIDENTIALITY AGREEMENT


          In order to assist you in evaluating your becoming a [Lender party to] [participant in] the Credit Agreement dated as of April 18, 1996 (the "CREDIT AGREEMENT"; terms defined therein and not otherwise defined herein are used herein as therein defined), among Thrifty PayLess, Inc. (the "BORROWER"), the Lenders party thereto, Citicorp USA, Inc. ("CITICORP"), as Administrative Agent for such Lenders, and Bankers Trust Company ("BANKERS TRUST"), as Syndication Agent, the Borrower or the undersigned will provide you with certain non-public, confidential or proprietary information about the Borrower and its subsidiaries and/or their respective affiliates, including the Bank Memorandum dated March 1996 previously distributed to you and other materials furnished by the Borrower or the undersigned in connection with the proposed [assignment] [participation] (the "CONFIDENTIAL MATERIALS").

          The information contained in the Confidential Materials is being furnished on a confidential basis. The information contained therein has been provided by a number of sources, including the Borrower. While the information contained therein is believed to be reliable, no representation is made by any of Citicorp, Bankers Trust, Citicorp Securities, Inc. ("CITICORP SECURITIES"), BT Securities Corporation ("BT SECURITIES") or Leonard Green & Associates, L.P. ("LGA") as to the accuracy or completeness of such information. In addition, certain financial models are presented therein, which models were prepared by the Borrower. None of Citicorp, Citicorp Securities, Bankers Trust, BT Securities or LGA makes any representation as to the reasonableness of such assumptions or to any other financial information contained in the models. As a recipient of the Confidential Materials, you are urged to make your own evaluation of the financial models (including the assumptions on which they are based). By your receipt of this information, you agree that Citicorp, Citicorp

Securities, Bankers Trust, BT Securities and LGA and their respective agents and partners shall have no liability for any misstatement or omission of fact or for any opinion expressed therein.

          The Borrower has provided this information on a confidential basis and expects it to be used for the sole purpose of considering the purchase of an interest in one or more of the Facilities under the Credit Agreement. By your receipt of the Confidential Materials, you agree that the information contained therein will be kept confidential and shall not, without prior written consent of the Administrative Agent, the Syndication Agent and the Borrower, be disclosed by you in any manner whatsoever, in whole or in part, and shall not be used other than in connection with your evaluation of becoming a [Lender party to] [participant in] the Credit Agreement or as otherwise permitted herein. You understand that you shall be responsible for any breach of this confidentiality by your agents, employees and representatives. Moreover, you agree that you shall not disclose the information to any person without the consent of the Administrative Agent, the Syndication Agent and the Borrower, other than (a) to your affiliates and your and their officers, directors, employees, agents and advisors who need to know the information for the purpose of evaluating the referenced loan transaction and who are informed of the confidential nature of the information, and to actual or prospective Eligible Assignees and participants, and then only after such Eligible Assignees and participants shall have executed a Confidentiality Agreement in substantially the form of Exhibit J to the Credit Agreement, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking. Should you decline to purchase an interest in the referenced loan transaction, you agree to return all materials supplied by the Administrative Agent, the Syndication Agent or the Co-Arrangers as soon as possible and, in any event, upon request.

          You acknowledge that you are aware (and that your affiliates and your and their officers, directors, employees, agents and advisors who are apprised of this matter have been advised) that the U.S. Securities Laws prohibit any person or entity in possession of material non-public information about a company from purchasing or selling securities of such company.

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                             Very truly yours,

                                             [NAME OF LENDER]


                                             By:
                                                   Name:
                                                   Title:

Accepted and Agreed as of
the     day of           ,      :
    ---        ----------  -----

[NAME OF PROPOSED ASSIGNEE
OR PARTICIPANT]



By:
      Name:
      Title: